Exhibit 10(p)
EXECUTION COPY

Published CUSIP Number: 39762JAC8
CREDIT AGREEMENT
Dated as of February 19, 2009
among
GREIF, INC.
and
GREIF INTERNATIONAL HOLDING B.V.,
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC
and
J. P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Book Managers,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
and
KEYBANK NATIONAL ASSOCIATION
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

[***] = PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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SCHEDULES

1.01	(a)	Cash Restructuring Charges
1.01	(b)	Mandatory Cost Formulae
2.01		Commitments and Applicable Percentages
2.03		Existing Letters of Credit
5.03		Certain Authorizations
5.04		Governmental Approvals
5.05	(c)	Certain Liabilities
5.11		Financing Statements and Other Filings
5.13	(b)	Existing Liens
5.15		Subsidiaries
5.19		Environmental Matters
6.08		Insurance
7.02		Existing Indebtedness
7.04		Certain Dispositions
7.07		Certain Investments
7.08		Transactions with Affiliates
7.13		Certain Encumbrances
10.02		Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Company Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H-1	Opinion Matters — Counsel to Loan Parties
H-2	Opinion Matters — General Counsel of Company
H-3	Opinion Matters — Local Counsel to Loan Parties
I	Designated Borrower Request and Assumption Agreement
J	Designated Borrower Notice

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 19, 2009, among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) incorporated and existing under the laws of The Netherlands with statutory seat in Amstelveen, The Netherlands (“Greif International Holding”), and certain other Wholly-Owned Subsidiaries of the Company party hereto pursuant to Section 2.16 (each of Greif International Holding and each such other Wholly-Owned Subsidiary, a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, a Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
The Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means (a) the purchase by a Person of all or a significant part of a business or business unit conducted by another Person; or (b) the merger, consolidation or amalgamation of any Person with any other Person.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Alternative Currency” means Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.08.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Swing Line Sublimit” means $75,000,000. As of the Closing Date, Bank of America has agreed to make up to $42,000,000 in Swing Line Loans under the Alternative Currency Swing Line Sublimit, and ING has agreed to make up to $33,000,000 in Swing Line Loans under the Alternative Currency Swing Line Sublimit, with each such agreed amount subject to change upon the mutual agreement of the Company, the Administrative Agent and the Swing Line Lenders. The Alternative Currency Swing Line Sublimit is part of, and not in addition to, the Swing Line Sublimit.
“Ancillary Obligations” means, collectively, obligations arising under any of the Existing Guaranties, Secured Cash Management Agreements or Secured Hedge Agreements.
“Applicable Percentage” means:
(a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time;
(b) in respect of the U.S. Revolving Credit Facility, with respect to any U.S. Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the U.S. Revolving Credit Facility represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment at such time; and
(c) in respect of the Global Revolving Credit Facility, with respect to any Global Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Global Revolving Credit Facility represented by such Global Revolving Credit Lender’s Global Revolving Credit Commitment at such time.
If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.01, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, as the case may be, shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the U.S. Revolving Credit

Facility or the Global Revolving Credit Facility, as the case may be, most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

				Applicable Rate for
		Applicable Rate for Term		Revolving Loans and
		Loans		Letters of Credit
				LIBOR
				Loans/Letter
Pricing Level	Leverage Ratio	LIBOR Loans	Base Rate Loans	of Credit Fees	Base Rate Loans	Facility Fee
1	≥ 3.00:1	3.50%	2.50%	3.00%	2.00%	0.50%
2	< 3.00:1 but ≥ 2.25:1	3.25%	2.25%	2.75%	1.75%	0.50%
3	< 2.25:1 but ≥ 1.50:1	3.00%	2.00%	2.50%	1.50%	0.50%
4	< 1.50:1	2.75%	1.75%	2.30%	1.30%	0.45%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Term Lenders and the Required Revolving Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the Fiscal Quarter ending April 30, 2009 shall be Pricing Level 3.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.16.
“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a U.S. Revolving Credit Loan or a Global Revolving Credit Loan, respectively, at such time; (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the U.S. Revolving Credit Lenders; and (c) with respect to the Swing Line Sublimit (including the Dollar Swing Line Sublimit and the Alternative Currency Swing Line Sublimit), (i) the Swing Line Lenders and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the U.S. Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, BAS and JPMSI, in their respective capacities as joint lead arrangers and joint book managers.
“Asian Guaranty” means the Continuing Guaranty, dated as of October 16, 2008, made by the Company, on behalf of Greif (Shanghai) Packaging Co. Ltd., Greif (Taicang) Packaging Co. Ltd., Greif (Ningbo) Packaging Co. Ltd., Greif (Huizhou) Packaging Co. Ltd., Greif (Tianjin) Packaging Co. Ltd and Greif (Shanghai) Commercial Co. Ltd., in favor of Bank of America.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of an interest in shares of Equity Interests of a Subsidiary of the Company (other than directors’ qualifying shares) and similar arrangements required by Law, property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Subsidiaries; provided that a Recovery Event shall not be considered an Asset Disposition.
“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Debt” means as of the date of determination thereof, without duplication, (a) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease; (b) Receivables Facility Attributable Debt; provided that, for purposes of the definition of “Leverage Ratio”, Receivables Facility Attributable Debt in an amount not to exceed $225,000,000 in the aggregate for all such Receivables Facility Attributable Debt shall not be considered “Attributable Debt” to the extent the Permitted Accounts Receivable Securitization giving rise to such Receivables Facility

Attributable Debt constitutes a “true sale” under GAAP; and (c) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended October 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Company and its Subsidiaries, including the notes thereto.
“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.01.
“Bank of America” means Bank of America, N.A. and its successors.
“BAS” means Banc of America Securities LLC.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of 0.50% plus the Federal Funds Rate for such day; and (c) except during a Eurodollar Unavailability Period, the sum of 1.00% plus the 1-month Eurodollar Rate.
“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Beneficial Owner” shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Term Borrowing, a U.S. Revolving Credit Borrowing, a Global Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
(a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;
(c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.03.
“CAM Exchange Date” means the date on which any Event of Default referred to in Section 8.01(e) shall occur or the date on which the Company receives written notice from the Administrative Agent that any Event of Default referred to in Section 8.01(f) has occurred.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.
“Capital Expenditures” means, without duplication, with respect to any Person, any amounts expended, during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise, and shall include Capitalized Leases but shall exclude any Capital Expenditures arising as a part of a Permitted Acquisition or any purchase of timberland by Soterra LLC, or expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed from the proceeds of a Recovery Event.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP.
“Cash” means money, currency or the available credit balance in a Deposit Account.
“Cash Collateralize” has the meaning specified in Section 2.03(g).
“Cash Equivalents” means (a) any security, maturing not more than one year after the date of acquisition, issued by the United States or an instrumentality or agency thereof and guaranteed in full as to principal, premium, if any, and interest by the United States; (b) any certificate of deposit, time deposit or bankers’ acceptance (or, with respect to non-U.S. banking institutions, similar instruments), maturing not more than one year after the day of acquisition, issued by any commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States, in each case, having combined capital and surplus and undivided profits of not less than $500,000,000 (or the foreign currency equivalent thereof), whose short-term debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (c) commercial paper maturing not more than one year after the date of acquisition issued by a corporation (other than an Affiliate or Subsidiary of the Company or any Borrower) with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (d) any money market deposit accounts issued or offered by a commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial institution organized and located in a country recognized by the United States, in each case, having combined capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof); and (e) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management not exceeding a Dollar Equivalent amount of $25,000,000 in aggregate principal amount outstanding at any time.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means (a) Deutsche Bank and its Affiliates and (b) any Person that (i) has entered into a Cash Management Agreement with any Loan Party prior to the Closing Date, if (A) such Person is a Lender or an Affiliate of a Lender as of the Closing Date and (B) the obligations under such Cash Management Agreement were secured pursuant to the Existing Credit Agreement; and (ii) enters into a Cash Management Agreement with any Loan Party on or after the Closing Date, if such Person is a Lender or an Affiliate of a Lender at the time it enters into such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation as defined in Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means the occurrence at any time of any of the following events:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Investors) is or becomes (as a result of the acquisition or issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of more than 35% of the voting power with respect to the election of directors of all then outstanding voting Equity Interests of the Company (other than as a result of a public primary registered equity offering by the Company of new shares issued by the Company in such offering), whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Investors or otherwise (for purposes of this clause (a), the Permitted Investors will be deemed to beneficially own any voting Equity Interests of a specified corporation held by a parent corporation so long as the Permitted Investors beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting Equity Interests of such parent corporation);
(b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or
(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its Subsidiaries (other than Soterra LLC), considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary or one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Investors; provided that the Company is the surviving entity) or any other Person (other than one or more Permitted Investors or a Person of which one or more of the Permitted Investors own more than 50% of the voting power; and provided, further, that the Company is the surviving entity) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding voting Equity Interests of the Company are reclassified into or exchanged for cash, securities or other property, other than any such transaction where:
(i) the outstanding voting Equity Interests of the Company are reclassified into or exchanged for other voting Equity Interests of the Company or for voting Equity Interests of the surviving corporation, and
(ii) the holders of the voting Equity Interests of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting Equity Interests of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the U.S. Security Agreement and any supplements thereto, the Foreign Security Agreement and any supplements thereto, and any other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment, a U.S. Revolving Credit Commitment or a Global Revolving Credit Commitment, as the context may require.
“Committed Loan Notice” means a notice of a (a) Term Borrowing, (b) U.S. Revolving Credit Borrowing, (c) Global Revolving Credit Borrowing, (d) conversion of Loans from one Type to the other, or (e) continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Common Stock” means the Class A Common Stock and Class B Common Stock of the Company, in each case without par value.
“Company” has the meaning specified in the introductory paragraph hereto.
“Company Guaranty” means the Company Guaranty, made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-1.
“Company Owned Life Insurance Program” means a life insurance program in which the Company is a participant, pursuant to which the Company is the owner of whole life policies insuring the lives of certain of its employees.

“Compliance Certificate” has the meaning specified in Section 6.02(a).
“Consolidated Debt” means, at any time, (a) all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (b) the aggregate outstanding amount, without duplication, of Attributable Debt of the Company and its Subsidiaries determined on a consolidated basis.
“Consolidated EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

	(a)	Consolidated Net Income;

plus	(b)	Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income;

plus	(c)	charges against income for foreign, Federal, state and local taxes and capital taxes in each case based on income, to the extent deducted in computing Consolidated Net Income;

plus	(d)	depreciation and depletion expense, to the extent deducted in computing Consolidated Net Income;

plus	(e)	amortization expense, including, without limitation, amortization of good will and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Loan Documents, and other fees, costs and expenses in connection with Permitted Acquisitions, in each case, to the extent deducted in computing Consolidated Net Income;

minus	(f)	the gain (or plus the loss) resulting from the sale of any assets other than in the ordinary course of business to the extent added (deducted) in computing Consolidated Net Income;

minus	(g)	any amount of gains from the sale of Timber Lands in excess of the Dollar Equivalent of $40,000,000 for any such period;

minus	(h)	extraordinary or non-cash nonrecurring gains (or plus extraordinary or non-cash nonrecurring losses) to the extent added (deducted) in computing Consolidated Net Income;

minus	(i)	any gain resulting from any write-up of assets (other than with respect to any Company Owned Life Insurance Program) to the extent added (deducted) in computing Consolidated Net Income;

plus	(j)	any non-cash charge resulting from any write-down of assets to the extent deducted in computing Consolidated Net Income and any deferred financing costs for such period written off, or premiums paid, in connection with the early extinguishment of Indebtedness;

plus	(k)	any non-cash restructuring charge to the extent deducted in computing Consolidated Net Income; and

plus	(l)	cash restructuring charges incurred during Fiscal Year 2008 or Fiscal Year 2009, not to exceed the amounts for such periods as set forth on Schedule 1.01(a);
in each case calculated for the applicable period in conformity with GAAP; provided that Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated EBITDA during any prior periods.
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all cash Capital Expenditures, excluding any Capital Expenditures financed entirely (A) by capital contributions to the Company by its shareholders or from any proceeds from the issuance or sale of Equity Interests of the Company or any Subsidiaries, (B) through the incurrence of Indebtedness by the Company or any Subsidiary (other than the Loans) or (C) from the proceeds of any Asset Sale or Recovery Event less (iii) the aggregate amount of Federal, state, local and foreign income taxes actually paid in cash (other than taxes related to Asset Sales not in the ordinary course of business), to (b) the sum of (i) Consolidated Interest Expense to the extent paid or payable in cash during such period and (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, in each case, of or by the Company and its Subsidiaries for the most recently completed Test Period.
“Consolidated Interest Expense” means, for any period, without duplication, the sum of the total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding any amortization of deferred financing costs, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP, plus the interest component of any lease payment under Attributable Debt transactions paid by the Company and its Subsidiaries on a consolidated basis, plus expenses and any discount and/or interest component in respect of a sale of Receivables by the Company and its Subsidiaries permitted under this Agreement regardless of whether such expenses, discount or interest would constitute interest under GAAP, plus amortization in connection with Swap Contracts, plus interest expense on deferred compensation or customer deposits.
“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis; provided that there shall be excluded (a) the income or loss of any unconsolidated Subsidiary and any Person in which any other Person (other than the Company or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimis number of shares in order to comply with other similar requirements) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Wholly-Owned Subsidiaries by such Person during such period; (b) unrealized gains or losses in respect of Swap Contracts; and (c) the cumulative effect of a change in accounting principles.
“Consolidated Tangible Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP, but excluding therefrom all items that are treated as goodwill and other intangible assets under GAAP.
“Contaminant” means any material with respect to which any Environmental Law imposes a duty, obligation or standard of conduct, including without limitation any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)), or any state, local or other equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), waste, or breakdown or decomposition product thereof, mold, bacteria or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.
“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. A Person shall be deemed to Control a corporation if such Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such corporation. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company; (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above; or (d) any other Person which is required to be aggregated with the Company or any of its Subsidiaries pursuant to regulations promulgated under Section 414(o) of the Code.
“Controlled Subsidiary” of any Person means a Subsidiary of such Person (a) ninety percent (90%) or more of the Equity Interests of which (other than directors’ qualifying shares)

shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and (b) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.
“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.
“Customary Permitted Liens” means, for any Person:
(a) Liens for taxes, fees, assessments or other governmental charges not yet delinquent, or can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings diligently pursued; provided that adequate provision for the payment of all such taxes, assessments or governmental charges known to such Person has been made on the books of such Person to the extent required by GAAP;
(b) mechanics’, suppliers’, processor’s, materialmen’s, carriers’, warehousemen’s, workmen’s, landlord’s, repairmen’s and similar Liens arising by operation of law and arising or created in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings diligently pursued which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
(c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits which are not delinquent or are being contested in good faith by appropriate proceedings diligently pursued; provided that adequate provision for the payment of such Liens known to such Person has been made on the books of such Person to the extent required by GAAP;
(d) (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under Operating Leases, (ii) Liens securing surety, indemnity, performance, appeal, customs and release bonds and (iii) other non-delinquent obligations of a like nature; provided that all such Liens individually or in the aggregate do not impair in any material respect the use of the property of the Company and its Subsidiaries or the operation of the business of the Company and its Subsidiaries taken as a whole;
(e) Permitted Real Property Encumbrances;
(f) consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;
(g) attachment, judgment, writs or warrants of attachment or other similar Liens arising in connection with court or arbitration proceedings; provided that the enforcement of such Liens are stayed, payment is covered in full by insurance or which do not constitute an Event of Default under Section 8.01(i);
(h) licenses of patents, trademarks, or other intellectual property rights granted in the ordinary course of business;
(i) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by Section 7.04 or 7.10;
(j) Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of the Borrowers and any of their Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits.
(k) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries and any interest or title of a lessor, licensor or subleasor under any lease or license permitted by this Agreement or the Collateral Documents;
(l) contract easements and other contract rights on Timber Assets in connection with an arrangement under which the Company or any of its Subsidiaries permits, in the ordinary course of business, a Person to cut or pay for timber, however determined;
(m) Liens to secure Indebtedness of joint ventures in which the Company or a Subsidiary has an interest, to the extent that such Liens are on property or assets of, or Equity Interests in, such joint ventures;
(n) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing funded Indebtedness of the Company or any of its Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges as they relate to such funds or evidences of Indebtedness entered into in connection with such defeasances; and
(o) customary rights of set off, banker’s lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Borrower maintains deposit, disbursement or concentration accounts in the ordinary course of business that is not prohibited by this Agreement.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Notice” has the meaning specified in Section 2.16.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16.
“Designated Borrower Sublimit” means an amount equal to the lesser of the Revolving Credit Facility and $200,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans and (b) accrued and unpaid fees under the Loan Documents.
“Designated Participant” means any of (a) Dubai International Capital LLC and its Affiliates, including without limitation Mauser Group; (b) Schutz Containers and its Affiliates; and (c) any other Person designated by the Company from time to time, while no Event of Default exists, as a competitor of the Company or any of its Subsidiaries, so long as the Company provides written certification to that effect signed by a Responsible Officer and provides evidence reasonably satisfactory to the Administrative Agent that such Person is a competitor.
“Dividend” has the meaning specified in Section 7.05.

“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollar Swing Line Sublimit” means $50,000,000. As of the Closing Date, Bank of America has agreed to make up to $30,000,000 in Swing Line Loans under the Dollar Swing Line Sublimit, and U.S. Bank has agreed to make up to $20,000,000 in Swing Line Loans under the Dollar Swing Line Sublimit, with each such agreed amount subject to change upon the mutual agreement of the Company, the Administrative Agent and the Swing Line Lenders. The Dollar Swing Line Sublimit is part of, and not in addition to, the Swing Line Sublimit.
“Domestic Receivables Securitization” means any securitization transaction or series of securitization transactions that may be entered into by the Company or any of its Domestic Subsidiaries whereby the Company or any of its Domestic Subsidiaries sells, conveys or otherwise transfers any Receivables Facility Assets of the Company and its Domestic Subsidiaries to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the United States; provided that any such transaction entered into by the Company and/or any of its Domestic Subsidiaries after the Closing Date shall be consummated on terms reasonably acceptable to the Administrative Agent, and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Dual Investment Grade Status” exists at any time when the Company’s corporate credit rating is BBB- or better from S&P and its issuer credit rating is Baa3 or better from Moody’s; provided that if either S&P or Moody’s shall change its system of classifications after the date of this Agreement, Dual Investment Grade Status shall exist at any time when the Company’s corporate or issuer credit rating is at or above the new rating which most closely corresponds to the above specified levels under the previous rating system.
“Earnout Obligations” means those payment obligations of the Company and its Subsidiaries to former owners of businesses which were acquired by the Company or one of its Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such obligations are required to be set forth with respect to such payment obligations on a balance sheet prepared in accordance with GAAP applied in a manner consistent with past practices.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vi) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order, or other lawful order by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), property damage, contribution, cost recovery, or any other common law claims, indemnity, indirect or consequential damages, damage to the environment, nuisance, cost recovery, or any other common law claims, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Contaminant in, into or onto the environment at, in, by, from or related to any Premises or (b) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with any Borrower’s operations or any Premises.
“Environmental Laws” means any and all applicable foreign, Federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives, or Environmental Permits relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and hereafter amended: the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq., and any related regulations, as well as all state, local or other equivalents.
“Environmental Permit” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws and necessary or reasonably required for the current and anticipated future operation of the business of the Company or any Subsidiary.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code or is a member of a “controlled group”, as defined in Section 414(b) of the Code which includes such Person. Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of the Company or any Subsidiary.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage
Where,
“Eurodollar Base Rate” means
(a) For any Interest Period with respect to a Eurodollar Rate Loan, the sum of (i) the rate per annum equal to (A) the British Bankers’ Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (B) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period plus (ii) the Market Disruption Spread, if any, as of the time of determination.
(b) For any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a London Business Day, the next preceding London Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate in accordance with clause (a) of the definition of “Eurodollar Base Rate”. Eurodollar Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurodollar Rate Loans.
“Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Company in accordance with Section 3.03(a) shall remain in force and effect.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et m., and as hereafter amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by the recipient’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such recipient’s having executed, delivered or performed its obligations or received payment under or enforcement of any Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States or The Netherlands withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).
“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 2, 2005 among the Company, certain Subsidiaries of the Company, Deutsche Bank AG, New York Branch, as agent, and a syndicate of lenders, as amended by (a) a First Amendment to Credit Agreement, dated as of October 16, 2006, (b) a Second Amendment to Credit Agreement, dated as of October 31, 2006, (c) a Third Amendment to Credit Agreement, dated as of January 19, 2007, and (d) a Fourth Amendment to Credit Agreement, dated as of April 27, 2008, and as further amended, supplemented or modified prior to the date hereof.
“Existing Guaranties” means, collectively, guaranties with respect to the Indebtedness set forth on Schedule 7.02 that is designated as being subject to a guaranty from a Loan Party to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date.
“Existing Guaranty Bank” means any Person that has received an Existing Guaranty.
“Existing Issuers” means, collectively, the issuers of the Existing Letters of Credit.
“Existing Letters of Credit” means each of the letters of credit listed on Schedule 2.03.
“Existing Swing Line Loans” means the swing line loans outstanding as of the Closing Date made by U.S. Bank to the Borrowers pursuant to the Existing Credit Agreement.
“Facility” means the Term Facility, the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, as the context may require.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, (a) the letter agreement, dated January 6, 2009, among the Company, the Administrative Agent and BAS; and (b) the letter agreement, dated January 15, 2009, among the Company, JPMorgan Chase Bank, N.A. and JPMSI.
“Fiscal Quarter” has the meaning specified in Section 6.12.
“Fiscal Year” has the meaning specified in Section 6.12.
“Foreign Borrower” means any Borrower that is a Foreign Subsidiary.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States of America by Company or one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.
“Foreign Receivables Securitization” means any securitization transaction or series of securitization transactions that may be entered into by any Foreign Subsidiary of the Company whereby such Foreign Subsidiary of the Company sells, conveys or otherwise transfers any Receivables Facility Assets of such Foreign Subsidiary to a Receivables Subsidiary or to any unaffiliated Person, on terms customary for securitizations of Receivables Facility Assets in the jurisdiction of organization of such Foreign Subsidiary; provided that any such transaction entered into by Foreign Subsidiaries after the Closing Date shall be consummated on terms reasonably acceptable to the Administrative Agent, and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof.
“Foreign Security Agreement” means a Foreign Security Agreement among the Foreign Subsidiaries party thereto and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which Equity Interests only are pledged.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Foreign Subsidiary Guarantors” means, collectively, Greif International Holding, any other Designated Borrower that is a Foreign Subsidiary, and any other Foreign Subsidiary that is a direct or indirect parent of any Designated Borrower that is a Foreign Subsidiary, in each case subject to Section 6.11.
“Foreign Subsidiary Guaranty” means a Foreign Subsidiary Guaranty made by the Foreign Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.
“Foreign Tax Restructuring” means a series of transactions by which the Company’s indirect ownership of its current first-tier and second-tier Foreign Subsidiaries is restructured. It is currently anticipated that the following series of transactions will take place, with such changes that are not material or that are not objected to by the Administrative Agent: U.S. Holdco will form a new Delaware limited liability company (“New LLC”) and will own 100% of the Equity Interests therein. U.S. Holdco, as the 99% limited partner, and the New LLC, as the

1% general partner, will form a new limited partnership under the laws of The Netherlands (“New CV”), which will file a Form 8832 to elect corporate status (from inception) for U.S. tax purposes. The New CV will, in turn, form a new Netherlands BV (“New BV”). GUSH will contribute 100% of the Equity Interests in Greif Spain Holdings, SL (“GSH”) into the New CV. The New CV will sell GSH to the New BV in exchange for consideration, and GSH will sell the Equity Interests in Greif International Holding to the New BV for consideration or otherwise distribute the Equity Interests in Greif International Holding to New BV. It is currently anticipated that GSH will be liquidated in connection with the Foreign Tax Restructuring.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Global Revolving Credit Borrowing” means a borrowing consisting of simultaneous Global Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Global Revolving Credit Lenders pursuant to Section 2.01(b)(ii).
“Global Revolving Credit Commitment” means, as to each Lender, its obligation to make Global Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b)(ii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Global Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Global Revolving Credit Facility” means, at any time, the aggregate amount of the Global Revolving Credit Lenders’ Global Revolving Credit Commitments at such time. As of the Closing Date, the Global Revolving Credit Facility is $250,000,000.
“Global Revolving Credit Lender” means, at any time, any Lender that has a Global Revolving Credit Commitment at such time.
“Global Revolving Credit Loan” has the meaning specified in Section 2.01(b)(ii).
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Greif International Holding” has the meaning specified in the preamble hereto.
“GSH” has the meaning specified in the definition of “Foreign Tax Restructuring”.
“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Indebtedness or Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
“Guaranties” means, collectively, the Company Guaranty, the U.S. Subsidiary Guaranty and the Foreign Subsidiary Guaranty (each individually, a “Guaranty”).
“Guarantors” means, collectively, the Company, the Domestic Subsidiary Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.11.
“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.
“Hedge Bank” means any Person that (a) has entered into a Swap Contract with any Loan Party prior to the Closing Date, if (i) such Person is a Lender or an Affiliate of a Lender as of the

Closing Date and (ii) the obligations under such Swap Contract were secured pursuant to the Existing Credit Agreement; and (b) enters into a Swap Contract with any Loan Party on or after the Closing Date, if such Person is a Lender or an Affiliate of a Lender at the time it enters into such Swap Contract.
“Impacted Lender” means (a) a Defaulting Lender or (b) a Lender as to which (i) an L/C Issuer or a Swing Line Lender has a good faith belief that such Lender (A) has defaulted in fulfilling its funding obligations under one or more other syndicated credit facilities and (B) is not disputing in good faith that it is in default or (ii) an entity that controls such Lender has been deemed insolvent or become the subject to a bankruptcy or other similar proceeding.
“Indebtedness” means, as applied to any Person (without duplication):
(a) all indebtedness of such Person for borrowed money;
(b) the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business);
(c) all Capitalized Lease Obligations;
(d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;
(e) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (b) above);
(f) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;
(g) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;
(h) the net obligations of such Person under Swap Contracts (valued as set forth in the last paragraph of this definition);
(i) Earnout Obligations;
(j) Attributable Debt of such Person; and

(k) all Guarantee Obligations of such Person with respect to outstanding primary obligations that constitute Indebtedness of the types specified in clauses (a) through (j) above of Persons other than such Person.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless in any case such Indebtedness is expressly made non-recourse to such Person, whether in such Person’s Organizational Documents, in the documents relating to such Indebtedness, by operation of law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“ING” means ING Bank N.V.
“Insurance Subsidiary” means Greif Insurance Company Limited, a Bermuda company and Wholly-Owned Subsidiary of the Company.
“Insurance Subsidiary Holdco” means Greif Nevada Holdings, Inc., a Nevada corporation.
“Intercompany Indebtedness” means Indebtedness of Company or any of its Subsidiaries which is owing to Company or any of its Subsidiaries.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice or such other period that is twelve months or less requested by the Company and consented to by all the Appropriate Lenders; provided that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Inventory” means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired (including Timber (but not Timber Lands) by Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in Company’s or any of its Subsidiaries’ business.
“Investment” means, as applied to any Person, (a) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person (b) any direct or indirect loan or advance to any other Person (other than prepaid expenses or Receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business or (c) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than the Company or another Subsidiary of the Company) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.
“IP Rights” has the meaning specified in Section 5.21.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“JPMSI” means J. P. Morgan Securities Inc.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each U.S. Revolving Credit Lender, such U.S. Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a U.S. Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and, solely with respect to the Existing Letters of Credit, the Existing Issuers; provided that additional Lenders may be designated as an “L/C Issuer” and issue Letters of Credit hereunder upon the approval of each of (a) the Administrative Agent and (b) the Company.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Term Lender, each U.S. Revolving Credit Lender, each Global Revolving Credit Lender and each Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices (including any branch) of such Lender (or any Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(i).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the U.S. Revolving Credit Facility. The Letter of Credit Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.
“Leverage Ratio” means, for any period, the ratio of Consolidated Debt as of the last day of such period to Consolidated EBITDA for such period.
“Lien” means (a) any judgment lien or execution, attachment, levy, distraint or similar legal process; and (b) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien (statutory or otherwise), charge or deposit arrangement (other than a deposit to a Deposit Account not intended as security) of any kind or other arrangement of similar effect (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, or any sale of receivables with recourse against the seller or any Affiliate of the seller).
“Liquidity Facility Loan Agreement” means the Agreement, dated as of January 16, 2009, between the Company and Bank of America.
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a U.S. Revolving Credit Loan, a Global Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Fee Letters and (f) each Issuer Document.
“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.
“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(b).
“Market Disruption Spread” means zero unless a notice delivered pursuant to Section 3.03(b) is in effect, in which case such spread shall be a rate per annum equal to 1.00%.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan

Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Subsidiary” means any Subsidiary of the Company (a) the Consolidated Tangible Assets of which were more than 5% of the Company’s Consolidated Tangible Assets as of the end of the most recently completed Fiscal Year of the Company for which audited financial statements are available or (b) the consolidated revenues of which were more than 5% of the Company’s consolidated total revenues for such period.
“Maturity Date” means (a) with respect to the Revolving Credit Facility, February 19, 2012, and (b) with respect to the Term Facility, February 19, 2012; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any Subsidiary of the Company or any ERISA Affiliate contributes or has an obligation to contribute.
“Net Offering Proceeds” means the proceeds received from (a) the issuance of any Equity Interests (or capital contribution with respect to Equity Interests) or (b) the incurrence of any Indebtedness, in each case net of the liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and reasonable legal, advisory and other fees and expenses, including, without limitation, title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.
“Net Sale Proceeds” means, with respect to any Asset Disposition the aggregate cash payments received by Company or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus the direct costs and expenses incurred in connection therewith (including in the case of any Asset Disposition, the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness (other than hereunder) required to be repaid as a result of such Asset Disposition); and any provision for taxes in respect thereof made in accordance with GAAP. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by the Company or any Subsidiary of the Company.
“New BV” has the meaning specified in the definition of “Foreign Tax Restructuring”.
“New CV” has the meaning specified in the definition of “Foreign Tax Restructuring”.
“New LLC” has the meaning specified in the definition of “Foreign Tax Restructuring”.
“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement, Secured Hedge Agreement or Existing Guaranty, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.
“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (a) with respect to Term Loans, U.S. Revolving Credit Loans, Global Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, U.S. Revolving Credit Loans, Global Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.
“Permitted Accounts Receivable Securitization” means (a) any Domestic Receivables Securitization and (b) any Foreign Receivables Securitization, in each case, together with any amendments, restatements or other modifications or refinancings permitted by this Agreement.
“Permitted Acquired IRB Debt” means Indebtedness consisting of industrial revenue bonds of a Subsidiary of the Company issued and outstanding prior to the date on which such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary.
“Permitted Acquisition” means any Acquisition by the Company or any of its Subsidiaries if all of the following conditions are met on the date such Acquisition is consummated:
(a) no Default or Event of Default has occurred and is continuing or would result therefrom;
(b) such acquisition has not been preceded by an unsolicited tender offer for such Person by the Company or any of its Affiliates;
(c) all transactions related thereto are consummated in compliance, in all material respects, with applicable Law;
(d) in the case of any acquisition of any Equity Interest in any Person, after giving effect to such acquisition such Person becomes a Wholly-Owned Subsidiary of the Company (or with respect to any such Person that does not become a Wholly-Owned Subsidiary of the Company, such Person becomes a Subsidiary of the Company, and, to the extent required by Section 6.11, (i) guarantees the Obligations hereunder and (ii) grants the security interest contemplated by such Section 6.11);
(e) all actions, if any, required to be taken under Section 6.11 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 6.11; and
(f) after giving effect thereto on a Pro Forma Basis for the period of four (4) Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 6.01, no Default or Event of Default would exist hereunder and on or before the date of such acquisition, the Company delivers to the Administrative Agent and Lenders a certificate signed on behalf of Company by the Chief Financial Officer or Treasurer of the Company attaching financial statements of the business or Person to be acquired, including income statements or statements of cash flows and, if available, balance sheet statements for at least the fiscal year or the four fiscal quarters then most recently ended, together with pro forma financial statements supporting the calculations required by this clause (f) certified on behalf of Company by the Chief Financial Officer or Treasurer of the Company to his or her knowledge.
“Permitted Additional Indebtedness” means Indebtedness of the Company; provided that (a) the covenants, defaults and similar provisions applicable to such Indebtedness are no more restrictive in any material respect than the provisions contained in this Agreement and do not conflict in any material respect with this Agreement and are, taken as a whole, otherwise on market terms and conditions; and (b) after giving effect to the incurrence of such Indebtedness on a pro forma basis for the period of four (4) Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) pursuant to Section 6.01, no Default or Event of Default would exist hereunder and any refinancings of such Indebtedness that satisfies the foregoing.
“Permitted Covenant” means (a) any periodic reporting covenant; (b) any covenant restricting payments by the Company with respect to any securities of the Company which are junior to the Permitted Preferred Stock; (c) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate; (d) any covenant providing board observance rights with respect to the Company’s board of directors; and (e) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).
“Permitted Debt Documents” means, collectively, the Senior Note Documents; any documents evidencing, guaranteeing or otherwise governing any Permitted Accounts Receivable Securitization; and any other documents evidencing, guaranteeing or otherwise governing Permitted Additional Indebtedness or Permitted Refinancing Indebtedness of any of the foregoing.
“Permitted Guarantee Obligations” means (a) Guarantee Obligations of the Company or any of its Subsidiaries of obligations of any Person under leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by Company or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business); (b) Guarantee Obligations arising under the Loan Documents; (c) Guarantee Obligations arising under the Existing Guaranties; (d) Guarantee Obligations of Greif International Holding or any other Dutch entity that may become a party to this Agreement of any obligations of any of its Affiliates for Taxes pursuant to Greif International Holding or such Dutch entity being or having been part of a fiscal unity (fiscale eenheid) for value-added tax, corporate tax or other purposes with such Affiliate; (e) Guarantee Obligations of Greif International Holding or any other Dutch entity that may become a party to this Agreement by virtue of declarations made under Section 403 of Book 2 of the Dutch Civil Code (Burgerlyk Wetboek); (f) Guarantee Obligations of any Loan Party with respect to Indebtedness permitted under Section 7.02 (other than clauses (b), (f), (g) and (j) of such Section) of any other Loan Party; provided that, to the extent that such Indebtedness is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Obligations on terms reasonably acceptable to Administrative Agent; (g) Guarantee Obligations

of any Subsidiary that is not a Loan Party with respect to Indebtedness permitted under Section 7.02 (other than clauses (b), (f), (g) and (j) of such Section) of any other Subsidiary that is not a Loan Party (other than a Receivables Subsidiary, or Subsidiary involved in a Permitted Accounts Receivable Securitization, Insurance Subsidiary or Timber SPV); (h) Guarantee Obligations with respect to surety, appeal and performance bonds obtained by Company or any of its Subsidiaries in the ordinary course of business; (i) any guarantee for the performance of Contractual Obligations (other than obligations to pay money) of other Persons that are not Affiliates or Subsidiaries so long as such guarantee arises in connection with a project in which the Company or any Subsidiary is otherwise involved in the ordinary course of business, not to exceed in the aggregate for all Permitted Guarantee Obligations pursuant to this clause (i), the Dollar Equivalent of $25,000,000; and (j) additional Guarantee Obligations which (other than Guarantee Obligations of Indebtedness permitted under Section 7.0.2(b)) do not exceed the Dollar Equivalent of $25,000,000 in the aggregate at any time.
“Permitted Investors” means (a) All Life Foundation, Michael H. Dempsey, Michael H. Dempsey Living Trust, Naomi C. Dempsey Charitable Lead Annuity Trust, Naomi C. Dempsey Trust, Henry Coyle Dempsey Trust, Patricia M. Dempsey, Patricia M. Dempsey Living Trust, Judith D. Hook, Judith D. Hook Living Trust, Mary T. McAlpin, Mary T. McAlpin Living Trust, Mary T. McAlpin Charitable Remainder Annuity Trust, John McNamara, Virginia D. Ragan and Virginia D. Ragan Living Trust; (b) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any person in clause (a) and any adopted children and blood relative thereof; (c) the executors and administrators of the estate of any such person, and any court appointed guardian of any person in clause (a) or (b); (d) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clause (a) or (b) or any other Persons (including for charitable purposes), so long as one or more members of the group consisting of the Permitted Investors have the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity; and (e) any employee or retiree benefit plan sponsored by the Company.
“Permitted Lien” has the meaning specified in Section 7.01.
“Permitted Preferred Stock” means any preferred stock of the Company (or any equity security of the Company that is convertible or exchangeable into any preferred stock of the Company), so long as the terms of any such preferred stock or equity security of the Company (a) do not provide any collateral security; (b) do not provide any guarantee or other support by any Borrower or any Subsidiaries of any Borrower; (c) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the fourth anniversary of the Closing Date; (d) do not require the cash payment of dividends or interest; (e) do not contain any covenants other than any Permitted Covenant; (f) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law, (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving the Company and (iii) other voting rights to the extent not greater than or superior to those allocated to the Company’s Common Stock on a per share basis; and (g) are otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Real Property Encumbrances” means (a) as to any particular real property at any time, such easements, encroachments, covenants, servitudes, rights of way, subdivisions, parcelizations, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which individually or in the aggregate do not materially interfere with the ordinary conduct of the business of the Company or Subsidiary in question or materially impair the use of such real property for the purpose for which it is held by the owner thereof; (b) municipal and zoning ordinances and other land use and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises; (c) general real estate taxes and assessments not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings diligently pursued; provided that adequate provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP; and (d) such other items to which the Administrative Agent may consent.
“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing or extension of any Indebtedness by the Person that originally incurred such Indebtedness (or any successive replacement, renewal, refinancing or extension); provided that:
(a) the principal amount of such Indebtedness (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid fees and expenses incurred in connection with such replacement, renewal, refinancing or extension;
(b) the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being refinanced;
(c) such Indebtedness is not secured by any assets other than those securing such Indebtedness being so refinanced and is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being so refinanced; and
(d) the covenants, defaults and similar provisions applicable to such Indebtedness, taken as a whole, are no more restrictive in any material respect than the provisions contained in the original documentation for such Indebtedness or in this Agreement and do not conflict in any material respect with the provisions of this Agreement and is otherwise on market terms and conditions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Pledged Equity” has the meaning specified in Section 4.1.2 of the Security Agreement.

“Premises” means, at any time any real estate then owned, leased or operated by the Company or any of its Subsidiaries.
“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Basis” means (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of Permitted Acquisitions and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as the Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with the assets or entity acquired in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.
“Pro Forma Cost Savings” means with respect to any Permitted Acquisition, if requested by the Company pursuant to the succeeding sentence, the amount of factually supportable and identifiable pro forma cost savings directly attributable to operational efficiencies expected to be created by the Company with respect to such Permitted Acquisition which efficiencies can be reasonably computed (based on the four (4) fiscal quarters immediately preceding the date of such proposed acquisition) and are approved by Administrative Agent in its sole discretion acting in good faith. If Company desires to have, with respect to any Permitted Acquisition, the amount of pro forma cost savings directly attributable to the aforementioned operational efficiencies treated as part of the term Pro Forma Cost Savings, then the Company shall so notify Administrative Agent and provide written detail with respect thereto not less than five (5) Business Days prior to the proposed date of consummation of such Permitted Acquisition.
“Projections” has the meaning specified in Section 5.05(e).
“Public Lender” has the meaning specified in Section 6.02.
“RBS” means the Royal Bank of Scotland Group.
“RBS Guaranty” means the Guaranty, dated as of October 27, 2008, made by the Company in favor of ABN AMRO Bank, Belgian Branch (as predecessor in interest to RBS).
“Receivable(s)” means and includes all of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.
“Receivables Documents” shall mean all documentation relating to any Permitted Accounts Receivable Securitization.
“Receivables Facility Assets” shall mean all Receivables (whether now existing or arising in the future) of the Company or any of its Subsidiaries which are transferred pursuant to a Permitted Accounts Receivable Securitization, and any assets related thereto, including without limitation (a) all collateral given by the respective account debtor or on its behalf (but not by the Company or any of its Subsidiaries) securing such Receivables, (b) all contracts and all guarantees (but not by the Company or any of its Subsidiaries) or other obligations directly related to such Receivables, (c) other related assets including those set forth in the Receivables Documents, and (d) proceeds of all of the foregoing.
“Receivables Facility Attributable Debt” means at any date of determination thereof in connection with any Receivables Documents, the aggregate net outstanding amount theretofore paid to the applicable seller of Receivables in respect of the Receivables and related assets sold or transferred by it to an unaffiliated Person or Receivables Subsidiary in connection with such documents (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under any Receivables Documents if the same were structured as a secured lending agreement rather than a purchase agreement).
“Receivables Subsidiary” means a special purpose, bankruptcy remote Wholly-Owned Subsidiary of the Company which has been or may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Permitted Accounts Receivable Securitization.
“Recovery Event” means the receipt by the Company (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (a) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Company or any of its Subsidiaries, (b) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of the Company or any of its Subsidiaries or (c) under any policy of insurance required to be maintained under Section 6.08(b); provided that in no event shall payments made under business interruption insurance constitute a Recovery Event.
“Reduction Amount” has the meaning specified in Section 2.05(b)(vi).
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the environment or into or out of any property of the Company or its Subsidiaries, or at any other location, including any location to which the Company or any Subsidiary has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of the Company or its Subsidiaries or at any other location, including any location to which the Company or any Subsidiary has transported or arranged for the transportation of any Contaminant.
“Remedial Action” means actions legally required to (a) clean up, remove, treat or in any other way address Contaminants in the environment or (b) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Contaminants.
“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Global Revolving Lenders” means, as of any date of determination, Global Revolving Credit Lenders holding more than 50% of the sum of the (a)Total Global Revolving Credit Outstandings and (b)aggregate unused Global Revolving Credit Commitments; provided that the unused Global Revolving Credit Commitment of, and the portion of the Total Global Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Global Revolving Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
“Required U.S. Revolving Lenders” means, as of any date of determination, U.S. Revolving Credit Lenders holding more than 50% of the sum of the (a) Total U.S. Revolving Credit Outstandings (with the aggregate amount of each U.S. Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such U.S. Revolving Credit Lender for purposes of this definition) and (b) aggregate unused U.S. Revolving Credit Commitments; provided that the unused U.S. Revolving Credit Commitment of, and the portion of the Total U.S. Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Revolving Lenders.
“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of Company or, if applicable, any Subsidiary.
“Restricted Payment” has the meaning specified in Section 7.05.
“Restructuring Effective Date” has the meaning specified in Section 6.11(b).
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.
“Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing or a Global Revolving Credit Borrowing, as applicable.
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its U.S. Revolving Credit Commitment and its Global Revolving Credit Commitment, if any.
“Revolving Credit Facility” means the aggregate amount of the U.S. Revolving Credit Facility and the Global Revolving Credit Facility.
“Revolving Credit Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment or a Global Revolving Credit Commitment at such time.
“Revolving Credit Loan” means a U.S. Revolving Credit Loan or a Global Revolving Credit Loan, as the context may require.
“Revolving Credit Note” means a promissory note made by a Borrower in favor of a Revolving Credit Lender evidencing U.S. Revolving Credit Loans, Global Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, each such note substantially in the form of Exhibit C-2.
“S& P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter within 180 days lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property, but excluding the sale of an asset and the subsequent lease of such asset for a term of less than one year; provided that such transaction is not for the purpose of financing such asset.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds; and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Existing Guaranty Banks and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Security Agreement” has the meaning specified in Section 4.01(a)(iii).
“Security Agreement Supplement” means a Supplement to U.S. Pledge and Security Agreement delivered pursuant to Section 7.6 of the Security Agreement.
“Senior Notes” means the Company’s 6-3/4% Senior Notes due 2017 of the Company issued and sold pursuant to the Senior Note Documents.
“Senior Note Documents” means the Indenture dated as of February 9, 2007, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.
“Solvent” and “Solvency” mean, for any Person on a particular date, that on such date (a) the fair value and present fair saleable of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts or liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts as they become payable. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Soterra LLC” means Soterra LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Company.

“Soterra Disposition” means (a) the sale or other disposition of any of the assets and properties of Soterra LLC, (b) the sale or other disposition of all or substantially all of the Equity Interests (whether by way of dividend to the shareholders of the Company, the sale of the Equity Interests of Soterra LLC or the sale of all or substantially all of the assets and properties of Soterra LLC in one or more series of transactions); provided that any distribution of Equity Interests to the shareholders of the Company is accomplished pursuant to a transaction which qualifies as a tax free corporate division with respect to the Company and its Subsidiaries, or (c) the sale of any assets and properties of Soterra LLC in connection with a Timberland Installment Note Transaction.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that in no event shall the term “Subsidiary” include any Person unless and until its financial results are required to be consolidated with the Company’s financial results under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantors” means, as applicable, the U.S. Subsidiary Guarantors and/or the Foreign Subsidiary Guarantors.
“Subsidiary Guaranty” means, as applicable, the U.S. Subsidiary Guaranty and/or the Foreign Subsidiary Guaranty.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means each of Bank of America, ING and U.S. Bank, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder; provided that additional Lenders may be designated as a “Swing Line Lender” and provide Swing Line Loans hereunder upon the approval of each of (a) the Administrative Agent and (b) the Company.
“Swing Line Loan” has the meaning specified in Section 2.04(a) and shall include the Existing Swing Line Loans.
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $125,000,000 and (b) the U.S. Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
“Term Loan” means an advance made by any Term Lender under the Term Facility.
“Term Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.
“Termination Event” means (a) a Reportable Event with respect to any Plan; (b) the withdrawal of Company or any ERISA Affiliate from a Plan during a plan year in which Company or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Plan participants who are employees of Company or any ERISA Affiliate; (c) the imposition of an obligation on Company or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a standard termination or a distress termination described in Section 4041 of ERISA; (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Plan or Foreign Pension Plan; (e) any event or condition which would constitute grounds under Section 4042 of ERISA (other than subparagraph (a)(4) of such Section) for the termination of, or the appointment of a trustee to administer, any Plan; (f) that a foreign governmental authority shall appoint a trustee to administer any Foreign Pension Plan in place of the existing administrator; (g) the partial or complete withdrawal of Company or any ERISA Affiliate from a Multiemployer Plan or Foreign Pension Plan or (h) receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA.
“Test Period” means the four consecutive Fiscal Quarters of Company then last ended; provided that the first Test Period shall end on or about April 30, 2009.
“Timber” means timber grown on Timber Lands or the sale, disposition or granting of rights to harvest such timber.

“Timber Assets” means, collectively, the Timber and the Timber Lands.
“Timber Lands” means the real property on which Timber is grown, all of which real property is owned by Soterra LLC and Greif Bros. Canada, Inc.
“Timberland Installment Note Transaction” means the sale or series of sales by Soterra LLC of any or all of its Timber Assets whereby the consideration received from the purchaser or purchasers of the Timber Assets on account of such sale is a combination of Cash and one or more installment notes and Soterra LLC and/or the Timber SPV involved in such Timberland Installment Note Transaction (a) pledges, in the case of Timber SPV, such installment note and related assets in connection with the Timber SPV’s issuance of notes or other incurrence of Indebtedness, (b) enters into other transactions reasonably related to and in furtherance of the foregoing and (c) dividends or distributes substantially all of the Net Offering Proceeds of the Indebtedness issued by such Timber SPV to the Company or any of its Domestic Subsidiaries (other than a Receivables Subsidiary, Timber SPV or Insurance Subsidiary); provided that the sale of the Timber Assets is treated as a “true sale” in accordance with GAAP; and provided, further, that there is no recourse to the Company or any of its Subsidiaries (other than the Timber SPV) for any of the obligations under the installment note or of the Timber SPV. The form and substance of each Timberland Installment Note Transaction shall be reasonably acceptable to the Administrative Agent.
“Timber SPV” means a Wholly-Owned Subsidiary of the Company which is a bankruptcy remote special purpose vehicle organized for sole the purpose of conducting a Timberland Installment Note Transaction, including STA Timber LLC, a Delaware limited liability company.
“Total Global Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Global Revolving Credit Loans.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Total U.S. Revolving Credit Outstandings” means the aggregate Outstanding Amount of all U.S. Revolving Credit Loans, all Swing Line Loans and all L/C Obligations.
“Trilla-St. Louis” means Trilla-St. Louis Corporation, an Illinois corporation.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Bank” means U.S. Bank, N.A.
“U.S. Holdco” means Greif US Holdings Inc., a Nevada corporation and a Wholly-Owned Subsidiary of the Company.
“U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the U.S. Revolving Credit Lenders pursuant to Section 2.01(b)(i).
“U.S. Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make U.S. Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b)(i), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time. As of the Closing Date, the U.S. Revolving Credit Facility is $250,000,000.
“U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(b)(i).
“U.S. Revolving Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment at such time.
“U.S. Subsidiary Guarantors” means, collectively, each of the Domestic Subsidiaries of the Company listed on Schedule 5.15 and each other Domestic Subsidiary of the Company that becomes a U.S. Subsidiary Guarantor pursuant to the terms hereof.
“U.S. Subsidiary Guaranty” means the U.S. Subsidiary Guaranty made by the U.S. Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-2.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof times (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.
1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) Pro Forma Basis. For purposes of computing the Leverage Ratio in the financial covenant in Section 7.15(a) as of the end of any Test Period, all components of such ratio for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratio attributable to any business or assets that have been acquired or disposed of by Company or any of its Subsidiaries (including through mergers or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by the Company and certified to by the Chief Financial Officer, the Treasurer, or a Responsible Officer of the Company employed in the finance or accounting divisions of the Company to the Administrative Agent.
1.04 Rounding. Any financial ratios required to be maintained by the Company and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such

Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
1.08 Additional Alternative Currencies. (a) The Company may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
1.09 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.10 Dutch Terms. In this Agreement, where it relates to a Dutch entity, a reference to:
(a) a necessary action to authorize where applicable, includes without limitation:
(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii) obtaining an unconditional positive advice (advies) from the competent works council(s);
(b) gross negligence includes grove schuld;
(c) a Lien includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperlite recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d) willful misconduct includes opzet;
(e) a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(f) a moratorium includes sursance van betaling and granted a moratorium includes surséance verleend;
(g) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);
(h) an administrative receiver includes a curator;
(i) an administrator includes a bewindvoerder; and
(j) an attachment includes a beslag.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 The Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Company in Dollars on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentages of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each U.S. Revolving Credit Lender severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) to the Borrowers in Dollars, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; and (ii) each Global Revolving Credit Lender severally agrees to make loans (each such loan, a “Global Revolving Credit Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Global Revolving Credit Lender’s Global Revolving Credit Commitment; provided that, after giving effect to any Revolving Credit Borrowing:
(A) (1) the Total U.S. Revolving Credit Outstandings shall not exceed the U.S. Revolving Credit Facility and (2) the Total Global Revolving Credit Outstandings shall not exceed the Global Revolving Credit Facility;
(B) (1) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C

Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; and (2) the aggregate Outstanding Amount of the Global Revolving Credit Loans of any Global Revolving Credit Lender shall not exceed such Global Revolving Credit Lender’s Global Revolving Credit Commitment; and
(C) the aggregate Outstanding Amount of all Revolving Credit Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit.
Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Loans. (a) The Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans denominated in Dollars or of any conversion of Eurodollar Rate Loans denominated in Dollars to Base Rate Loans; (ii) three (3) Business Days (or five (5) Business Days in the case of a Special Notice Currency), or such later time as the Administrative Agent deems acceptable in its reasonable discretion, prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans denominated in Alternative Currencies; and (iii) on the requested date of any Borrowing of Base Rate Loans; provided that if the relevant Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon (i) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Dollars; or (ii) five (5) Business Days (or six (6) Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Dollars; or (ii) three (3) Business Days (or five (5) Business days in the case of a Special Notice Currency), or such later time as the Administrative Agent deems acceptable in its reasonable discretion, prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the relevant Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such

Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of (i) in the case of Eurodollar Rate Loans denominated in Dollars, $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (ii) in the case of Eurodollar Rate Loans denominated in Euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof or (iii) in the case of Eurodollar Rate Loans designated in any other Alternative Currency, the applicable Alternative Currency Equivalent of $1,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Term Borrowing, a U.S. Revolving Credit Borrowing, a Global Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted; (v) if applicable, the duration of the Interest Period with respect thereto; (vi) the currency of the Committed Loans to be borrowed; and (vii) the Borrower. If a Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.
(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Term Loans, U.S. Revolving Credit Loans or Global Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower or the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding clause. In the case of a Term Borrowing, a U.S. Revolving Credit Borrowing or a Global Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed

Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.
(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d) The Administrative Agent shall promptly notify the Company, the relevant Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company, the relevant Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e) After giving effect to the Term Borrowing, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than four (4) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Revolving Credit Facility.
(f) Anything in this Section 2.02 to the contrary notwithstanding, no Borrower may select the Eurodollar Rate for the initial Credit Extension unless such Borrower has delivered a Eurodollar funding indemnity letter to the Administrative Agent at least three (3) Business Days prior to the initial Credit Extension.
2.03 Letters of Credit. (a) The Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the U.S. Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or one or more Alternative Currencies for the account of the

Company or any Designated Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the U.S. Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Designated Borrower and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit:
(I) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time;
(II) the Total U.S. Revolving Credit Outstandings shall not exceed the U.S. Revolving Credit Facility at such time;
(III) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment;
(IV) the aggregate Outstanding Amount of all Credit Extensions to Designated Borrowers shall not exceed the Designated Borrower Sublimit; and
(V) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.
Each request by the relevant Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii) The L/C Issuer shall not issue any Letter of Credit if:
(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required U.S. Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the U.S. Revolving Credit Lenders have approved such expiry date.
(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 (or the Alternative Currency Equivalent thereof, if denominated in an Alternative Currency), in the case of a commercial Letter of Credit, or $100,000 (or the Alternative Currency Equivalent thereof, if denominated in an Alternative Currency) in the case of a standby Letter of Credit;
(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency (other than Dollars or Euro);
(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(G) a default of any U.S. Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists, or any U.S. Revolving Credit Lender is at such time an Impacted Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the relevant Borrower or such U.S. Revolving Credit Lender to eliminate the L/C Issuer’s risk with respect to such U.S. Revolving Credit Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi) The L/C Issuer shall act on behalf of the U.S. Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or any Designated Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the relevant Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or a Designated Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any U.S. Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Designated Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such U.S. Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the L/C Issuer, such U.S. Revolving Credit Lender’s Applicable Percentage of (A) each payment made by the L/C Issuer under any Letter of Credit in Dollars and (B) the Dollar Equivalent of each payment made by the L/C Issuer under any Letter of Credit in an Alternative Currency and, in each case, not reimbursed by the relevant Borrower on the date due as provided in Section 2.03(c)(i), or of any reimbursement payment required to be refunded to such Borrower for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the Dollar Equivalent thereof).
(iii) If the relevant Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the relevant Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the U.S. Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1)

from the Administrative Agent that the Required U.S. Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any U.S. Revolving Credit Lender or the relevant Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Participations.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the relevant Borrower and the Administrative Agent thereof. Without limiting or waiving any rights that the Borrowers may have pursuant to the second proviso of Section 2.06(f), the relevant Borrower shall reimburse the L/C Issuer, in Dollars, in the amount of such drawing, plus any interim interest incurred in accordance with this Section 2.03(c). In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the relevant Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars. If the relevant Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each U.S. Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such U.S. Revolving Credit Lender’s Applicable Percentage thereof. In such event, the relevant Borrower shall be deemed to have requested a U.S. Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the U.S. Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each U.S. Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the

Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each U.S. Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a U.S. Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each U.S. Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv) Until each U.S. Revolving Credit Lender funds its U.S. Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such U.S. Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v) Each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such U.S. Revolving Credit Lender may have against the L/C Issuer, the Company or any other Loan Party, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the relevant Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi) If any U.S. Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such U.S. Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such U.S. Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the

L/C Issuer in connection with the foregoing. If such U.S. Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such U.S. Revolving Credit Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any U.S. Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d) Repayment of Participations.
(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any U.S. Revolving Credit Lender such U.S. Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the relevant Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such U.S. Revolving Credit Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each U.S. Revolving Credit Lender shall pay to the Administrative Agent, for the account of the L/C Issuer, its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the U.S. Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be, without limiting or waiving any rights the Borrowers may have pursuant to the second proviso of Section 2.06(f), absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company, any other Loan Party, any Designated Borrower or any of their respective Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company, any Designated Borrower or any of their respective Subsidiaries or in the relevant currency markets generally; or
(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company, any Designated Borrower or any of their respective Subsidiaries.
The relevant Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. The relevant Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f) Role of L/C Issuer. Each U.S. Revolving Credit Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any U.S. Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the U.S. Revolving Credit Lenders or the Required U.S. Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i)

through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g) Cash Collateral.
(i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing which remains unpaid, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.
(ii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(iii) Sections 2.05 and 8.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03 and Sections 2.05 and 8.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the U.S. Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the U.S. Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the U.S. Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
(h) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of payments under Letters of Credit denominated in Alternative Currencies (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to Section 2.03(g), if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the U.S. Revolving Credit Lenders are at the time or thereafter become required to pay to the Administrative Agent, and the Administrative Agent is at the time or thereafter becomes required to distribute to the L/C Issuer pursuant to Section 2.03(c), in respect of Unreimbursed Amounts under Letters of Credit denominated in Alternative Currencies, and (iii) of each U.S. Revolving Credit Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which a payment has been made shall in each case, automatically and with no further action required, be converted into the Dollar Equivalent of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the L/C Issuer or any U.S. Revolving Credit Lender in respect of the Obligations described above shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
(i) Reporting. Each Existing Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such Existing Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such Existing Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such Existing Issuer make any payment under an Existing Letter of Credit, the date of such payment and the amount of such payment and (iv) on any Business Day on which any Borrower fails to reimburse a payment required to be reimbursed to such Existing Issuer on such day, the date of such failure, the relevant Borrower and the amount of such payment.
(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the relevant Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(k) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each U.S. Revolving Credit Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the

Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required U.S. Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(l) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the applicable Fee Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each April, July, October and January in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(m) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(n) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the relevant Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender may, in reliance upon the agreements of the other U.S. Revolving Credit Lenders set forth in this Section 2.04 but nonetheless in its sole and absolute discretion, make loans denominated in Dollars or one or more Alternative Currencies (each such loan, a “Swing Line Loan”) to the Company or any Designated Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of U.S. Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s U.S. Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan:
(i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time;
(ii) the Total U.S. Revolving Credit Outstandings shall not exceed the U.S. Revolving Credit Facility at such time;
(iii) the aggregate Outstanding Amount of all Swing Line Loans shall not exceed the Swing Line Sublimit;
(iv) the aggregate Outstanding Amount of Swing Line Loans denominated in Dollars shall not exceed the Dollar Swing Line Sublimit;
(v) the aggregate Outstanding Amount of Swing Line Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Swing Line Sublimit;
(vi) the aggregate Outstanding Amount of all Credit Extensions to Designated Borrowers shall not exceed the Designated Borrower Sublimit; and
(vii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender at such time, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment; and
provided, further, that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company or any Designated Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at a rate to be mutually agreed by the Company and the Swing Line Lender. Immediately upon the making of a Swing Line Loan, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender making such Swing Line Loan a risk participation in such Swing Line Loan in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Percentage times (i) for Swing Line Loans denominated in Dollars, the amount of such Swing Line Loans and (ii) for Swing Line Loans denominated in Alternative Currencies, the Dollar

Equivalent of such Swing Line Loans. All Existing Swing Line Loans shall be deemed to have been made pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the relevant Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by telephone or other means agreed upon by the relevant Borrower, the Administrative Agent and the Swing Line Lender. Each such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of (A) in the case of Swing Line Loans denominated in Dollars, $100,000, (ii) in the case of Swing Line Loans denominated in Euro, €100,000, or (iii) in the case of Swing Line Loans designated in any other Alternative Currency, the applicable Alternative Currency Equivalent of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the relevant Borrower. Promptly after receipt by such Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any U.S. Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the relevant Borrower by wire transfer or by crediting the account of such Borrower on the books of such Swing Line Lender in Same Day Funds.
(c) Refinancing of Swing Line Loans.
(i) Any Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize each Swing Line Lender to so request on its behalf), that each U.S. Revolving Credit Lender make a Base Rate Loan in an amount equal to such U.S. Revolving Credit Lender’s Applicable Percentage of (A) the amount of Swing Line Loans denominated in Dollars or (B) the Dollar Equivalent of Swing Line Loans denominated in Alternative Currencies made by such Swing Line Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the U.S. Revolving Credit Facility and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the relevant Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each U.S. Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent, in Same Day Funds and in such currency as the applicable Lender and the applicable Swing Line Lender may agree, for the account of the applicable Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each U.S. Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.
(ii) If for any reason any Swing Line Loan cannot be refinanced by such a U.S. Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the U.S. Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan, and each U.S. Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii) If any U.S. Revolving Credit Lender fails to make available to the Administrative Agent for the account of any Swing Line Lender any amount required to be paid by such U.S. Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such U.S. Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such U.S. Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such U.S. Revolving Credit Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of any Swing Line Lender submitted to any U.S. Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv) Each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such U.S. Revolving Credit Lender may have against any Swing Line Lender, the Company or any Designated Borrower, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.
(d) Repayment of Participations.
(i) At any time after any U.S. Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender making such Swing Line Loan receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such U.S. Revolving Credit Lender its Applicable Percentage thereof in such currency as the applicable U.S. Revolving Credit Lender and the applicable Swing Line Lender shall agree.
(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each U.S. Revolving Credit Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender. The obligations of the U.S. Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Company or any Designated Borrower for interest on its Swing Line Loans. Until each U.S. Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such U.S. Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender making such Swing Line Loan.
(f) Payments Directly to Swing Line Lender. The relevant Borrower shall make all payments of principal and interest in respect of each Swing Line Loan, in the applicable currency in which such Swing Line Loan was made, directly to the Swing Line Lender that made such Swing Line Loan, in the amount of such Swing Line Loan.
(g) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Swing Line Lender in respect of Swing Line Loans denominated in Alternative Currencies, (ii) that the U.S. Revolving Credit Lenders are at the time or thereafter become required to pay to the Swing Line Lender in respect of Swing Line Loans denominated in Alternative Currencies, and (iii) of each U.S. Revolving Credit Lender’s participation in any Swing Line Loan denominated in an Alternative Currency under which a payment has been made shall in each case, automatically and with no further action required, be converted into the Dollar Equivalent of such amounts. On and after such conversion, all amounts accruing and owed to the Swing Line Lender or any U.S. Revolving

Credit Lender in respect of the Obligations described above shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
(h) Updates. The Swing Line Lenders shall provide the Administrative Agent with written updates, on a weekly basis and otherwise (including more frequently) at the reasonable request of the Administrative Agent, setting forth the aggregate Outstanding Amount of all Swing Line Loans and the currencies in which such Swing Line Loans are denominated.
2.05 Prepayments. (a) Optional.
(i) Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans, U.S. Revolving Credit Loans and Global Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in Dollars; (2) three (3) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurodollar Rate Loans denominated in Alternative Currencies; and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Eurodollar Rate Loans denominated in Euro shall be in a minimum principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof; (D) any prepayment of Eurodollar Rate Loans denominated in any other Alternative Currency shall be in a principal amount of the applicable Alternative Currency Equivalent of $1,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof; and (E) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(ii) The Borrowers may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans, in the applicable currency in which each such Swing Line

Loan was made, in whole or in part without premium or penalty; provided that (A) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of (1) in the case of Swing Line Loans denominated in Dollars, $100,000, (2) in the case of Swing Line Loans denominated in Euro, the Dollar Equivalent of €100,000, or (3) in the case of Swing Line Loans designated in any other Alternative Currency, in an amount of such Alternative Currency with a Dollar Equivalent of at least $1,000,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b) Mandatory.
(i) Prepayment Upon Overadvance.
(A) If the Administrative Agent notifies the Company at any time that the Outstanding Amount under the Revolving Credit Facility at such time exceeds an amount equal to 105% of the aggregate amount of all Revolving Credit Commitments then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments then in effect; provided that, subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to clause (vi) of this Section 2.05(b) unless after the prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments then in effect.
(B) If the Administrative Agent notifies the Company at any time that the Outstanding Amount under the Global Revolving Credit Facility at such time exceeds an amount equal to 105% of the Global Revolving Credit Facility then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Global Revolving Credit Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Global Revolving Credit Facility then in effect.
(ii) Mandatory Prepayment Upon Asset Disposition. The Company shall prepay the principal of the Loans within five (5) Business Days after the date of receipt thereof by the Company and/or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 7.03 or Sections 7.04(a) through (1)); provided that the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that no Default or Event of Default then exists and, if the aggregate Net Sale Proceeds from all such Asset Dispositions exceed $20,000,000 in any given Fiscal Year, the Company has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be

(A) used to purchase assets used or to be used in the businesses referred to in Section 6.04 within 360 days following the date of such Asset Disposition or (B) pending such purchase, used to voluntarily prepay outstanding Revolving Loans to the extent outstanding on the date of receipt of such Net Sale Proceeds; and provided, further, that (1) if all or any portion of such Net Sale Proceeds are not so used (or contractually committed to be used) within such 360 day period and, to the extent not previously used to voluntarily prepay Revolving Loans pursuant to clause (B), such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Loans pursuant to the terms of Sections 2.05(b)(v) and (vi); and (2) if all or any portion of such Net Sale Proceeds are not required to be applied on the 360th day referred to in clause (A) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Loans as provided in this Section 2.05(b) to the extent not previously used to voluntarily prepay Loans pursuant to clause (B).
(iii) Mandatory Prepayment With Proceeds of Permitted Accounts Receivable Securitization.
(A) In the event that the Receivables Facility Attributable Debt with respect to Domestic Receivables Securitizations in the aggregate equals or exceeds $200,000,000, then on the date of receipt of cash proceeds arising from such increased principal amount of Domestic Receivables Securitizations, the Company shall, to the extent not previously prepaid pursuant to this Section 2.05(b)(iii)(A), prepay the principal of the Loans in an amount equal to 75% of such excess (unless a Default or Event of Default then exists or would result therefrom, in which case 100% of such excess shall be prepaid), with such amount applied pursuant to the terms of Sections 2.05(b)(v) and (vi); provided that, so long as no Default or Event of Default then exists or would result therefrom, the Company and any of its Subsidiaries shall not be required to make such mandatory prepayment to the extent that the aggregate net cash proceeds of any Domestic Receivables Securitization do not exceed $5,000,000.
(B) In the event that the Receivables Facility Attributable Debt with respect to the Foreign Receivables Securitizations in the aggregate equals or exceeds the Alternative Currency Equivalent of $225,000,000, then on the date of receipt of cash proceeds arising from such increased principal amount of the Foreign Receivables Securitizations, the Company shall, to the extent not previously prepaid pursuant to this Section 2.05(b)(iii)(B), prepay the principal of the Loans in an amount equal to 75% of such excess (unless a Default or Event of Default then exists or would result therefrom, in which case 100% of such excess shall be prepaid), with such amount applied pursuant to the terms of Sections 2.05(b)(v) and (vi)); provided that, so long as no Default or Event of Default then exists or would result therefrom, the Company and any of its Subsidiaries shall not be required to make such mandatory prepayment to the extent that the aggregate net cash proceeds of any Foreign Receivables Securitization do not exceed $5,000,000.
(iv) Mandatory Prepayment with Proceeds of Certain Permitted Indebtedness. On the Business Day of receipt thereof by the Company or any Subsidiary, the Company shall cause an amount equal to 100% of the Net Offering Proceeds of any Indebtedness permitted by Section 7.02(d) hereof to be applied as a mandatory repayment of principal of the Loans pursuant to the terms of Sections 2.05(b)(v) and (vi); provided that, the Company shall not be required to make such mandatory prepayment to the extent that such Net Offering Proceeds (A) were used to pay all or any portion of the consideration for a Permitted Acquisition so long as such Indebtedness is unsecured or (B) when aggregated with all other Net Offering Proceeds from issuances of Indebtedness permitted by Section 7.02(d) and not used as a mandatory prepayment pursuant to this clause (other than due to clause (A) above) do not exceed the Dollar Equivalent of $5,000,000.
(v) Each prepayment of Loans (other than any prepayment pursuant to Section 2.05(b)(ii)(B)) pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.05(b).
(vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans; second, shall be applied ratably to the outstanding U.S. Revolving Loans and Global Revolving Credit Loans; and third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (ii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Company for use in the ordinary course of its business. Any amounts so repaid on the Revolving Credit Facility may be reborrowed in accordance with the terms of this Agreement Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.
2.06 Termination or Reduction of Commitments. (a) Optional. The Company may, upon notice to the Administrative Agent, terminate the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, the Letter of Credit Sublimit, the Dollar Swing Line Sublimit or the Alternative Currency Swing Line Sublimit, or from time to time permanently reduce the U.S. Revolving Credit Facility or the Global Revolving Credit Facility, the Letter of Credit Sublimit, the Dollar Swing Line Sublimit or the Alternative Currency Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the U.S. Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total U.S. Revolving Credit Outstandings would exceed the U.S. Revolving Credit Facility, (B) the Global Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder the Total Global Revolving Credit Outstandings would exceed the Global Revolving Credit Facility, (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (D) the Dollar Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans denominated in Dollars would exceed the Dollar Swing Line Sublimit or (E) the Alternative Currency Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans denominated in Alternative Currencies would exceed the Alternative Currency Swing Line Sublimit.
(b) Mandatory.
(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.
(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit, the Designated Borrower Sublimit, the Dollar Swing Line Sublimit or the Alternative Currency Swing Line Sublimit exceeds the Revolving Credit Facility at such time, such Sublimit shall be automatically reduced by the amount of such excess.
(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Dollar Swing Line Sublimit, Alternative Currency Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Percentage of the applicable Reduction Amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
2.07 Repayment of Loans. (a) Term Loans. The Company shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
Each of the last Business Days of April 2009, July 2009, October 2009 and January 2010	$2,500,000
Each of the last Business Days of April 2010, July 2010, October 2010, January 2011, April 2011, July 2011, October 2011 and January 2012	$5,000,000
Maturity Date for Term Loans	$150,000,000
provided that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans made to the Company outstanding on such date.
(b) Revolving Credit Loans. Each Borrower shall repay to (i) the U.S. Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all U.S. Revolving Credit Loans made to such Borrower outstanding on such date and (ii) the Global Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Global Revolving Credit Loans made to such Borrower outstanding on such Date.
(c) Swing Line Loans. Each Borrower shall repay each Swing Line Loan, in the applicable currency in which such Swing Line Loan was made, on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, plus the Applicable Rate for such Facility, plus (in the case of a Eurodollar Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate to be mutually agreed by the Company and the Swing Line Lender.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):
(a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Facility has terminated, on the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period for the Revolving Credit Facility (and thereafter so long as any Revolving Credit Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, on the last day of the Availability Period for the Revolving Credit Facility (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears.
(b) Other Fees.
(i) The Company shall pay to each Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at

(A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any

Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:
(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.14 Increase in Revolving Credit Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the applicable Revolving Credit Lenders), the Company may from time to time request an increase in the U.S. Revolving Credit Facility and/or the Global Revolving Credit Facility by an amount (for all such requests, together with all increases in the Term Facility requested under Section 2.15(a)) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) together with all such requests under Section 2.15(a), the Company may make a maximum of six (6) such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Credit Lenders).
(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Company and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and each Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation and amount of such increase, which may be less than the requested amount so long as the same is acceptable to the Administrative Agent. The Administrative Agent shall promptly notify the Company and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent (i) such assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably request to be satisfied that such increase will not violate or cause a default under the Senior Note Documents or otherwise provide the holders of the Senior Notes the right to collateral to secure the obligations under the Senior Note Documents and (ii) a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Company, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in clause (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists. The Borrowers shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.
(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15 Increase in Term Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Company may from time to time request an increase in the Term Loans by an amount (for all such requests, together with all increases in the Revolving Credit Facility requested under Section 2.14(a)) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) together with all such requests under Section 2.14(a), the Company may make a maximum of four (4) such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Term Lenders).
(b) Lender Elections to Increase. Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase. Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.
(c) Notification by Administrative Agent; Additional Term Lenders. The Administrative Agent shall notify the Company and each Term Lender of the Term Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Term Loans are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Term Increase Effective Date”) and the final allocation and amount of such increase, which may be less than the requested amount so long as the same is acceptable to the Administrative Agent. The Administrative Agent shall promptly notify the Company and the Term Lenders of the final allocation of such increase and the Term Increase Effective Date. As of the Term Increase Effective Date, the amortization schedule for the Term Loans set forth in Section 2.07(a) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent (i) such assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably request to be satisfied that such increase will not violate or cause a default under the Senior Note Documents or otherwise provide the holders of the Senior Notes the right to collateral to secure the obligations under the Senior Note Documents and (ii) a certificate of each Loan Party dated as of the Term Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Company, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in clause (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists. The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.
(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16 Designated Borrowers.
(a) Effective as of the date hereof, Greif International Holding shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.
(b) The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Wholly-Owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit I (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their reasonable discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.
(c) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.
(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(e) The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Loans made to such Designated Borrower payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.17 Cash Collateral for L/C Issuer or Swing Line Lender. At any time that any Lender is an Impacted Lender, upon the request of the L/C Issuer or any Swing Line Lender to the Administrative Agent and the Company, the Company shall immediately pledge and deposit with or deliver to the Administrative Agent as collateral, for the benefit of the L/C Issuer or such Swing Line Lender, as applicable, cash or deposit account balances, in Dollars, in an aggregate amount not less than such Impacted Lender’s Applicable Percentage of the then Outstanding Amount of all L/C Obligations or Swing Line Loans, as applicable, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer or such Swing Line Lender, as applicable, which arrangements and documents are hereby consented to by the Lenders. No Impacted Lender shall be required to provide collateral or other comfort with respect to its Applicable Percentage of the then Outstanding Amount of all L/C Obligations or Swing Line Loans; provided that nothing in this Section 2.17 shall limit the obligations of such Impacted Lender to participate in such L/C Obligations and Swing Line Loans pursuant to Sections 2.03 and 2.04, respectively. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and each Swing Line Lender, as applicable, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. This Section and any agreements or other documents delivered in connection with this Section shall not be prohibited by, or otherwise conflict with, any contrary provision herein, including Sections 2.12, 2.13 and 7.01.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.
(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Borrower or the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) such Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c) Tax Indemnifications.
(i) Without limiting the provisions of clause (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this clause. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
(ii) Without limiting the provisions of clause (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to clause (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.
(e) Status of Lenders; Tax Documentation.
(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the Governmental Authority of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.
(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the

Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II) executed originals of Internal Revenue Service Form W-8ECI,
(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the

Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant Governmental Authority under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This clause shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies, or, in the case of Eurodollar Rate Loans in Dollars, to convert Base Rate Loans to Eurodollar Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the

Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, and such Loans are denominated in Dollars, convert all Eurodollar Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loans. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
(a) If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with a Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Rate, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b) If Lenders having 45% or more of the Aggregate Commitments, acting in good faith, certify (which certification shall be conclusive and binding upon the Borrowers) that the Eurodollar Rate or the Base Rate (if then based on the Eurodollar Rate), as the case may be, will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans and set forth the basis for such statement, together with any available evidence thereof, the Agent shall give notice thereof to the Company and the Lenders as soon as practicable thereafter and, upon delivery of such notice and until the Administrative Agent (upon the instruction of such Lenders that have previously delivered such a notice to the Agent) revokes such notice, the Market Disruption Spread shall be included in the calculation of the Base Rate (if then based on the Eurodollar Rate) and the Eurodollar Rate.
3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);
(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or
(iv) impose on any Lender or the L/C Issuer or any applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Eurodollar Rate Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, but without duplication of amounts paid as a result of the Eurodollar Reserve Percentage, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional costs shall be due and payable ten (10) days from receipt of such notice.
3.05 Compensation for Losses. Upon demand of the Administrative Agent, acting at the request of a Lender, from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses with respect to Loans in an Alternative Currency and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.
(c) Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i) executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;
(ii) Notes executed by the Borrowers in favor of each Lender requesting a Note;
(iii) a pledge and security agreement, in substantially the form of Exhibit G (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:
(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank;
(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;
(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements;
(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);
(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party (other than Trilla-St. Louis, with respect to which such evidence shall be delivered pursuant to Section 6.17(b)) is duly organized or formed, and that each such Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;
(vi) a favorable opinion of Vorys, Sater, Seymour and Pease LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(vii) a favorable opinion of the General Counsel of the Company, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(viii) a favorable opinion of Mayer Brown LLP, special counsel to the Administrative Agent and the Arrangers, addressed to the Administrative Agent and each Lender, as to the enforceability of the Loan Documents under New York law;
(ix) a certificate of a Responsible Officer of the Company, on behalf of each Loan Party, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(x) a certificate signed by a Responsible Officer of the Company, on behalf of each Loan Party, certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since October 31, 2008 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect;
(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
(xii) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released;
(xiii) evidence that the Liquidity Facility Loan Agreement has been, or concurrently with the Closing Date is being, terminated; and
(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, any Swing Line Lender or any Lender reasonably may require.
(b) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Company contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c) The Administrative Agent and, if applicable, the L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(e) In the case of a Credit Extension to be denominated in an Alternative Currency other than Euro, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Global Revolving Lenders (in the case of any Revolving Credit Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Borrower with respect to itself and its Subsidiaries makes the following representations and warranties as of the Closing Date (both before and after giving effect to the Credit Extensions on the Closing Date) and as of the date of each subsequent Credit Extension (except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit:

5.01 Corporate Status. Each Loan Party (a) is a duly organized or formed or incorporated, as the case may be, and validly existing organization in good standing (except for Trilla-St. Louis under the laws of the State of Illinois and, for purposes hereof, only until satisfaction of the requirements of Section 6.17(b)) under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction); (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged; and (c) is duly qualified and is authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in (i) Delaware in the case of the Company, or its jurisdiction of organization in the case of a Subsidiary of the Company and (ii) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (i) with respect to Foreign Subsidiaries which are not Loan Parties and in the case of clause (ii) for such failure to be so qualified, authorized or in good standing which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.02 Corporate Power and Authority. Each Loan Party has the corporate or other organizational power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
5.03 No Violation. The execution and delivery by any Loan Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Collateral Documents) and the performance of such Loan Party’s obligations thereunder do not (a) contravene any provision of any Law applicable to any Loan Party; (b) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Documents) upon any of the property or assets of any Loan Party pursuant to the terms of any Contractual Obligation to which any Loan Party is a party or by which it or any of its property or assets is bound except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect; (c) violate any provision of any Organizational Document of any Loan Party; or (d) require any approval of stockholders or any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 5.03.
5.04 Governmental and Other Approvals. Except as set forth on Schedule 5.04 and except for filings necessary to create or perfect security interests in the Collateral, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Closing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (a) the execution and delivery of any Loan Document or the performance of the obligations thereunder or (b) the legality, validity, binding effect or enforceability of any such Loan Document.
5.05 Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.
(a) Financial Statements. The balance sheet of the Company at October 31, 2007 and 2008 and the related statements of income, cash flows and shareholders’ equity of the Company for the Fiscal Year or other period ended on such dates, as the case may be, fairly present in all material respects the financial condition and results of operation and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Copies of such statements have been furnished to the Lenders prior to the date hereof and have been examined by Ernst & Young LLP, independent certified public accountants, who delivered an unqualified opinion in respect thereto.
(b) Solvency. On and as of the Closing Date and on and as of the date of each Borrowing, on a pro forma basis after giving effect to the Loans to be made on such date (solely as to the Closing Date) and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Loan Party on such date, each Loan Party (on a consolidated basis with its Subsidiaries) is and will be Solvent.
(c) No Undisclosed Liabilities. Except as fully reflected in the financial statements and the notes related thereto delivered pursuant to Section 5.05(a) and on Schedule 5.05(c), there were as of the Closing Date (and after giving effect to the transactions contemplated hereby) no liabilities or obligations with respect to the Company and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would cause a Material Adverse Effect. As of the Closing Date (and after giving effect to the transactions contemplated hereby), the Borrowers do not know of any basis for the assertion against the Company or any Subsidiary of any liability or obligation of any nature whatsoever that is not reflected in the financial statements or the notes related thereto delivered pursuant to Section 5.05(a) and on Schedule 5.05(c), other than the Obligations, which, either individually or in the aggregate, would reasonably be expected to cause a Material Adverse Effect.
(d) No Material Adverse Change. Since October 31, 2008, there has been no fact, event, circumstance or occurrence which has caused or resulted in a Material Adverse Effect.
(e) Projections. On and as of the Closing Date, the financial projections previously delivered to Administrative Agent and the Lenders (collectively, the “Projections”) and each of the budgets delivered after the Closing Date pursuant to Section 6.02(d) are, at the time made, prepared on a basis consistent with the financial statements referred to in Sections 6.01(a) and (b) and are at the time made based on good faith estimates and assumptions made by the management of the Company, and there are no statements or conclusions in the Projections or any such budgets which, at the time made, are based upon or include information known to the Company to be materially misleading or which fail to take into account material information regarding the matters reported therein. On the Closing Date, the Company believes that the Projections are reasonable and attainable, it being understood that uncertainty is inherent in any forecasts or projections, such Projections are not to be viewed as facts, and that no assurance can be given that the results set forth in the Projections will actually be obtained and the differences may be material.
5.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Company and its Subsidiaries, threatened (a) against the Company or any Loan Party challenging the validity or enforceability of any material provision of any Loan Document, or (b) that would reasonably be expected to have a Material Adverse Effect.
5.07 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Lender (including, without limitation, all information contained in the Loan Documents) (other than the Projections as to which Section 5.05(e) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, when taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, the Borrowers have disclosed to the Lenders (a) all agreements, instruments and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and (b) all other matters known to any of them, that individually or in the aggregate with respect to clauses (a) and (b) above, would reasonably be expected to result in Material Adverse Effect.
5.08 Use of Proceeds; Margin Regulations.
(a) Loan Proceeds. All proceeds of the Loans incurred hereunder shall be used by the Borrowers, as applicable, for ongoing working capital needs and general corporate purposes including Permitted Acquisitions by the Company and its Subsidiaries.
(b) Margin Regulations. No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the FRB), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or other Credit Extensions under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the FRB.
5.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all material returns, statements, forms and reports for taxes required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.10 Compliance With ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: each Plan has been operated and administered in a manner so as not to result in any liability of any Borrower for failure to comply with the applicable provisions of applicable law, including ERISA and the Code; no Termination Event has occurred with respect to a Plan; to the best knowledge of each Borrower, no Multiemployer Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; the Borrowers and their Subsidiaries or any ERISA Affiliates have not incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted to terminate any Plan within the last Fiscal Year; using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, to the best knowledge of the Borrowers, the Borrowers and their Subsidiaries and ERISA Affiliates would not have any liability to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent Fiscal Year of each such Multiemployer Plan ending prior to the date of any Credit Extension; no Lien imposed under the Code or ERISA on the assets of the Borrowers or any of their Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; the Borrowers and their Subsidiaries and ERISA Affiliates have made all contributions to each Plan within the time required by law or by the terms of such Plan; and the Borrowers and their Subsidiaries and ERISA Affiliates do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to either of which would reasonably be expected to have a Material Adverse Effect.
5.11 Collateral Documents. When executed and delivered, the Security Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal and valid security interests in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity to the extent represented by certificated securities (the “Certificated Pledged Stock”) described in the Security Agreement, when stock certificates representing such Certificated Pledged Stock are delivered to Administrative Agent, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 5.11 in appropriate form are filed in the offices specified on Schedule 5.11 (so long as the Closing Date shall have occurred), the Security Agreement shall constitute a fully perfected Lien (to the extent such Lien can be perfected by filing, recording, registration or, with respect to the Certificated Pledged Stock, possession) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Certificated Pledged Stock, Liens permitted by Section 7.01, and only to the extent that priority can be obtained by filing).
5.12 Senior Note Documents. There is no event of default or event or condition which could become an event of default with notice or lapse of time or both, under the Senior Note Documents, and each of the Senior Note Documents is in full force and effect.

5.13 Ownership of Property.
(a) The Company and each Material Subsidiary has good and marketable title to, or a subsisting leasehold interest in, all material items of real and personal property used in its operations (except as to leasehold interests) free and clear of all Liens, except Liens permitted by Section 7.01 and except to the extent that the failure to have such title or interest (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Substantially all items of real and material personal property owned by, leased to or used by the Company and each Material Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except to the extent the failure to keep such condition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.
(b) Schedule 5.13(b) sets forth a complete and accurate list of all Liens on the property or assets of the Company and each Domestic Subsidiary (other than a Timber SPV or Receivables Subsidiary), showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Person subject thereto.
5.14 Capitalization of the Company. All outstanding Equity Interests of the Company have been duly authorized and validly issued and are fully paid and non-assessable. A complete and correct copy of each of the Organizational Documents of the Company in effect on the date of this Agreement has been delivered to Administrative Agent.
5.15 Subsidiaries.
(a) Organization. Schedule 5.15 hereto sets forth a true, complete and correct list as of the date of this Agreement of each Subsidiary and indicates for each such Subsidiary (i) its jurisdiction of organization, (ii) its ownership (by holder and percentage interest) and (iii) whether such Subsidiary is a Material Subsidiary. As of the Closing Date, the Company has no Subsidiaries except for those Subsidiaries listed as such on Schedule 5.15 hereto.
(b) Capitalization. All Equity Interests of each Loan Party and, to the knowledge of each Responsible Officer of the Company, each other Subsidiary, have been duly authorized and validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except for Liens permitted by Section 7.01. A complete and correct copy of each Organizational Document of each Domestic Subsidiary, each first-tier Foreign Subsidiary (which is a Loan Party) and any other Borrower in effect on the date of this Agreement has been delivered to Administrative Agent.
(c) Restrictions on or Relating to Subsidiaries. Except to the extent permitted by Section 7.13, there does not exist any encumbrance or restriction on the ability of:
(i) any Subsidiary of the Company to pay dividends or make any other distributions on its Equity Interests, or to pay any Indebtedness owed to the Company or a Subsidiary of the Company;

(ii) any Subsidiary of the Company to make loans or advances to the Company or any of the Company’s Subsidiaries; or
(iii) the Company or any of its Subsidiaries to transfer any of its properties or assets to the Company or any of its Subsidiaries, except, in connection with subclauses (i), (ii) or (iii) above, for such encumbrances or restrictions existing under or by reason of (x) applicable Law, (y) this Agreement or the other Loan Documents or (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary of the Company.
5.16 Compliance With Law, Etc. Neither the Company nor any of its Material Subsidiaries is in default in any material respect under or in violation in any material respect of any Law applicable to any of them or Contractual Obligation, or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect.
5.17 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
5.19 Environmental Matters.
(a) The Company and each of its Subsidiaries have complied in all material respects with, and on the date of such Credit Extension are in compliance in all material respects with, all applicable Environmental Laws and Environmental Permits except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no pending or, to the best knowledge of the Borrowers, threatened Environmental Claims against the Company or any of its Subsidiaries or any real property currently owned or operated by the Company or any of its Subsidiaries except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.
(b) Except as set forth on Schedule 5.19, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or otherwise come to be located on, any real property owned or at any time operated by the Company or any of its Subsidiaries where such generation, use, treatment or storage has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect. To the knowledge of the Borrowers, Hazardous Materials have not at any time been Released on or from, or otherwise come to be located on, any real property owned or at any time operated by the Company or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect.

5.20 Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no significant unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them and (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Borrowers, threatened against the Company or any of its Subsidiaries, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.
5.21 Intellectual Property, Licenses, Franchises and Formulas. Each of the Company and its Subsidiaries owns or holds licenses or other rights to or under all the material patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of the Company and its Subsidiaries, taken as a whole, (collectively, “IP Rights”), and has obtained assignments of all leases and other rights of whatever nature, material to the present conduct of the business of the Company and its Subsidiaries, taken as a whole, without any known material conflict with the rights of others except, in each case, where the failure to own or hold such rights or obtain such assignments would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Responsible Officer of the Company, neither the Company nor any of its Subsidiaries is subject to any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the IP Rights, or of any existing state of facts that would support a claim that use by the Company or any of its Subsidiaries of any such IP Rights has infringed or otherwise violated any proprietary rights of any other Person which would reasonably be expected to have a Material Adverse Effect.
5.22 Anti-Terrorism Laws. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. s. 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, no Loan Party or any Subsidiary of a Loan Party (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

ARTICLE VI
AFFIRMATIVE COVENANTS
Each Borrower hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remains in effect, or any Loan or L/C Obligation remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnity Obligations), such Borrower shall:
6.01 Financial Statements. Furnish, or cause to be furnished, to each Lender:
(a) Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Company, the consolidated balance sheet and statements of income of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, all of which shall be certified by the chief financial officer or treasurer of the Company, as at the dates indicated and for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; and
(b) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year.
All such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the chief financial officer or treasurer, in the case of unaudited statements, and disclosed therein) and, in the case of the consolidated financial statements referred to in Section 6.01(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of the Company and its Subsidiaries as going concerns and shall state that such financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP.
6.02 Certificates; Other Information. Furnish to each Lender (or, if specified below, to the Administrative Agent):
(a) Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a certificate of the Company’s chief financial officer or treasurer substantially in the form of Exhibit D (a “Compliance Certificate”) stating that to the best of such officer’s knowledge, (i) such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments and the absence of footnotes) and (ii) no Default or

Event of Default exists, except as specified in such certificate and, if so specified, the action which the Company proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish the Company’s compliance with the covenants set forth in Sections 7.15 of this Agreement;
(b) Audit Reports and Statements. Promptly following the Company’s receipt thereof, copies of all final consolidated financial or other consolidated reports or statements, if any, submitted to the Company or any of its Material Subsidiaries by independent public accountants relating to any annual or interim audit of the books of the Company or any of its Material Subsidiaries including, without limitation, to the extent available, audited reports with respect to each Material Subsidiary that is a Foreign Subsidiary, reconciled to GAAP by the Company, within one hundred eighty (180) days after the end of each Fiscal Year of the applicable Foreign Subsidiary;
(c) Management Letters. Promptly after receipt thereof, a copy of any definitive “management letter” or any definitive letter citing a “material weakness” received by the Company or any of its Subsidiaries from its certified public accountants;
(d) Budgets. As soon as available and in any event within ninety (90) days after the commencement of each Fiscal Year, budgets of the Company and its Subsidiaries in reasonable detail for each Fiscal Quarter of such Fiscal Year as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based;
(e) Public Filings. Within ten (10) Business Days after the same become public, copies of all financial statements, filings, registrations and reports which the Borrowers may make to, or file with, the SEC or any successor or analogous Governmental Authority;
(f) Annual Covenant Compliance Certificate. Concurrently with the delivery of the financial statements set forth in Section 6.01(b) hereof, a certificate certified by the chief financial officer or treasurer of the Company setting forth the Company and its Subsidiaries’ compliance with each of the covenants set forth in Article VII hereof, including calculations of basket amounts, in each case in a manner reasonably satisfactory to the Administrative Agent.
(g) Collateral Information. As soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Company, (i) a report supplementing Schedule 5.15 containing a description of all changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, each such report to be signed by a Responsible Officer of the Company and to be in a form reasonably satisfactory to the Administrative Agent; and
(h) Other Requested Information. Such other information with respect to the Company or any of its Subsidiaries or the Collateral as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(a) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (b) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, if requested by the Administrative Agent, the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) and the certificates required by Section 6.02(f) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or each Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, each Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. The parties hereto hereby agree that, unless and until the Administrative Agent and the Company agree otherwise, the Company shall not be required to mark any Borrower Materials “PUBLIC” or otherwise, and all Borrower Materials shall be posted on the portion of the Platform not designated “Public Side Information”.

6.03 Notices. Promptly and in any event within three (3) Business Days after a Responsible Officer of the Company or of any of its Subsidiaries obtains knowledge thereof, give written notice to the Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:
(a) Default or Event of Default. The occurrence of any Default or Event of Default, accompanied by a statement of the chief financial officer or treasurer of the Company setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto;
(b) Litigation and Related Matters. The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting the Company or any of its Material Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) in which the Company reasonably determines that potential exposure not covered by insurance of the Company and its Subsidiaries exceeds $30,000,000 in the aggregate; (ii) with respect to any Loan Document or any Indebtedness in a principal amount in excess of $30,000,000 or material preferred stock of the Company or any of its Subsidiaries; or (iii) which, if determined adversely to the Company or any of its Subsidiaries, would individually or when aggregated with any other action, suit, proceeding or investigation reasonably be expected to have a Material Adverse Effect;
(c) Environmental Matters. The occurrence of one or more of the following environmental matters which would reasonably be expected to subject the Company or any of its Subsidiaries to liability individually or in the aggregate in excess of $30,000,000:
(i) any pending or threatened material Environmental Claim against the Company or any of its Subsidiaries or any real property owned or operated by the Company or any of its Subsidiaries;
(ii) any condition or occurrence on or arising from any real property owned or operated by the Company or any of its Subsidiaries that (A) results in material noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries or any such real property;
(iii) any condition or occurrence on any real property owned or operated by the Company or any of its Subsidiaries that would reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law;
(iv) the taking of any Remedial Action on any real property at any time owned or operated by the Company or any of its Subsidiaries; and
(v) all such notices shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or Remedial Action and the Company’s or such Subsidiary’s response thereto. In addition, the Company will discuss such

Environmental Claim with the Administrative Agent at such times and in such detail as may reasonably be requested by Administrative Agent; or
(d) The (i) occurrence of any Asset Disposition for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(i), and (ii) incurrence or issuance of any Indebtedness for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii).
Each notice pursuant to this Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04 Conduct of Business and Maintenance of Existence. The Company and its Subsidiaries shall (a) continue to engage in business of the same general types as now conducted by them (including, without limitation, businesses reasonably related or incidental thereto) and preserve, renew and keep in full force and effect its and each of its Material Subsidiary’s corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Material Subsidiaries’ business except as otherwise permitted pursuant to Sections 7.03 and 7.04 and comply and cause each of its Subsidiaries to comply with all requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (b) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
6.05 Payment of Obligations. The Company shall pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Material Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:
(a) all taxes, assessments and governmental charges or levies imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and
(b) all lawful claims prior to the time they become a Lien (other than Liens permitted by Section 7.01) upon any of their respective properties or assets;
provided that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim (i) while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as the Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) or their equivalent in the relevant jurisdiction of the taxing authority with respect thereto; or (ii) that the failure to pay, either individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

6.06 Inspection of Property, Books and Records. The Company shall keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which entries are to be made reflecting its and their business and financial transactions in accordance with GAAP and all material requirements of Law and permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time during normal business hours, and from time to time at the reasonable request of such Lender and at such Lender’s expense made to the Borrowers and upon reasonable notice (which shall be at least two (2) Business Days notice), to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective executive officers, and, if an Event of Default exists and is continuing, independent public accountants (and by this provision the Borrowers authorize such accountants to discuss with the Lenders and such representatives, and in the presence of an executive officer of the Company, the affairs, finances and accounts of the Company and its Subsidiaries).
6.07 ERISA. The Company shall, and shall cause each of its Subsidiaries to (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except where failure to comply with clause (a), (b) or (c) would not, individually or in the aggregate, have a Material Adverse Effect.
6.08 Maintenance of Property, Insurance.
(a) The Company shall keep, and cause each of its Material Subsidiaries to keep, all material property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, and subject to Section 7.04;
(b) The Company shall maintain, and shall cause each of its Material Subsidiaries to maintain, with reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance shall be maintained with reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in all material respects in accordance with GAAP, are maintained; and
(c) The Company shall furnish to Administrative Agent, on the Closing Date, Schedule 6.08 listing the insurance that the Company, each Loan Party and each Material Subsidiary carries as of such date.
6.09 Environmental Laws. The Company shall comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect.
6.10 Use of Proceeds. Use all proceeds of the Loans as provided in Section 5.08.
6.11 Guarantee Obligations and Security; Further Assurances.
(a) The Company agrees to cause each Domestic Subsidiary (other than a Receivables Subsidiary, a Timber SPV or an Insurance Subsidiary) in existence on the date hereof to become a party to the U.S. Subsidiary Guaranty and the U.S. Security Agreement, in accordance with the terms hereof.
(b) Promptly following the date of the consummation of the Foreign Tax Restructuring, but in any event no later than September 30, 2009 (or such later date as the Administrative Agent shall agree in its reasonable discretion) (the “Restructuring Effective Date”), the Company agrees to cause any direct or indirect parent of Greif International Holding that is a Foreign Subsidiary to become party to a Foreign Subsidiary Guaranty and a Foreign Security Agreement, in accordance with the terms hereof and, at the request of the Administrative Agent, to deliver a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent.
(c) In the event that any other Foreign Subsidiary becomes a Designated Borrower hereunder, the Company agrees to cause Greif International Holding to become party to a Foreign Subsidiary Guaranty within thirty (30) days after the date that such Foreign Subsidiary becomes a Designated Borrower, but in any event no earlier than the Restructuring Effective Date.
(d) Within thirty (30) days after the date of the formation or acquisition of any new direct or indirect Domestic Subsidiary by any Loan Party (other than a Receivables Subsidiary, a Timber SPV or an Insurance Subsidiary), the Company shall, at the Company’s expense, cause such Domestic Subsidiary to (i) duly execute and deliver to the Administrative Agent (A) a supplement to the U.S. Subsidiary Guaranty, guaranteeing the Obligations in accordance with the penultimate paragraph of this Section 6.11, and (B) a Security Agreement Supplement (including delivery of all Pledged Equity in and of such Domestic Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of the Obligations in accordance with the penultimate paragraph of this Section 6.11 and constituting a Lien on such Domestic Subsidiary’s personal properties, as provided therein; and (ii) take such actions to allow the filing of Uniform Commercial Code financing statements as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to security and pledge agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms.

(e) Upon the date (i) of the formation or acquisition of any new Foreign Subsidiary that is a direct parent of a Designated Borrower that is a Foreign Subsidiary, or (ii) on which any Foreign Subsidiary (other than Greif International Holding) becomes a Designated Borrower, the Company shall (if it has not already done so), at the Company’s expense, within thirty (30) days after such date (but in any event no earlier than the Restructuring Effective Date), cause such Foreign Subsidiary to duly execute and deliver to the Administrative Agent, as applicable, (A) a Foreign Subsidiary Guaranty, guaranteeing the Obligations in accordance with the penultimate paragraph of this Section 6.11, and (B) a Foreign Security Agreement, securing payment of the Obligations in accordance with the penultimate paragraph of this Section 6.11, including delivery of all instruments of the type specified in Section 4.0l(a)(iii));
(f) Within sixty (60) days of the formation or acquisition of any new Subsidiary or of the addition of a Designated Borrower under this Agreement, in each case as described in clauses (d) and (e) above, the Company shall deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.
Notwithstanding anything to the contrary in any Loan Document, (a) no more than 66% of each class of the voting Equity Interests of any Subsidiary that is a CFC (and that is held directly by the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes) shall be pledged as security for the Obligations of the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; (b) no Equity Interests of any Foreign Subsidiary not described in clause (a) of this paragraph shall be pledged as security for the Obligations of the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; (c) no Subsidiary that is a CFC (or a Subsidiary that is held directly or indirectly by a CFC) shall be required to pledge any of its assets as security for the Obligations of the Company, any of its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; (d) no Subsidiary that is a CFC (or a Subsidiary that is held directly or indirectly by a CFC) shall be required to guarantee the Obligations of the Company or its Domestic Subsidiaries or any Foreign Subsidiary that is disregarded as a separate entity from the Company or a Domestic Subsidiary for U.S. tax purposes; and (e) no Subsidiary shall be required to execute such documents to the extent and for so long as any Law (including any exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations) would be violated thereby if all relevant Persons have taken all commercially reasonable steps to avoid or cure such violation.
Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents; (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents; (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder; and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.12 End of Fiscal Years; Fiscal Quarters. Cause the Company’s annual accounting periods to end on October 31 of each year (each a “Fiscal Year”), with quarterly accounting periods ending on or about January 31, April 30, July 31 and October 31 of each Fiscal Year (each a “Fiscal Quarter”).
6.13 Foreign Pension Plan Compliance. The Company shall, and shall cause each of its Subsidiaries and each member of the Controlled Group to, establish, maintain and operate all Foreign Pension Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans, except for failures to comply which, in the aggregate, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.14 Currency and Commodity Hedging Transactions. Each of the Company and each of its Subsidiaries shall only enter into, purchase or otherwise acquire Swap Contracts to the extent and only to the extent that such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Company and its Subsidiaries with reputable financial institutions or counterparties and not for purposes of speculation.
6.15 Limitations on Activities of Subsidiaries.
(a) The Company shall at all times hold 100% of the Equity Interests of U.S. Holdco. Prior to the Restructuring Effective Date, U.S. Holdco shall at all times hold 100% of the Equity Interests of GSH, except in connection with the Foreign Tax Restructuring, which shall at all times hold 100% of the Equity Interests of Greif International Holding. On and after the Restructuring Effective Date, U.S. Holdco and New LLC shall at all times hold 100% of the Equity Interests of New CV, which in turn shall at all times hold 100% of the Equity Interests of New BV, which shall at all times hold 100% of the Equity Interests of Greif International Holding. If GSH has not been liquidated on or before the Restructuring Effective Date, then the Company shall cause GSH to enter into a Foreign Subsidiary Guaranty and a Foreign Security Agreement in accordance with Section 6.11.
(b) The Company shall cause Insurance Subsidiary Holdco not at any time to conduct operations or business, incur direct or indirect obligations, contingent or otherwise, and hold no assets other than the following: (i) its Obligations under the Loan Documents, (ii) Investments in its Subsidiaries permitted by this Agreement, and (iii) the Equity Interests of Insurance Subsidiary.

6.16 Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, and upon the written request of the Administrative Agent, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.
6.17 Post-Closing Covenants.
(a) On or prior to March 15, 2009, the Company shall deliver to the Administrative Agent a duly completed pro forma Compliance Certificate as of the last day of the fiscal quarter of the Company ended January 31, 2009, as if the Closing Date had occurred on such date, signed by the chief financial officer or treasurer of the Company.
(b) As soon as commercially reasonable following the Closing Date, the Company shall deliver to the Administrative Agent such documents and certifications as the Administrative Agent may reasonably require to evidence that Trilla-St. Louis is in good standing in the State of Illinois.
(c) As soon as commercially reasonable following the Closing Date, the Company shall deliver to the Administrative Agent favorable opinions of Allen & Overy LLP, local counsel to the Loan Parties in The Netherlands, and such other local counsel as the Administrative Agent may reasonably approve, each addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-3 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request.
ARTICLE VII
NEGATIVE COVENANTS
Each Borrower hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remain in effect or any Loan or L/C Obligation remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder (other than contingent indemnity Obligations):
7.01 Liens. No Borrower will nor will permit any of its Subsidiaries to create, incur, assume or suffer to exist or become a party to any agreement, note, indenture or other instrument pursuant to which such Person agrees to create, incur or assume any Lien in, upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, except for the following Liens (herein referred to as “Permitted Liens”):
(a) Liens created by the Loan Documents or otherwise securing the Obligations;
(b) Customary Permitted Liens;
(c) Liens securing Indebtedness permitted by Section 7.02(n);
(d) Liens on any property (including the interest of a lessee under a Capitalized Lease (other than in respect of Capitalized Leases for automobiles leased in the ordinary course of business that are not required to be capitalized under GAAP)) securing Indebtedness incurred or assumed for the purpose of financing (or financing of the purchase price or cost of construction, repair, or improvement within 180 days after the respective purchase of assets or completion of such construction, repair or improvement) all or any part of the acquisition, construction, repair or improvement cost of such property (including Liens to which any property is subject at the time of acquisition thereof by the Company or any of its Subsidiaries); provided that:
(i) any such Lien does not extend to any other property,
(ii) such Lien either exists on the date hereof or is created in connection with the acquisition, construction, repair or improvement of such property as permitted by this Agreement,
(iii) the indebtedness secured by any such Lien, (or the Capitalized Lease Obligation with respect to any Capitalized Lease) does not exceed 100% of the fair market value of such assets, at the time of acquisition; and
(iv) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 7.02(f);
(e) Liens on any assets of any Person at the time such assets are acquired or such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary and, in each case, not created in contemplation of or in connection with such event; provided that (i) no such lien shall extend to or cover any other property or assets of any Borrower or of such Subsidiary, as the case may be; (ii) the aggregate principal amount of the Indebtedness secured by all such Liens in respect of any such property or assets shall not exceed 100% of the fair market value of such property or assets at the time of such acquisition nor, in the case of a Lien in respect of property or assets existing at the time of such Person becoming a Subsidiary or being so consolidated or merged, the fair market value of the property or assets acquired at such time; and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 7.02(g);
(f) any Lien arising out of the replacement, refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by clauses (c), (d), (e), (g) and (h) of this Section; provided that such Indebtedness is not increased and is not secured by any additional assets;
(g) Liens on Receivables Facility Assets transferred in accordance with the terms of the Receivables Documents pursuant to a Permitted Accounts Receivable Securitization and Liens on the assets of a Timber SPV arising from a Timberland Installment Note Transaction;
(h) Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 7.02(1);
(i) Liens securing Indebtedness of Foreign Subsidiaries; provided that such Liens do not at any time encumber any Collateral or other assets located in the United States and the Dollar Equivalent amount of such Indebtedness shall not exceed $15,000,000 in the aggregate at any one time outstanding;

(j) additional Liens incurred by the Company and its Subsidiaries so long as, without duplication, the Dollar Equivalent of the value of the property subject to such Liens at the time such Lien is incurred and the Dollar Equivalent of the Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed 2% of the Company’s Consolidated Tangible Assets in the aggregate at any time.
In addition, no Borrower will nor permit any of its Subsidiaries to become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of the Secured Parties, as collateral for the Obligations (other than in connection with a commitment to obtain Indebtedness which would be used to indefeasibly pay in full all Obligations outstanding hereunder and result in the termination of all Commitments hereunder); provided that any agreement, note, indenture or other instrument in connection with Indebtedness permitted under Section 7.02(b), (e) and (i) and Indebtedness consisting of purchase money obligations or Capitalized Lease Obligations permitted under Section 7.02(d) or (g) and any license agreements under which the Company or any Subsidiary is a licensee, operating leases of real property, and any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents and does not require the direct or indirect granting of any Lien securing Indebtedness for the benefit of any Person by virtue of the granting of Liens hereunder, may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties on the items of property obtained with the proceeds of such Indebtedness.
7.02 Indebtedness. No Borrower will nor will permit any of its Subsidiaries to, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness except:
(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents or otherwise evidencing any of the Obligations and Indebtedness existing on the date hereof and set forth on Schedule 7.02(a);
(b) Receivables Facility Attributable Debt incurred in connection with Permitted Accounts Receivable Securitizations; provided that (i) such Indebtedness related to Permitted Accounts Receivable Securitizations of Foreign Subsidiaries shall not exceed the Dollar Equivalent of $225,000,000 and (ii) such Indebtedness related to all Permitted Accounts Receivable Securitizations shall not exceed the Dollar Equivalent of $375,000,000;
(c) Indebtedness evidenced by the Senior Notes and Permitted Refinancing Indebtedness with respect thereto;
(d) Permitted Additional Indebtedness;
(e) Indebtedness consisting of Permitted Acquired IRB Debt in an aggregate principal amount outstanding not to exceed $25,000,000;
(f) Indebtedness of the Borrowers and their Subsidiaries secured by Liens permitted under Section 7.01(d); provided that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness at any time together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Sections 7.02(g) and (l) shall not exceed 5% of the

Company’s Consolidated Tangible Assets as set forth on the last financial statements delivered by the Company pursuant to Section 6.01;
(g) Indebtedness of a Subsidiary issued and outstanding on or prior to the date on which such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary (other than Indebtedness issued as consideration in, or to provide all of any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness at any time together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Sections 7.02(f) and (l) shall not exceed 5% of the Company’s Consolidated Tangible Assets as set forth on the last financial statements delivered by the Company pursuant to Section 6.01;
(h) Indebtedness under Swap Contracts providing protection against fluctuations in interest rates, currency or commodity values in connection with any Borrowers’ or any of their Subsidiaries’ operations so long as management of such Borrower or any such Subsidiary, as the case may be, has determined that the entering into of such Swap Contracts was for bona fide hedging activities;
(i) Indebtedness of a Timber SPV arising in connection with a Timberland Installment Note Transaction;
(j) Intercompany Indebtedness to the extent permitted by Section 7.07; provided that in the event of any subsequent issuance or transfer of any Equity Interests which results in the holder of such Indebtedness ceasing to be a Subsidiary or Borrowers or any subsequent transfer of such Indebtedness (other than to the Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 7.02; provided, further, that in the case of Intercompany Indebtedness consisting of a loan or advance to a Loan Party, each such loan or advance outstanding at any time after the Closing Date shall be subordinated to the indefeasible payment in full of all of such Loan Party’s Obligations;
(k) Indebtedness constituting Permitted Guarantee Obligations;
(l) Indebtedness in respect of Sale and Leaseback Transactions; provided that at the time of such entering into such Sale and Leaseback Transaction and after giving effect thereto, the aggregate Dollar Equivalent amount of Attributable Debt for such Sale and Leaseback Transaction and for all Sale and Leaseback Transactions so entered into by Borrowers and their Subsidiaries, together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to clauses (f) and (g) of this Section 7.02 does not exceed 5% of the Company’s Consolidated Tangible Assets as set forth on the last financial statements delivered by the Company pursuant to Section 6.01;
(m) Indebtedness incurred by any Foreign Subsidiary in addition to that referred to elsewhere in this Section 7.02 in a Dollar Equivalent principal amount not to exceed $85,000,000 in the aggregate;

(n) Indebtedness (including any refinancings of such Indebtedness) incurred by Domestic Subsidiaries in addition to that referred to elsewhere in this Section 7.02 in a principal amount not to exceed in the aggregate $45,000,000;
(o) Indebtedness of the Borrowers or any of their Subsidiaries consisting of take-or-pay obligations consistent with past practice contained in supply agreements entered into in the ordinary course of business;
(p) Indebtedness in respect of obligations secured by Customary Permitted Liens; and
(q) Guarantees incurred by the Company or any Subsidiary of obligations of any employee, officer or director of the Company or any such Subsidiary in respect of loans made to such employee, officer or director in connection with such Person’s acquisition of Equity Interests, phantom stock rights, capital appreciation rights or similar equity-like interests in the Company or any such Subsidiary in an aggregate amount not to exceed $7,500,000 outstanding at any one time.
7.03 Fundamental Changes. No Borrower will nor will permit any of its Subsidiaries to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate, wind-up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, the Company may amalgamate with or merge with any Person in a transaction where the Company is the surviving corporation and any Subsidiary (other than a Receivables Subsidiary, Insurance Subsidiary or Timber SPV) (i) may amalgamate with or merge into the Company in a transaction in which the Company is the surviving corporation, (ii) may amalgamate with or merge into any Loan Party in a transaction in which the surviving entity is a Loan Party or that becomes a Loan Party simultaneously with such merger in connection with a Permitted Acquisition and pursuant to which such surviving Loan Party assumes all of the Obligations of the Person so amalgamated or merged, (iii) that is not a Loan Party may amalgamate with or merge into any Subsidiary that is not a Loan Party or any Person that becomes a Loan Party or a Subsidiary simultaneously with such merger, (iv) may merge into any other Person that becomes a Loan Party in connection with a Permitted Acquisition, (v) may liquidate, wind-up or dissolve if the Company determines in good faith that such liquidation, winding-up or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such amalgamation or merger involving a Person that is not a Controlled Subsidiary immediately prior to such amalgamation or merger shall not be permitted unless also permitted by Section 7.07.
7.04 Asset Sales. No Borrower will nor will permit any of its Subsidiaries to, convey, sell, lease or otherwise dispose of (or become party to any agreement, note, indenture or other instrument pursuant to which such Person agrees to do any of the foregoing at any future time without the Administrative Agent’s prior written consent) all or any part of their property or assets, or enter into any Sale and Leaseback Transaction, except that:
(a) the Company and its Subsidiaries may sell, contribute and make other transfers of Receivables Facility Assets pursuant to the Receivables Documents under a Permitted Accounts

Receivable Securitization and Soterra LLC may sell Timber Assets in connection with any Timberland Installment Note Transaction;
(b) the Borrowers and their Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business;
(c) the Borrowers and their Subsidiaries may sell Inventory in the ordinary course of business;
(d) the Borrowers and their Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which such Borrower or Subsidiary may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables); provided that any Foreign Subsidiary may effect a sale or discount with recourse or without recourse if such sale or discount is consistent with its past practice or is consistent with customary practice in such Subsidiary’s country of business;
(e) Asset Dispositions by the Company or any of its Subsidiaries to the Company or any Domestic Subsidiary (other than a Timber SPV), Asset Dispositions by any Foreign Borrower to any other Foreign Borrower; Asset Dispositions from any Foreign Subsidiary (other than any Foreign Borrower) to any other Foreign Subsidiary and to the extent permitted by Section 7.07, Asset Dispositions by any Domestic Subsidiary to any Foreign Borrower and any other transaction permitted by Section 7.07;
(f) the Borrowers and their Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;
(g) the Borrowers and their Subsidiaries may make Investments and acquisitions permitted pursuant to Section 7.07;
(h) the Borrowers and their Subsidiaries may enter into licenses or sublicenses of software, trademarks and other IP Rights and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person;
(i) the Borrowers and their Subsidiaries may enter into Sale and Leaseback Transactions permitted under Section 7.02(l);
(j) the Borrowers and their Subsidiaries may make Restricted Payments permitted pursuant to Section 7.05, may grant Permitted Liens, may enter into transactions permitted by Section 7.07, and may lease property in transactions not prohibited by this Agreement;
(k) the Borrowers and their Subsidiaries may make dispositions in the ordinary course of business of equipment and other tangible personal property that is obsolete, uneconomical, surplus, worn-out, excess or no longer useful in the Company’s and its Subsidiaries’ business;

(l) the Borrowers and their Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;
(m) the Borrowers and their Subsidiaries may make other Asset Dispositions (excluding a Soterra Disposition) for fair value; provided that (A) 75% of the aggregate sales price from such Asset Disposition shall be paid in Cash or Cash Equivalents; and (B) that the aggregate book value (at the time of disposition thereof) of all assets then proposed to be disposed of together with all other assets disposed of since the Closing Date pursuant to this clause (m), does not exceed 5% of the Consolidated Tangible Assets of the Company at such time, in each case, measured as of the date of the last such sale based on the last financial statements delivered by the Company pursuant to Section 6.01; provided that to the extent that the Net Sale Proceeds of any Asset Disposition that are not required to be used to prepay the Loans pursuant to Section 2.05(b)(i) are used to purchase assets used or to be used in the businesses referred to in Section 6.04 in the time period prescribed in Section 2.05(b)(i), and if the Company or such Subsidiary has complied with the provisions of Section 6.10 with respect to any assets purchased with such reinvested proceeds, such Asset Disposition shall be disregarded for purposes of calculations pursuant to this clause (m) (and shall otherwise be deemed to be permitted under this clause (m)) to the extent of the reinvested proceeds, from and after the time of compliance with Section 6.10 with respect to the acquisition of such other property;
(n) the Soterra Disposition; provided that such Soterra Disposition is pursuant to a substantially contemporaneous exchange for, or acquisition of, other timberland properties, or that at the time of such Soterra Disposition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing; (ii) the Company shall be in pro forma compliance with the financial covenants in Section 7.15 hereof as if the Soterra Disposition had occurred on the first day of the most recently completed fiscal period for measuring compliance with such financial covenants; (iii) the Net Sale Proceeds therefrom are applied pursuant to Section 2.05(b)(ii) or Section 7.05(b); and (iv) the Soterra Disposition will not result in the breach of or default under any material Contractual Obligation of the Company or any of its Subsidiaries;
(o) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment; and
(p) Asset Dispositions contemplated by Schedule 7.04 so long as made for fair market value as reasonably determined by the Company and on ordinary business terms and so long as the Net Sale Proceeds therefrom are applied pursuant to Section 2.05(b)(i).
In the event the Required Lenders waive the provisions of this Section 7.04 with respect to the sale of any Collateral, or any Collateral is sold as permitted by Section 7.04, such Collateral shall be sold free and clear of the Liens created by the Collateral Documents, and Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

7.05 Dividends or Other Distributions.
(a) No Borrower will nor will permit any of its Subsidiaries to, either: (i) declare or pay any dividend or make any distribution on or in respect of its Equity Interests (“Dividend”) or to the direct or indirect holders of its Equity Interests (except (A) dividends or distributions payable solely in such Equity Interests or in options, warrants or other rights to purchase such Equity Interests and (B) dividends, distributions or redemptions payable to (1) the Company or a Wholly-Owned Subsidiary of the Company and (2) any other Subsidiary of the Company in compliance with applicable corporation or other organizational law); or (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrowers other than in exchange for, or out of proceeds of, the substantially concurrent sale (other than to an Affiliate of any Borrower) of other Equity Interests of such Borrower or as permitted under clause (a)(i)(B) above or (iii) purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final or stated maturity, any Indebtedness (other than with the proceeds of Permitted Refinancing Indebtedness) that is either subordinate or junior in right of payment to the Obligations (other than Intercompany Indebtedness subordinated as a result of Section 7.02(k) or as permitted by Section 7.12); (any of the foregoing being hereinafter referred to as a “Restricted Payment”); provided that the Company may make scheduled principal and interest payments on Indebtedness permitted pursuant to Section 7.02 in accordance with the terms of the documents governing such Indebtedness and make distributions to the extent necessary to enable the Company or a Subsidiary of the Company to pay their taxes as they legally become due; and; provided, further, that:
(b) so long as no Default or Event of Default then exists pursuant to Section 8.01(a), (e), or (f) or would result therefrom, the Company may make any Restricted Payment which, together with all other Restricted Payments made pursuant to this Section 7.05(a) since November 1, 2008 would not exceed the sum of:
(i) 50% of Consolidated Net Income for each Fiscal Year, commencing with the Fiscal Year ended October 31, 2008, ending immediately prior to the date of such Restricted Payment and for which financial statements complying with Section 6.01(b) have been delivered to the Lenders (it being understood that there shall not be any deductions for any net loss as shown on the Company’s income statement for any Fiscal Year prepared in accordance with GAAP);
(ii) the aggregate Net Offering Proceeds received by the Company from the issue or sale of its Common Stock (including the issuance of Common Stock in conjunction with the exercise of stock options) or Permitted Preferred Stock subsequent to October 31, 2008 (other than an issuance or sale to a Subsidiary or an employee stock ownership plan); and
(iii) $77,000,000; and
(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company can make a Soterra Disposition in the form of a dividend payment of its Equity Interests in Soterra LLC, or the Company may make a Restricted Payment from the Net Sale Proceeds of any Soterra Disposition when the Net Sale Proceeds thereof are not used to make a substantially contemporaneous exchange for, or acquisition of, other timberland properties, and any Subsidiary may declare and make dividend payments and other distributions so long as any such payments pursuant thereto by any non-Wholly-Owned Subsidiary of the Company are made on a pro rata basis to such Subsidiary’s shareholders generally.
(d) on and after the date on which the Company achieves Dual Investment Grade Status, and for so long as such Dual Investment Grade Status exists, the Company may make Restricted Payments provided that no Default or Event of Default has occurred, is continuing or would result therefrom; provided that in the event that Dual Investment Grade Status ceases to exist, any Restricted Payments made pursuant to this Section 7.05(d) shall be counted for purposes of the calculation of Restricted Payments (as if such Restricted Payments had been made pursuant to Section 7.05(a)) and determining the Company’s ability to make Restricted Payments pursuant to Section 7.05(a).
Notwithstanding the foregoing, the Company may pay dividends of up to the lesser of (I) $0.01 per share of Class A Common Stock for each four consecutive Fiscal Quarters and (II) $250,000 for each consecutive Fiscal Quarter, and the Company may pay Dividends within 60 days after the date of declaration thereof if at such date of declaration such Dividend would have complied with this Section 7.05; provided that such Dividend if permitted only by Section 7.05(a) shall be included (without duplication) in the calculation of the amount of Restricted Payment for purpose of Section 7.05(a).
7.06 Issuance of Stock.
(a) The Company will not issue any Equity Interests, except for such issuances of Equity Interests of the Company consisting of Common Stock or Permitted Preferred Stock.
(b) No Borrower will nor will permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Equity Interests of any Subsidiary of the Company, except (i) to the Company, (ii) to another Wholly-Owned Subsidiary of the Company, (iii) to qualified directors if required by applicable law, (iv) pursuant to employee stock ownership or employee benefit plans in effect on the date hereof or (v) as otherwise permitted in connection with an Investment permitted by Section 7.07; provided that the Company can make the Soterra Disposition in the form of a dividend payment of its Equity Interests in Soterra LLC; and provided, further, that nothing in this Section 7.06(b) will prohibit the Company or any Subsidiary from disposing of any Equity Interests if the transaction would otherwise be permitted by Section 7.04.
7.07 Loans, Investments and Acquisitions. No Borrower will nor will permit any of its Subsidiaries to, make any Investments or make any acquisitions except:
(a) the Borrowers and their Subsidiaries may acquire and hold Cash and Cash Equivalents;
(b) Investments existing on the date hereof identified on Schedule 7.07, without giving effect to any additions thereto, but including any renewal or extension of any thereof in the ordinary course of business and on ordinary business terms in an amount not to exceed the original amount thereof;

(c) Investments required pursuant to the terms of any Permitted Accounts Receivable Securitization;
(d) Investments (including debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(e) the Company may enter into Swap Contracts in compliance with Section 7.02(h);
(f) pledges or deposits made in the ordinary course of business;
(g) (i) Investments by the Company or any Subsidiary in their respective Subsidiaries outstanding on the date hereof; (ii) Investments by the Company or any Subsidiary in Loan Parties; (iii) Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties; and (iv) Investments in any Wholly-Owned Foreign Subsidiary (excluding Investments of the type described in Section 7.02(p)(ii)), (A) to the extent made in the ordinary course of business and in a manner consistent with the Company’s past business practice to fund or support the ordinary course operations of such Wholly-Owned Foreign Subsidiary or (B) if de minimis and made in connection with the organization or formation thereof;
(h) the Borrowers or any Subsidiary may make Permitted Acquisitions (including payments permitted by Section 7.02(i)) subject to clause (g) above in the case of Investments by the Company and any Domestic Subsidiary in any Foreign Subsidiary;
(i) extensions of trade credit, accounts or notes receivable and prepaid expenses in the ordinary course of business and Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with Asset Dispositions not prohibited by this Agreement;
(j) Investments in joint ventures by the Company or any of its Subsidiaries not at any time exceeding the sum of (i) in the aggregate a Dollar Equivalent amount of $35,000,000 in any Fiscal Year following the Closing Date, plus (ii) the aggregate net cash received by the Company and its Subsidiaries since the Closing Date in connection with Investments under this clause (j) as interest, dividends, distributions or other income and returns of capital from Investments under this clause (j);
(k) other Investments not in excess of the sum of (i) the Dollar Equivalent amount of $40,000,000 outstanding at any one time, plus (ii) the aggregate net cash received by the Company and its Subsidiaries since the Closing Date in connection with Investments under this clause (k) as interest, dividends, distributions or other income and returns of capital from Investments under this clause (k); provided that any such Investment that is an acquisition complies with clauses (a) through (d) of the definition of Permitted Acquisition;
(l) advances, loans or extensions of credit to suppliers in the ordinary course of business consistent with past practice as of the Closing Date;

(m) advances, loans or extensions of credit by the Company or any Subsidiary to any of its employees (other than employees of any Insurance Subsidiary, Timber SPV or any Receivables Subsidiary) in the ordinary course of business; provided that the aggregate amount of all such loans, advances and extensions of credit shall not at any time exceed in the aggregate a Dollar Equivalent amount of $7,500,000;
(n) Investments of any Person in the amount existing at the time such Person became a Subsidiary, to the extent such Investment was not made in connection with, or in contemplation of, such Person becoming a Subsidiary;
(o) Soterra LLC and any Timber SPV may make Investments in connection with any Timberland Installment Note Transaction; and
(p) (i) so long as no Default has occurred and is continuing or would result from such Investment, Investments by the Loan Parties in Foreign Subsidiaries that are not Loan Parties, or joint ventures in which the Company or any Subsidiary has an interest; and (ii) Investments consisting of the transfer of equipment (and any intellectual property rights necessary for the use of such assets) to Foreign Subsidiaries in the ordinary course of business; provided that the aggregate amount of Investments described in clauses (i) and (ii) above shall not exceed 5% of the total assets of the Company (in each case measured at the time of such Investment and, in the case of clause (ii) above, based upon the sum of the current book value of the assets transferred, plus the book values of all other assets previously transferred to Foreign Subsidiaries pursuant to clause (ii) above).
7.08 Transactions with Affiliates. No Borrower will nor will permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower (other than a Loan Party) unless the terms of such business, transaction or series of transactions are as favorable to such Borrower, such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person or, if such transaction is not one which by its nature could be obtained from such Person, is on fair and reasonable terms; provided that the following shall be permitted: (v) the payment of customary fees to members of the Board of Directors of the Company and compensation or employee benefit arrangements with employees of the Company or any Subsidiary, (w) transactions expressly permitted by Section 7.03 or Section 7.05, (x) transactions described in Schedule 7.08 or transactions pursuant to a Soterra Disposition and (y) transactions in connection with Permitted Accounts Receivable Securitizations and any Timberland Installment Note Transaction.
7.09 Insurance Subsidiary. Notwithstanding anything to the contrary in this Agreement, Insurance Subsidiary shall not engage in any business other than the business of serving as a captive insurance company for the Company and its Subsidiaries and engaging in such necessary activities related thereto as may be permitted to be engaged in by a Bermuda captive insurance company pursuant to applicable Bermuda captive insurance company rules and regulations.

7.10 Sale or Discount of Receivables. The Borrowers shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, sell, with or without recourse, or discount (other than in connection with trade discounts or arrangements necessitated by the creditworthiness of the other party, in each case in the ordinary course of business consistent with past practice) or otherwise sell for less than the face value thereof, notes or accounts receivable, except (i) to any Domestic Loan Party (other than a Timber SPV) and (ii) other than pursuant to a Permitted Accounts Receivable Securitization and transactions permitted by Section 7.04(d) or Section 7.07.
7.11 Fiscal Year. The Company will not change its Fiscal Year.
7.12 Limitation on Voluntary Payments and Modifications, Etc. No Borrower will nor will permit any of its Subsidiaries to:
(a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness with a principal amount in excess of the Dollar Equivalent of $10,000,000 (other than Intercompany Indebtedness subordinated as a result of Section 7.02(j)) that is either subordinate or junior in right of payment to the Obligations, other than pursuant to the issuance of Permitted Refinancing Indebtedness, except (i) regularly scheduled payments of interest and regularly scheduled payments of principal on Indebtedness permitted by Section 7.02, (ii) the conversion or exchange of any Indebtedness into Equity Interests of any Borrower, (iii) Permitted Refinancing Indebtedness, (iv) the repayment in full of all Indebtedness under the Existing Credit Agreement and (v) the repayment in full of all Indebtedness under the Liquidity Facility Loan Agreement;
(b) amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing Indebtedness described in clause (a) above in a manner materially adverse to the interests of the Lenders;
(c) enter into any Receivables Documents other than in connection with a Permitted Accounts Receivable Securitization (unless such Receivables Documents have been approved by the Administrative Agent or are non-material documentation entered into pursuant to such approved Receivables Documents) or amend or modify in any material respect which is adverse to the Lenders any of such Receivables Documents except as permitted by Section 7.10 unless such amendment or modification has been approved by the Administrative Agent (which shall not be unreasonably withheld); provided that if the Receivables Documents, after giving effect to such amendment or modification, would constitute a Permitted Accounts Receivable Securitization, then such approval of the Administrative Agent shall not be required; or
(d) amend, modify or change in any way materially adverse to the interests of the Lenders, its Organizational Documents (including, without limitation, by filing or modification of any certificate of designation) or bylaws, or any agreement entered into by it, with respect to its Equity Interests, or enter into any new agreement with respect to its preferred stock in any manner materially adverse to the interests of the Lenders.

7.13 Limitation on Certain Restrictions on Subsidiaries. No Borrower will nor will permit any of its Material Subsidiaries, to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower or any Material Subsidiary of any Borrower to (a) pay dividends or make any other distributions on its Equity Interests or pay any Indebtedness or other Obligation owed to the Company or any of its other Subsidiaries, (b) make any loans or advances to the Company or any of its other Material Subsidiaries, or (c) transfer any of its property to the Company or any of its other Material Subsidiaries, except:
(i) any encumbrance or restriction pursuant to the Loan Documents, the Senior Notes, any documents evidencing Permitted Refinancing Indebtedness with respect to any of the foregoing, any Permitted Accounts Receivable Securitization (including limitations set forth in the charter documents of any Receivable Subsidiary) or an agreement in effect at or entered into on the Closing Date and reflected on Schedule 7.13 hereto or any encumbrance or restriction on the assets of a Timber SPV arising out of a Timberland Installment Note Transaction;
(ii) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of the Company or was acquired by the Company (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date;
(iii) any such encumbrance or restriction consisting of customary provisions restricting subletting or assignment of any leases governing leasehold interests of the Company or any of its Subsidiaries and customary provisions restricting assignment of any agreement or license entered into by the Company or any Subsidiary in the ordinary course of business and customary restrictions in sales agreements pending the closing of the applicable sale;
(iv) any encumbrance or restriction existing solely as a result of a requirement of Law; and
(v) Permitted Liens or other restrictions contained in security agreements or Capitalized Leases securing or otherwise related to Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the property subject to such security agreements.
7.14 Accounting Changes. No Borrower will, nor will permit any of its Subsidiaries to, make any change in accounting policies affecting the presentation of financial statements from those employed by it on the date hereof, unless (a) such change is disclosed to the Lenders through the Administrative Agent or otherwise; (b) relevant prior financial statements that are affected by such change are restated (in form and detail reasonably satisfactory to the Administrative Agent) as may be required by GAAP to show comparative results; and (c) the

Company delivers a report to the Administrative Agent calculating all financial statements and other relevant financial terms without giving effect to such change.
7.15 Financial Covenants. (a) Leverage Ratio. Permit the Leverage Ratio as of the last day of any Fiscal Quarter for the Test Period then ended to be more than 3.50 to 1.00.
(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Company to be less than 1.50 to 1.00.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default. Any of the following events, acts, occurrences or state of facts shall constitute an “Event of Default” for purposes of this Agreement:
(a) Failure to Make Payments When Due. Any Borrower (i) shall default in the payment of principal on any of the Loans or any reimbursement obligation with respect to any Letter of Credit; or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any other Obligation when due and such default in payment shall continue for five (5) Business Days; or
(b) Representations and Warranties. Any representation or warranty made by any Loan Party, as the case may be, to Administrative Agent or any Lender contained in any Loan Document or certificate delivered to Administrative Agent or any Lender pursuant hereto or thereto shall have been incorrect in any material respect on the date as of when made or deemed made, or
(c) Covenants. Any Loan Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VII (other than Section 7.09 or 7.12(d)) hereof or Section 6.03(a) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice to the Company by Administrative Agent or any Lender; or
(d) Default Under Other Loan Documents. Any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 8.01) and such default shall continue unremedied for a period of thirty (30) days after written notice thereof has been given to the Company by Administrative Agent; or
(e) Voluntary Insolvency, Etc. Any Borrower or any Material Subsidiary shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding, make any proposal, seek any relief under or file any petition or proposal under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution, reorganization, arrangement, composition or readjustment or the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or
(f) Involuntary Insolvency, Etc. Involuntary proceedings or an involuntary petition shall be commenced or filed against any Borrower or any Material Subsidiary under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution, reorganization, arrangement, composition, readjustment, winding up, liquidation, suspension of operations of it or the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business, or to effect a plan or other arrangement with its creditors or any writ, judgment, warrant of attachment, sequestration, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or
(g) Default Under Other Agreements. (i) Any Loan Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents) in excess of $35,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) a default shall occur in the performance or observance of any Permitted Debt Document, any agreement or condition to any such Indebtedness referred to in clause (i) of this Section 8.01(g) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity, or (iii) any such Indebtedness referred to in clause (i) of this Section 8.01(g) of the Loan Parties shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required payment or prepayment, prior to the stated maturity thereof; or
(h) Invalidity of Subordination Provisions. The subordination provisions of any agreement, instrument or other documents evidencing, guaranteeing or otherwise governing subordinated notes evidencing any Permitted Additional Indebtedness or any Permitted Refinancing Indebtedness therefor is for any reason revoked or invalidated, or otherwise ceases to be in full force and effect, or the Loans and the other Obligations hereunder entitled to receive the benefits of any Loan Document is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or
(i) Judgments. One or more judgments or decrees shall be entered against a Loan Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by insurance) of $35,000,000 or more and shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(j) Collateral Documents. Except as contemplated by Section 7.10, at any time after the execution and delivery thereof, any of the Collateral Documents shall cease to be in full force and effect (other than, except in the case of documents governed by other than U.S. law, due to the effect of applicable foreign law or action of any foreign government or as otherwise provided in any Loan Document) or shall cease to give Administrative Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the Collateral), in favor of Administrative Agent for the benefit of the Secured Parties superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or
(k) Guaranties. Any Guaranty or any provision thereof shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Guaranty) cease to be in full force and effect in accordance with its terms or the terms of any other Loan Document, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under any Guaranty (except to the extent expressly permitted herein or therein); or
(l) ERISA. Either (i) any Termination Event shall have occurred, (ii) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (iii) the PBGC institutes proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (iv) Company or any of its Subsidiaries shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan or (v) any Borrower or any Subsidiary of any Borrower fails to make a deficit reduction contribution required under Code Section 412(1) to any Plan by the due date for such contribution; if as of the date thereof or any subsequent date, the sum of each of Company’s and its Subsidiaries’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA) as a result of such events listed in clauses (i) through (v) above exceeds $35,000,000 in the aggregate; or
(m) Change of Control. A Change of Control shall occur; or
(n) Dissolution. Any order, judgment or decree shall be entered against any Borrower or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Company or any Material Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions for the ratable benefit of the Secured Parties: (i) by written notice to Borrowers declare all Commitments to be terminated whereupon such Commitments shall forthwith terminate, (ii) by written notice to Borrowers declare all sums then owing by Borrowers hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrowers, (iii) direct Borrowers to Cash Collateralize (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 8.01(e) or Section 8.01(f) with respect to such Borrower it will Cash Collateralize) the then Outstanding Amount of all L/C Obligations, and (iv) enforce, as Administrative Agent the Guaranties and all of the Liens and security interests created pursuant to the Collateral Documents in accordance with their terms. In cases of any occurrence of any Event of Default described in Section 8.01(e) or Section 8.01(f) with respect to the Company, the Loans, together with accrued interest thereon and all of the other Obligations, shall become immediately and automatically due and payable forthwith and all Commitments immediately and automatically terminated without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by Borrowers hereunder shall also become immediately and automatically due and payable all without notice of any kind.
Anything in this Section 8.01 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers; provided that, at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 10.1 hereof.
8.02 Application of Funds. After the exercise of remedies provided for in Section 8.01, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan

Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, Ancillary Obligations, ratably among the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks and the Existing Guaranty Banks, in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full to the Company or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Ancillary Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or Existing Guaranty Bank, as the case may be. Each Cash Management Bank, Hedge Bank or Existing Guaranty Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
8.03 Collateral Allocation Mechanism. On the CAM Exchange Date, (a) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Loans and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Amount, determined using the Spot Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 10.06 and each Borrower hereby consents and agrees to the CAM Exchange. Each of the Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment).
ARTICLE IX
ADMINISTRATIVE AGENT
9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents; (v) the value or the sufficiency of any Collateral; or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to approval by the Company if no Default exists and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above subject to approval by the Company if no Default exists and is continuing; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender; (y) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (z) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Book Managers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank or an Existing Guaranty Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) on the date on which all Obligations (including any then due and owing indemnity obligations hereunder but excluding any Ancillary Obligations) shall be indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Aggregate Commitments hereunder shall have been terminated, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
(b) to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.0l(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under any Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
9.11 Existing Guaranties, Secured Cash Management Agreements and Secured Hedge Agreements. No Existing Guaranty Bank, Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty, any Collateral Document or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Ancillary Obligations unless the Administrative Agent has received written notice of such Ancillary Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Existing Guaranty Bank, Cash Management Bank or Hedge Bank, as the case may be.
The parties hereto hereby acknowledge and agree that, on the date on which all Obligations (including any then due and owing indemnity obligations hereunder but excluding any Ancillary Obligations) shall be indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Aggregate Commitments hereunder shall have been terminated (all of which shall occur in accordance with the terms of the Loan Documents and whether or not any Ancillary Obligations remain outstanding), any benefits obtained by any Existing Guaranty Bank, Cash Management Bank or Hedge Bank pursuant to any Guaranty, any Collateral Document or any other Loan Document shall terminate, regardless of whether any Ancillary Obligations remain outstanding.
ARTICLE X
MISCELLANEOUS
10.01 No Waiver; Modifications in Writing.
(a) No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Administrative Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the Company and the Required Lenders; provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender or any Lender that is an Impacted Lender pursuant to clause (b) of the definition thereof) (with Obligations directly affected thereby in the case of the following clause (i)):
(i) extend the final scheduled maturity of any Loan or Note (or extend the stated maturity of any Letter of Credit beyond the Maturity Date with respect to the Revolving Credit Facility), or reduce the rate or extend the time of payment of interest or fees thereon except for waivers of Default Rate interest, or reduce the principal amount thereof or extend the time of payment or reduce the amount of any other amounts payable hereunder or under any other Loan Document,
(ii) release all or substantially all of the value of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Collateral Documents or in this Agreement),
(iii) amend, modify or waive any provision of this Section 10.01 (except for technical amendments with respect to additional extensions of credit pursuant to Section 2.14 or 2.15 which afford the protections to such additional extensions of credit of the type provided to the Loans on the date hereof) or reduce any percentage specified in the definition of Required Lenders, or
(iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; and
provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall:
(A) increase or extend the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, representations, warranties, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender);
(B) without the consent of Bank of America and each other L/C Issuer that has issued an outstanding Letter of Credit, amend, modify or waive any provision of Section 2.03 or alter its rights or obligations with respect to Letters of Credit;
(C) without the consent of the Administrative Agent, amend, modify or waive any provision of Article IX as same applies to the Administrative Agent or any other provisions as same relates to the rights or obligations of the Administrative Agent;

(D) without the consent of the Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of the Administrative Agent under the other Loan Documents;
(E) alter the required application of any prepayments or repayments (or commitment reductions), as among the various Facilities, without the consent of the Required Term Lenders, the Required U.S. Revolving Lenders and the Required Global Lenders, as applicable and to the extent that their respective Facilities are being allocated a lesser prepayment, repayment or commitment reduction; provided that the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as among the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered; or
(F) change (1) any provision of this Section 10.01 or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (2) of this Section 10.01(iv)(F)), without the written consent of the Required Lenders or (2) the definitions of “Required Term Lenders”, “Required Revolving Lenders, “Required U.S. Revolving Lenders” or “Required Global Revolving Lenders” without the written consent of the Required Term Lenders, Required Revolving Lenders, Required U.S. Revolving Lenders and Required Global Revolving Lenders, respectively; and
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement; and (ii) any of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender (nor any Lender that is an Impacted Lender pursuant to clause (b) of the definition thereof) shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
(b) If, in connection with any proposed amendment, modification, supplement, waiver, discharge, termination or other change of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 10.01(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers if the respective Lender’s consent is required with respect to less than all Loans and/or Commitments, to replace only the respective Loans and/or Commitments of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more replacement Lenders pursuant to Section 10.13 so long as at the time of such replacement, each such replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change. Promptly following any such replacement hereunder, the Administrative Agent shall effect the vote on the proposed amendment, modification, supplement, waiver, discharge, termination or other change.
(c) Notwithstanding the foregoing, upon the execution and delivery of all documentation required by the Administrative Agent to be delivered pursuant to either (i) Section 2.14 in connection with an increase in the Revolving Credit Facility or (ii) Section 2.15 in connection with an increase in the Term Loans, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, the new Lenders and the terms of such increase.
10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to a Borrower, the Administrative Agent, the L/C Issuer or any Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent; and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the L/C Issuer or any Lender. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) the L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents; (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01; and (y) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its

Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to any Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e) Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.
(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, subject to Section 10.06(b)(vii) no minimum amount need be assigned; and
(B) in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, subject to Section 10.06(b)(vii) so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D) the consent of each of the L/C Issuer and the Swing Line Lenders (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii) Minimum Amounts for Assignment. No such assignment with respect to any Obligations hereunder which are owed by or committed to a Borrower incorporated or established under Dutch law, shall be for an amount less than €50,000 (or its equivalent in another currency) or, if it is less, the new Lender shall confirm in writing to such Borrower that it, the new Lender, is a professional market party within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the applicable Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, absent manifest error. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first or second proviso to Section 10.01 that affects such Participant. Subject to clause (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 10.06(d), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender. No Lender shall provide, and no Designated Participant shall be entitled to receive, any Information unless such Information is publicly available at the time of the disclosure thereof.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line

Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives in connection with this Facility (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the terms hereof), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to either Section 2.14(c) or Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Lender that is an Impacted Lender pursuant to clause (b) of the definition thereof, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents of all Persons other than such Lender required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
10.14 Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO

THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and as otherwise agreed in writing by the relevant parties; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
10.20 Special Provisions in relation to Dutch Collateral.
(a) Each Loan Party that is or becomes a party to a Collateral Document governed by Dutch law (each a “Dutch Law Credit Party”) hereby irrevocably and unconditionally undertakes (such undertaking to become effective at the time of effectiveness of the related Collateral Document) to pay to the Administrative Agent as a separate and independent obligation an amount equal to the total amount owed from time to time by such Loan Party to any Secured Party (excluding any amount owed to the Administrative Agent under this Section 10.20) under the Loan Documents (its “Parallel Debt”).
(b) For the avoidance of doubt it is confirmed that clause (a) above means:
(i) that any separate and independent payment obligation of a Dutch Law Credit Party under clause (a) above shall be due and payable to the Administrative Agent under this Section 10.20 as soon as, and to the extent that, the amount owed by such Dutch Law Credit Party to any Secured Party (excluding any amount owed to the Administrative Agent under this Section 10.20) is due and payable under the Loan Documents;
(ii) accordingly (without prejudice to the foregoing), that upon any Loans or other amounts (the “Accelerated Amounts”) being declared due and payable or payable on demand (as the case may be) by a Dutch Law Credit Party pursuant to Section 10.01, a portion of the Parallel Debt of that Dutch Law Credit Party in the same amount as the Accelerated Amounts shall be due and payable or payable on demand (as the case may be) on the same terms as are applicable to the Accelerated Amounts; and
(iii) that the undertaking of each Dutch Law Credit Party under this Section 10.20 shall not increase the principal, interest, or fees owing by such Dutch Law Credit Party under the Loan Documents.
(c) Each of the parties acknowledges that (i) for this purpose the Parallel Debt of a Dutch Law Credit Party constitutes undertakings, obligations and liabilities of such Dutch Law Credit Party which are separate and independent from, and without prejudice to the obligations which such Dutch Law Credit Party has to any Secured Party and; (ii) each Parallel Debt represents the Administrative Agent’s own claim (vordering) to receive payment of such Parallel Debt by each Dutch Law Credit Party and that the total amount which may become due under a Parallel Debt pursuant to this Section 10.20 shall never exceed the total amount which becomes due by the relevant Dutch Law Credit Party to the Secured Parties under the other provisions of the Loan Documents (other than under this Section 10.20).
(d) Notwithstanding any of the other provisions of this Section 10.20:
(i) the total amount due and payable by each Dutch Law Credit Party under its Parallel Debt shall be decreased to the extent such Dutch Law Credit Party shall have paid any amounts to any Secured Party or any of them to reduce such Dutch Law Credit

Party’s outstanding obligations to the Secured Parties or any Secured Party otherwise receives any amount in payment of such obligations (other than by virtue of Section 10.20(f)); and
(ii) to the extent that any Dutch Law Credit Party shall have paid any amounts to the Administrative Agent under its Parallel Debt or the Administrative Agent shall have otherwise received monies in payment of such Parallel Debt, the total amount due and payable by such Dutch Law Credit Party to the Secured Parties shall de decreased by an equivalent amount as if said amounts were received directly in payment of the amounts due to the Secured Parties (other than amounts due under this Section 10.20).
(e) For the purpose of this Section 10.20, the Administrative Agent acts in its own name and on behalf of itself but for the benefit of the Secured Parties and any Lien granted to the Administrative Agent to secure any Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of that Parallel Debt.
(f) All payments received by the Administrative Agent shall be applied towards payment of a Parallel Debt, whereupon the Administrative Agent shall distribute all amounts to the Secured Parties in accordance with the terms hereof.
(g) To the extent that any amounts are paid to the Administrative Agent in payment of a Parallel Debt, the Administrative Agent shall, in accordance with the provisions of the Loan Documents, return to such Dutch Law Credit Party such amounts, if any, received in excess of the amount due to the Secured Parties.
(h) If and to the extent any liability owed by any Loan Party to the Administrative Agent in its capacity as Lender and/or L/C Issuer under the Loan Documents cannot be validly secured through the Parallel Debt, such liability itself shall be secured through the security provided by the Dutch Law Credit Parties.
(i) Without limiting or affecting the Administrative Agent’s rights against the Loan Parties (whether under this Section 10.20 or under any other provision of the Loan Documents), each Loan Party acknowledges that:
(i) nothing in this Section 10.20 shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as Lender and/or L/C Issuer; and
(ii) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender and/or IC Issuer.
(j) Without prejudice to Section 10.20, a Dutch Law Credit Party may not repay or prepay its Parallel Debt unless directed to do so by the Administrative Agent or the Lien under the relevant Collateral Document is enforced by the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GREIF, INC.
By:	/s/ Donald S. Huml
	Name:	Donald S. Huml
	Title:	Executive Vice President

GREIF INTERNATIONAL HOLDING B.V.
By:	/s/ Gary R. Martz
	Name:	Gary R. Martz
	Title:	Director

Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Maurice Washington
	Name:	Maurice Washington
	Title:	Vice President

Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Ivene Bertozzi Bartenstein
	Name:	Ivene Bertozzi Bartenstein
	Title:	SVP

Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Diane M. Faunda
	Name:	Diane M. Faunda
	Title:	Senior Vice President

Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Marcel Fournier
	Name:	Marcel Fournier
	Title:	Vice President

Credit Agreement

US BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Keith Walters
	Name:	Keith Walters
	Title:	Vice President

Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Lender
By:	/s/ Jeff D. Blendick
	Name:	Jeff D. Blendick
	Title:	Vice President

Credit Agreement

CITIZENS BANK OF PENNSYLVANIA, as a Lender
By:	/s/ Philip R. Medsger
	Name:	Philip R. Medsger
	Title:	Vice President

Credit Agreement

AGFIRST FARM CREDIT BANK, as a Lender
By:	/s/ Victoria Kovalenko
	Name:	Victoria Kovalenko
	Title:	Vice President

Credit Agreement

[Fifth Third Bank], as a Lender
By:	/s/ Brent M. Jackson
	Name:	Brent M. Jackson
	Title:	Senior Vice President

Credit Agreement

NATIONAL CITY BANK, as a Lender
By:	/s/ Timothy J. Holmes
	Name:	Timothy J. Holmes
	Title:	Senior Vice President

Credit Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Vice President

By:	/s/ Susan LeFevre
	Name:	Susan LeFevre
	Title:	Director

Credit Agreement

ING BANK N.V., DUBLIN BRANCH, as a Lender and Swing Line Lender
By:	/s/ Shaun Hawley
	Name:	Shaun Hawley
	Title:	Manager

By:	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Vice President

Credit Agreement

Farm Credit Services of Mid-America, PCA, as a Lender
By:	/s/ Ralph M. Bowman
	Name:	Ralph M. Bowman
	Title:	Vice President

Credit Agreement

[HSBC BANK USA, NATIONAL ASSOCIATION], as a Lender
By:	/s/ Robert J McArdle
	Name:	Robert J McArdle
	Title:	First Vice President

Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender
By:	/s/ Jeffrey P. Sullivan
	Name:	Jeffrey P. Sullivan
	Title:	Vice President

Credit Agreement

TORONTO DOMINION (NEW YORK) LLC, as a Lender
By:	/s/ Debbi L. Brito
	Name:	Debbi L. Brito
	Title:	Authorized Signatory

Credit Agreement

UNION BANK, N.A., as a Lender
By:	/s/ David Thurber
	Name:	David Thurber
	Title:	Vice President

Credit Agreement

COMERICA BANK, as a Lender
By:	/s/ Brandon Welling
	Name:	Brandon Welling
	Title:	Account Officer

Credit Agreement

FIRSTMERIT BANK, N.A., as a Lender
By:	/s/ Robert G. Morlan
	Name:	Robert G. Morlan
	Title:	Senior Vice President

Credit Agreement

[First Commonwealth Bank], as a Lender
By:	/s/ Stephen J. Orban
	Name:	Stephen J. Orban
	Title:	Vice President

Credit Agreement

1st FARM CREDIT SERVICES, PCA, as a Lender
By:	/s/ Terry Hinds
	Name:	Terry Hinds
	Title:	SVP, Business Lending/Corporate Relations
Date: 2-12-09
Credit Agreement

AMERICAN AGCREDIT, PCA, as a Lender
By:	/s/ Vern Zander
	Name:	Vern Zander
	Title:	Vice President

Credit Agreement

FARM CREDIT SERVICES OF THE MOUNTAIN PLAINS, PCA, as a Lender
By:	/s/ Bradley K. Leafgren
	Name:	Bradley K. Leafgren
	Title:	Vice President

Credit Agreement

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA, as a Lender
By:	/s/ Alfred S. Compton Jr.
	Name:	Alfred S. Compton Jr.
	Title:	Vice President / Managing Director

Credit Agreement

DISCLOSURE SCHEDULES
TO
CREDIT AGREEMENT
These Disclosure Schedules are delivered pursuant to the CREDIT AGREEMENT (the “Agreement”) dated as of February 19, 2009 by and among Greif, Inc., a Delaware corporation (together with its successors, the “Company”), Greif International Holding BV, a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands (together with its successors, “Greif International Holding”), certain other Wholly-Owned Subsidiaries of the Company party hereto pursuant to Section 2.16 (each of Greif International Holding and each such other Wholly-Owned Subsidiary, a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), and various lending institutions parties thereto and in their capacities as lenders thereunder (collectively, the “Lenders,” and each individually, a “Lender”) and Bank of America, N.A. as administrative agent (“Administrative Agent”) for the Lenders, Swing Line Lender and L/C Issuer.
Capitalized terms used but not defined herein will have the meanings given to them in the Agreement.

Schedule 1.01(a)

Cash Restructuring Charges
During Fiscal Year 2008, the Company recorded restructuring charges of $43.2 million, consisting of $20.6 million in employee separation costs, $12.3 million in asset impairments, $0.4 million in professional fees, and $9.9 million in other restructuring costs, primarily consisting of facility consolidation and lease termination costs. Six company-owned plants in the Industrial Packaging segment and four company-owned plants in the Paper Packaging segment were closed. The Company also expects to incur restructuring charges not in excess of $50,000,000 in Fiscal Year 2009.
For purposes of clause (1) in the definition of Consolidated EBITDA, the cash portion of such restructuring charges incurred during Fiscal Years 2008 and 2009 will be added in the amounts of $30,900,000 and $40,000,000, respectively, as set forth below.
(a)	In Fiscal Year 2008 by quarter (Dollars in millions):

Quarter 1	Quarter 2	Quarter 3	Quarter 4
$4.9	$2.7	$7.4	$15.9
(b)	Fiscal Year 2009 not to exceed by quarter (Dollars in millions).

Quarter 1	Quarter 2	Quarter 3	Quarter 4
$16	$16	$4	$4

Schedule 1.01(b)
Mandatory Cost Formulae
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum

100 - (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum

300

Where:
“A”
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”
is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.
“E”
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and
(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 2.01 to Credit Agreement
Greif, Inc. — $700,000,000 Credit Facilities — February 2009

Lender	Total Allocation	Total %	US Revolver	US%	Multi Revolver	Multi %	Total Revolver	Revolver %	Term Loan	TL %
Bank of America, N.A.	60,000,000.00	8.57142857%	17,721,722.37	7.08868895%	26,432,123.78	10.57284951%	44,153,846.15	8.83076923%	15,846,153.85	7.92307692%
JPMorgan Chase Bank, N.A.	60,000,000.00	8.57142857%	17,721,722.37	7.08868895%	26,432,123.78	10.57284951%	44,153,846.15	8.83076923%	15,846,153.85	7.92307692%
KeyBank, N.A.	48,000,000.00	6.85714286%	13,337,602.90	5.33504116%	19,893,166.33	7.95726653%	33,230,769.23	6.64615385%	14,769,230.77	7.38461538%
U.S. Bank, N.A.	48,000,000.00	6.85714286%	13,337,602.90	5.33504116%	19,893,166.33	7.95726653%	33,230,769.23	6.64615385%	14,769,230.77	7.38461538%
The Huntington National Bank	43,500,000.00	6.21428571%	12,087,202.63	4.83488105%	18,028,181.99	7.21127279%	30,115,384.62	6.02307692%	13,384,615.38	6.69230769%
RBS Citizens Bank	43,500,000.00	6.21428571%	12,087,202.63	4.83488105%	18,028,181.99	7.21127279%	30,115,384.62	6.02307692%	13,384,615.38	6.69230769%
AgFirst Farm Credit Bank	35,000,000.00	5.00000000%	24,230,769.23	9.69230769%	—	0.00000000%	24,230,769.23	4.84615385%	10,769,230.77	5.38461538%
Fifth Third Bank	35,000,000.00	5.00000000%	9,725,335.45	3.89013418%	14,505,433.78	5.80217351%	24,230,769.23	4.84615385%	10,769,230.77	5.38461538%
National City Bank	35,000,000.00	5.00000000%	9,725,335.45	3.89013418%	14,505,433.78	5.80217351%	24,230,769.23	4.84615385%	10,769,230.77	5.38461538%
Deutsche Bank	35,000,000.00	5.00000000%	9,725,335.45	3.89013418%	14,505,433.78	5.80217351%	24,230,769.23	4.84615385%	10,769,230.77	5.38461538%
ING Bank	33,000,000.00	4.71428571%	13,244,980.66	5.29799226%	19,755,019.34	7.90200774%	33,000,000.00	6.60000000%	—	0.00000000%
Farm Credit Services of Mid-America, PCA	25,000,000.00	3.57142857%	17,307,692.31	6.92307692%	—	0.00000000%	17,307,692.31	3.46153846%	7,692,307.69	3.84615385%
HSBC Bank USA, N.A.	25,000,000.00	3.57142857%	6,946,668.18	2.77866727%	10,361,024.13	4.14440965%	17,307,692.31	3.46153846%	7,692,307.69	3.84615385%
Northern Trust Bank	25,000,000.00	3.57142857%	6,946,668.18	2.77866727%	10,361,024.13	4.14440965%	17,307,692.31	3.46153846%	7,692,307.69	3.84615385%
Toronto Dominion LLC	25,000,000.00	3.57142857%	6,946,668.18	2.77866727%	10,361,024.13	4.14440965%	17,307,692.31	3.46153846%	7,692,307.69	3.84615385%
Union Bank of California	25,000,000.00	3.57142857%	6,946,668.18	2.77866727%	10,361,024.13	4.14440965%	17,307,692.31	3.46153846%	7,692,307.69	3.84615385%
Comerica Bank	20,000,000.00	2.85714286%	5,557,334.54	2.22293382%	8,288,819.30	3.31552772%	13,846,153.85	2.76923077%	6,153,846.15	3.07692308%
FirstMerit Bank, N.A.	20,000,000.00	2.85714286%	13,846,153.85	5.53846154%	—	0.00000000%	13,846,153.85	2.76923077%	6,153,846.15	3.07692308%
First Commonwealth	20,000,000.00	2.85714286%	5,557,334.54	2.22293382%	8,288,819.30	3.31552772%	13,846,153.85	2.76923077%	6,153,846.15	3.07692308%
1st Farm Credit Services, PCA	15,000,000.00	2.14285714%	10,384,615.38	4.15384615%	—	0.00000000%	10,384,615.38	2.07692308%	4,615,384.62	2.30769231%
American AgCredit, PCA	10,000,000.00	1.42857143%	6,923,076.92	2.76923077%	—	0.00000000%	6,923,076.92	1.38461538%	3,076,923.08	1.53846154%
Farm Credit Services of the Mountain Plains, PCA	9,000,000.00	1.28571429%	6,230,769.23	2.49230769%	—	0.00000000%	6,230,769.23	1.24615385%	2,769,230.77	1.38461538%
GreenStone Farm Credit Services, ACA/FLCA	5,000,000.00	0.71428571%	3,461,538.46	1.38461538%	—	0.00000000%	3,461,538.46	0.69230769%	1,538,461.54	0.76923077%

	$700,000,000.00	100.00000000%	250,000,000.00	100.00000000%	250,000,000.00	100.00000000%	500,000,000.00	100.00000000%	$200,000,000.00	100.00000000%

Schedule 2.03
Existing Letters of Credit
Currency (US$)

Amount	Expiration		LC Number	Beneficiary	Account Party	Issuer

[***]	30-Nov-09		[***]	[***]	Greif, Inc.	KeyBank
[***]	1-Jan-10		[***]	[***]	Greif, Inc.	KeyBank
[***]	24-Feb-09	*	[***]	[***]	Greif, Inc.	US Bank
[***]	25-Feb-10		[***]	[***]	Greif, Inc.	KeyBank
[***]	2-Mar-10		[***]	[***]	Greif, Inc.	KeyBank
[***]	28-Mar-10		[***]	[***]	Greif, Inc.	KeyBank
[***]	31-Mar-09	*	[***]	[***]	Greif, Inc.; fbo Delta Petroleum Company, Inc.	KeyBank
[***]	22-Apr-09	*	[***]	[***]	Greif Inc.	KeyBank
[***]	2-Nov-10		[***]	[***]	Greif, Inc.	KeyBank

*	Each of these Letters of Credit have been renewed for another year and will be expiring in 2010.

Schedule 5.03
Certain Authorizations
None

Schedule 5.04
Governmental Approvals
None

Schedule 5.05(c)
Certain Liabilities
None

Schedule 5.11
Financing Statements and Other Filings

Pledgor	State of Filing
Allegheny Industrial Associates, Inc.	Pennsylvania (jurisdiction of organization): 1 initial financing statement

American Flange & Manufacturing Co. Inc.	Delaware (jurisdiction of organization): 1 initial financing statement

Delta Petroleum Company, Inc.	Louisiana (jurisdiction of organization): 1 initial financing statement

Greif, Inc.	Delaware (jurisdiction of organization): 1 initial financing statement

Greif Nevada Holdings, Inc.	Nevada (jurisdiction of organization): 1 initial financing statement

Greif Packaging LLC	Delaware (jurisdiction of organization): 1 initial financing statement

Greif U.S. Holdings, Inc.	Nevada (jurisdiction of organization): 1 initial financing statement

Greif CV-Management LLC	Delaware (jurisdiction of organization): 1 initial financing statement

Greif USA LLC	Delaware (jurisdiction of organization): 1 initial financing statement

Olympic Oil, Ltd.	Illinois (jurisdiction of organization): 1 initial financing statement

Recorr Realty Corp.	Ohio (jurisdiction of organization): 1 initial financing statement

Totally In Demand Enterprises, LLC	Pennsylvania (jurisdiction of organization): 1 initial financing statement

Trilla Steel Drum Corporation	Illinois (jurisdiction of organization): 1 initial financing statement

Trilla-St. Louis Corporation	Illinois (jurisdiction of organization): 1 initial financing statement

Pledgor	State of Filing
Soterra LLC	Delaware (jurisdiction of organization): 1 initial financing statement

Tainer Transport, Inc.	Delaware (jurisdiction of organization): 1 initial financing statement

Schedule 5.13(b)
Existing Liens

Company	Creditor	Date/Type	Prop.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	06/13/03 Initial 31503062	True lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	08/15/03 Amend. 31503062	True lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	04/28/08 Cont. 31503062	True lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	06/13/03 Amend. 31503112	True lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	04/28/08 Cont. 31503112	True lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	08/15/03 Amend. 31503112	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/19/04 Initial 40567331	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/02/04 Initial 40639577	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/04/04 Initial 40662058	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/08/04 Initial 40687782	Lease for specific equip.

Greif, Inc.	Fleet Business Credit, LLC	03/29/04 Initial 40875510	For specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	03/31/04 Initial 40905937	For specific equip.

Greif, Inc.	IBM Credit LLC	03/29/04 Initial 40968810	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/31/04 Initial 41037771	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/20/04 Initial 41101171	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	04/26/04 Initial 41155318	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/27/04 Initial 41171141	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/28/04 Initial 41181785	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/14/04 Initial 41346370	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/19/04 Initial 41388752	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/25/04 Initial 41445644	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/04/04 Initial 41550526	Lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	06/10/04 Initial 41607714	True lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	01/29/09 Cont. 41607714	True lease for specific equip.

Greif, Inc.	IBM Credit LLC Finance, Inc.	06/16/04 Initial 41657859	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/21/04 Initial 41706722	Lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	6/29/04 Cont. 41809138	True lease for specific equip.

Greif, Inc.	Wells Fargo Equip. Finance, Inc.	01/29/09 Cont. 41809138	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/01/04 Initial 41835935	Lease for specific equip.

Greif, Inc.	Wells Fargo Equip.	07/28/04 Initial 42115055	For specific equip.

Greif, Inc.	IBM Credit LLC	08/04/04 Initial 42188490	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	08/17/04 Initial 42316000	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	09/21/04 Initial 42650713	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	10/04/04 Initial 42770594	Lease for specific equip.

Greif, Inc.	Leasenet Group, Inc.	10/18/04 Initial 42921619	For info. purposes only & lease for specific equip.

Greif, Inc.	IBM Credit LLC	10/26/04 Initial 43021609	Lease for specific equip.

Greif, Inc.	Inter-Tel Leasing, Inc.	10/28/04 Initial 43043835	Rental of specific equip.

Greif, Inc.	IBM Credit LLC	11/12/04 Initial 43193531	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/16/04 Initial 43227883	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/02/04 Initial 43379924	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/23/04 Amend. 43629146	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/23/04 Initial 43635473	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	01/18/05 Initial 50191719	Lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	02/01/05 Initial 50397472	For info. purposes only & leased property

Greif, Inc.	IBM Credit LLC	02/18/05 Initial 50559295	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/28/05 Initial 50634668	Lease for specific equip.

Greif, Inc.	Deutsche Bank AG New York Branch	03/04/05 Initial 50706946	Securities, cash, products & proceeds

Greif, Inc.	IBM Credit LLC	03/08/05 Initial 50740846	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	04/05/05 Initial 51043240	Lease for specific equip.

Greif, Inc.	Citicorp Leasing, Inc.	04/11/05 Initial 51100701	For specific equip.

Greif, Inc.	IBM Credit LLC	04/14/05 Initial 51149435	Lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	04/20/05 Initial 51213579	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/26/05 Initial 51278218	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/02/05 Initial 51345421	Lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	05/10/05 Initial 51425199	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/19/05 Initial 51555839	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/20/05 Initial 51565432	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/23/05 Initial 51581876	Lease for specific equip.

Greif, Inc.	Greater Bay Bank N.A.	06/10/05 Initial 51795757	Lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	06/22/05 Initial 51915678	True lease for specific equip.

Greif, Inc.	Greater Bay Bank N.A.	06/23/05 Initial 51931170	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/23/05 Initial 51931477	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/29/05 Initial 51999268	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/11/05 Initial 52117811	Lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	07/27/05 Initial 52321660	True lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	07/28/05 Initial 52330380	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	08/05/05 Initial 52424118	Lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/22/05 Initial 52604958	For specific equip.

Greif, Inc.	IBM Credit LLC	08/31/05 Initial 52708270	Lease for specific equip.

Greif, Inc.	Illinois Tool Works dba ITW Shippers Prod.	09/20/05 Initial 52906726	Consign. for specific equip.

Greif, Inc.	Illinois Tool Works dba ITW Shippers Prod.	09/20/05 Initial 52907096	Consign. for specific equip.

Greif, Inc.	IBM Credit LLC	09/30/05 Initial 53032530	Lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	10/12/05 Initial 53157469	For specific equip.

Greif, Inc.	Toyota Motor Credit dba ITW Shippers Prod.	12/10/08 Term. 53157469	For specific equip.

Greif, Inc.	IBM Credit LLC	10/19/05 Initial 53233716	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	10/27/05 Initial 53346351	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/02/05 Initial 53415602	Lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	11/08/05 Initial 53468353	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit	11/16/05 Initial 53556728	For specific equip.

Greif, Inc.	General Electric Capital Bus. Asset Funding Corp.	11/10/05 Initial 53584647	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/28/05 Initial 53653442	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/02/05 Initial 53720498	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	12/21/05 Initial 53966109	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/01/06 Initial 60379206	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/03/06 Initial 60420620	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/10/06 Initial 60830604	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/16/06 Initial 60897702	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/17/06 Initial 60914960	Lease for specific equip.

Greif, Inc.	Verizon Credit Inc.	04/06/06 Initial 61317247	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/21/06 Initial 61346568	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/24/06 Initial 61368513	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/11/06 Initial 61595289	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/24/06 Initial 61756865	Lease for specific equip.

Greif, Inc.	PRIM Northwest Indust./Kirby Business GP, LLC	05/22/06 Initial 61788272	All offc. equip., furn., inventory & sale of facility

Greif, Inc.	PRIM Northwest Indust./Kirby Business GP, LLC	05/22/06 Initial 61788280	All offc. equip., furn., inventory & sale of facility

Greif, Inc.	IBM Credit LLC	05/26/06 Initial 61800408	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/30/06 Initial 61815604	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/01/06 Initial 61850726	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	06/02/06 Initial 61870856	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/07/06 Initial 62335958	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	08/14/06 Initial 62815462	Lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/25/06 Initial 62971299	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/25/06 Initial 62971455	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/25/06 Initial 62971984	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/25/06 Initial 62974798	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/25/06 Initial 62977908	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/25/06 Initial 62978153	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	08/25/06 Initial 62978682	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	08/29/06 Initial 63004504	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/07/06 Initial 63100849	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/25/06 Initial 63300704	Lease for specific equip.

Greif, Inc.	NMHG Financial Services, Inc.	09/27/06 Initial 63349289	Lease for specific equip.

Greif, Inc.	General Electric Capital Corporation	10/16/06 Initial 63571205	For specific equip.

Greif, Inc.	IBM Credit LLC	10/16/06 Initial 63571916	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	10/24/06 Initial 63698842	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	11/13/06 Initial 63944949	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/14/06 Initial 63963865	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/20/06 Initial 64047866	Lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	11/30/06 Initial 64161048	True lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	11/30/06 Initial 64161113	True lease for specific equip.

Greif, Inc.	Leasenet Group, LLC	11/30/06 Initial 64161188	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/20/06 Initial 64463840	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/22/06 Initial 64515409	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	01/03/07 Initial 0016955	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	01/12/07 Initial 0159938	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	01/23/07 Initial 0286301	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/12/07 Initial 0540368	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/14/07 Initial 0582717	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/08/07 Initial 0875863	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/20/07 Initial 1034908	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/23/07 Initial 1088359	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/27/07 Initial 1130243	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	03/28/07 Initial 1152890	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/05/07 Initial 1274389	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/26/07 Initial 1564326	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/27/07 Initial 1581221	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/04/07 Initial 1690584	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/10/07 Initial 1767382	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/25/07 Initial 1986586	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/29/07 Initial 2007572	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	05/30/07 Initial 2017019	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/05/07 Initial 2100948	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/14/07 Initial 2251220	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/27/07 Initial 2443330	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/06/07 Initial 2550159	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/11/07 Initial 2614583	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	08/15/07 Initial 3104030	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/07/07 Initial 3406955	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/21/07 Initial 3582276	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	09/24/07 Initial 3595724	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/26/07 Initial 3643888	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/28/07 Initial 3664546	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	10/25/07 Initial 4047725	Lease for specific equip.

Greif, Inc.	OCE Financial Services, Inc.	11/02/07 Initial 4191150	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/05/07 Initial 4200282	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/08/07 Initial 4271234	Lease for specific equip.

Greif, Inc.	Signode Packaging Systems	11/28/07 Initial 4488150	Inventory on premises or consign.

Greif, Inc.	Signode Packaging Systems	11/28/07 Initial 4495759	Inventory on premises or consign.

Greif, Inc.	IBM Credit LLC	11/29/07 Initial 4521380	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/21/07 Initial 4844444	Lease for specific equip.

Greif, Inc.	Verizon Credit Inc.	01/23/08 Initial 0281228	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/06/08 Initial 0457471	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	02/27/08 Initial 0708204	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/11/08 Initial 0860948	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	03/25/08 Initial 1036183	Lease for specific equip.

Greif, Inc.	North Fork Equipment Leasing	03/31/08 Initial 1113313	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	03/31/08 Initial 1119567	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/14/08 Initial 1294238	Lease for specific equip.

Greif, Inc.	Capital One Equip. Leasing & Finance	04/29/08 Initial 1476223	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	04/30/08 Initial 1499738	Lease for specific equip.

Greif, Inc.	Wells Fargo Bank, N.A.	05/16/08 Initial 1706710	Lease for specific equip.

Greif, Inc.	Capital One Equip. Leasing & Finance	05/29/08 Initial 1842549	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/17/08 Initial 2075529	Lease for specific equip.

Greif, Inc.	Capital One Equip. Leasing & Finance	06/24/08 Initial 2159943	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	06/26/08 Initial 2200895	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/09/08 Initial 2350658	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/10/078 Initial 2367389	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/16/08 Initial 2447348	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	07/31/08 Initial 2631131	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	08/01/08 Initial 2647913	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	08/25/08 Initial 2893624	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/09/08 Initial 3045042	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	09/12/08 Initial 3102314	Lease for specific equip.

Company	Creditor	Date/Type	Prop.

Greif, Inc.	IBM Credit LLC	11/10/08 Initial 3759162	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	11/11/08 Initial 3773122	Lease for specific equip.

Greif, Inc.	OCE Financial Services, Inc.	11/28/08 Initial 3963285	True lease for specific equip.

Greif, Inc.	OCE Financial Services, Inc.	11/28/08 Initial 3963293	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/11/08 Initial 4113013	Lease for specific equip.

Greif, Inc.	OCE Financial Services, Inc.	12/15/08 Initial 4147680	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/16/08 Initial 4180103	Lease for specific equip.

Greif, Inc.	IBM Credit LLC	12/31/08 Initial 4332324	Lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	01/07/09 Initial 0044187	True lease for specific equip.

Greif, Inc.	Toyota Motor Credit Corporation	01/08/09 Term. 0044187	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	01/07/09 Initial 0055811	Lease for specific equip.

Greif, Inc.	OCE Financial Services, Inc.	01/13/09 Initial 0124492	True lease for specific equip.

Greif, Inc.	IBM Credit LLC	01/20/09 Initial 0187465	Lease for specific equip.

Greif, Inc.	OCE Financial Services, Inc.	01/30/09 Initial 0325990	True lease for specific equip.

American Flange & Manufacturing Co. Inc.	DEMAG Plastics Group Corp.	08/14/07 Initial 3091898	For specific equip.

American Flange & Manufacturing Co. Inc.	DEMAG Plastics Group Corp.	10/23/07 Term. 3091898	For specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	03/20/08 Initial 0981371	For specific equip.

Company	Creditor	Date/Type	Prop.

Greif Packaging LLC	The Huntington National Bank	04/09/08 Initial 1248242	For specific equip.

Greif Packaging LLC	The Huntington National Bank	05/01/08 Initial 1505104	For specific equip.

Greif Packaging LLC	The Huntington National Bank	05/01/08 Initial 1505146	For specific equip.

Greif Packaging LLC	The Huntington National Bank	05/01/08 Initial 1505187	For specific equip.

Greif Packaging LLC	The Huntington National Bank	11/28/08 Initial 3963202	For specific equip.

Greif Packaging LLC & Greif Receivables Funding LLC	Bank of America, National Association	12/08/08 Initial 4067524	For receivables, related assets & blocked acct.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	12/15/04 Initial 43545920	For specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	06/17/08 Amend. 43545920	For specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	02//07/05 Initial 50417635	True lease for specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	06/17/08 Amend. 50417635	True lease for specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	02/14/05 Initial 50618356	For specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	06/17/08 Amend. 50618356	For specific equip.

Greif Packaging LLC	Deutsche Bank AG New York Branch	03/04/05 Initial 50707092	Securities, cash, products, proceeds

Greif Packaging LLC	Deutsche Bank AG New York Branch	02/04/08 Amend. 50707092	Securities, cash, products, proceeds

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	03/31/05 Initial 50990789	For specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	06/17/08 Amend. 50990789	For specific equip.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	07/25/05 Initial 52290972	For specific equip.

Company	Creditor	Date/Type	Prop.

Greif Packaging LLC	Wells Fargo Equip. Finance, Inc.	06/17/08 Amend. 52290972	For specific equip.

Greif Receivables Funding LLC	Bank of America, National Association	12/08/08 Initial 4067276	For receivables, related assets & blocked acct.

STA Timber LLC	The Bank of New York Trust Company, N.A.	06/01/05 Initial 51674093	Pledged collateral, liquid collateral & restricted deposit acct.

Olympic Oil Ltd.	Litigation search revealed 7 closed cases filed in Cook County, IL.

Trilla Steel Drum Corporation	Toyota Motor Credit Corp. for specific equip.	03/20/08 Initial 13067104	For info. purposes only

Trilla Steel Drum Corporation	Toyota Financial Services	07/15/03 Initial 262732391	For specific equip.

Trilla Steel Drum Corporation	Litigation search revealed 14 closed cases filed in Cook County, IL.

Greif U.S. Holdings, Inc.	Deutsche Bank AG New York Branch	03/07/05 20050067836	Securities, cash, products, proceeds

Delta Petroleum Company, Inc.	Toyota Financial Services	05/13/04 Initial 26280699	For specific equip.

Delta Petroleum Company, Inc.	Toyota Financial Services	11/04/04 Initial 26284610	For specific equip.

Schedule 5.15
Organization of Subsidiaries
Part I. Domestic Subsidiaries and Canada

Name of	Place of	Direct	Percentage
Subsidiary	Formation	Owner	Owned

Allegheny Industrial Associates, Inc.	Pennsylvania	Greif Packaging LLC	100

American Flange & Manufacturing Co. Inc.	Delaware	Company	100

Greif Packaging LLC[1]	Delaware	Company	100

Soterra LLC	Delaware	Company	100

Delta Petroleum Company, Inc.[1]	Louisiana	Company	100

Greif Nevada Holdings, Inc.	Nevada	Company	100

Greif Delaware Holdings LLC	Delaware	Greif Bros. Canada Inc.	100

Greif U.S. Holdings, Inc.	Nevada	Company	100

Greif CV-Management LLC	Delaware	Greif U.S. Holdings, Inc.	100

Greif Receivables Funding LLC	Delaware	Company	100

Tainer Transport, Inc.	Delaware	Company	100

Recorr Realty Corp.	Ohio	Greif Packaging LLC	100

Greif USA LLC	Delaware	Greif Packaging LLC	100

Trilla Steel Drum Corporation	Illinois	Greif Packaging LLC	100

Trilla-St. Louis Corporation	Illinois	Trilla Steel Drum Corporation	100

STA Timber LLC	Delaware	Soterra LLC	100

Olympic Oil, Ltd.	Illinois	Delta Petroleum Company, Inc.	100

Totally In Demand Enterprises, LLC	Pennsylvania	Allegheny Industrial Associates, Inc.	100

[1]	Material Subsidiary

Part II. Foreign Subsidiaries

			Percentage
Foreign Subsidiaries	Country	Directly Owned	Owned
Greif Algeria Spa	Algeria	Greif International Holding BV	66%
Lametal del Norte S.A.	Argentina	Greif Bros. Canada Inc.	95%
Greif Argentina S.A.	Argentina	Greif Bros. Canada Inc.	95%
Tri-Sure Closures Australia Pty. Ltd.	Australia	Van Leer South East Asia Limited Partnership	100%
Greif Asia Pacific Investments Pty. Limited	Australia	Van Leer South East Asia Limited Partnership	100%
Van Leer South East Asia Limited Partnership	Australia	Greif Investments BV and Van Leer (SEA) Services Pty Ltd	100%
Van Leer (SEA) Services Pty Ltd.	Australia	Greif International Holding BV	100%
Austro Fass Vertriebs GmbH	Austria	Greif International Holding BV	51%
Greif Coordination Center BVBA	Belgium	Greif Belgium BVBA	100%
Bruges Finance Consulting BVBA	Belgium	Greif Packaging Spain Holdings SL	100%
Greif Packaging Belgium NV	Belgium	Greif Belgium BVBA	99%
Greif Belgium BVBA	Belgium	Greif International Holding BV	96.80%
Greif Insurance Company Limited	Bermuda	Greif Nevada Holdings, Inc.	100%
Greif Brasil Participacoes Ltda.	Brazil	Greif Embalagens Industriailis do Brasil Ltda	100%
Greif Embalagens Industriais do Amazonas Ltda	Brazil	Greif Embalagens Industriailis do Brasil Ltda	100%
Greif Embalagens Industriailis do Brasil Ltda	Brazil	Greif Brazil Holding B.V.	100%
Cimplast Embalagens Importacao, Exportacao E. Comercio S.A.	Brazil	Greif Brasil Participacoes Ltda.	70%
Greif Bros. Canada Inc.	Canada	Greif International Holding BV	100%
Vulsay Industries Ltd.	Canada	Greif Bros. Canada Inc.	100%
Greif Chile S.A.	Chile	Greif International Holding BV	99.9%
Greif (Shanghai) Packaging Co. Ltd.	China	Greif China Holding Co. Ltd.	100%
Greif (Shanghai) Commercial Co. LTD	China	Greif China Holding Co. Ltd.	100%
Greif (Tianjin) Packaging Co., LTD	China	Greif China Holding Co. Ltd.	100%
Greif (Ningbo) Packaging Co., Ltd.	China	Greif International Holding BV	100%
Qingdao Drum Seal Co. Ltd.	China	Greif Packaging Spain Holdings SL	100%
Greif (Taicang) Packaging Co Ltd	China	Greif International Holding BV	100%
Greif Packaging (Huizhou) Co. Ltd.	China	Greif Asia Pacific Investments Pty. Limited	100%
Greif-Trisure (Shanghai) New Packaging Containers Co., Ltd.	China	Greif China Holding Co. Ltd.	100%
Greif (Zhuhai) Packaging Co., Ltd.	China	Greif China Holding Co. Ltd.	100%
Greif China Holding Co. Ltd. (Hong Kong)	China	Greif International Holding BV	100%
Greif Colombia S.A.	Colombia	Greif International Holding BV	94%
Greif Costa Rica S.A.	Costa Rica	Greif International Holding BV	100%
Blagden Packaging Adria d.o.o	Croatia	Greif Packaging Spain Holdings SL	100%
Greif Czech Republik Holding a.r.o.	Czech Republic	Greif International Holding BV	90%
Greif Czech Republic a.s.	Czech Republic	Greif International Holding BV	100%
Greif Denmark A/S	Denmark	Greif International Holding BV	100%

			Percentage
Foreign Subsidiaries	Country	Directly Owned	Owned
Greif Egypt LLC	Egypt	Greif International Holding BV	75%
Greif France Holdings SAS	France	Greif International Holding BV	100%
Greif Packaging France Investments SAS	France	Greif France Holdings SAS	100%
Greif France SAS	France	Greif France Holdings SAS	51.02%
Greif Germany GmbH	Germany	Greif Finance BV	87.5%
Greif Germany Holding GmbH	Germany	Greif Finance BV	100%
Greif Hellas AE	Greece	Greif International Holding BV	99%
Greif Guatemala S.A.	Guatemala	Greif International Holding BV	99%
Greif Hungary Kft	Hungary	Greif International Holding BV	100%
Greif Ireland Packaging Ltd.	Ireland	Greif International Holding BV	99.99%
Greif Italia SpA	Italy	Greif International Holding BV	95.3%
Greif Jamaica Ltd.	Jamaica	Greif International Holding BV	100%
Greif Kazakhstan LLP	Kazakhstan	Greif International Holding BV	99%
Greif Kenya Ltd	Kenya	Greif International Holding BV	100%
Van Leer Packaging Sdn Bhd	Malaysia	Greif International Holding BV	100%
Greif Malaysia Sdn Bhd	Malaysia	Greif International Holding BV	100%
Greif Packaging (East Coast) Sdn Bhd	Malaysia	Greif International Holding BV	100%
Blagden Mayalsia Bhd.	Mayalsia	Greif Packaging France Investments SAS	100%
Servicios Corporativos Van Leer, S.A. de C.V.	Mexico	Van Leer Mexicana S.A. de C.V.	100%
Van Leer Mexicana S.A. de C.V.	Mexico	Greif International Holding BV	99.8%
Greif Packaging Morocco S.A.	Morocco	Greif International Holding BV	60%
Van Leer Mocambique Limitada	Mozambique	Greif South Africa Pty Ltd	80%
Emballagefabrieken Verma BV	Netherlands	Greif International Holding BV	100%
Gronystaal B.V.	Netherlands	Greif International Holding BV	100%
Paauw Holdings BV	Netherlands	Greif International Holding BV	100%
Van Leer Beheer I BV	Netherlands	Greif International Holding BV	100%
Greif Investments B.V.	Netherlands	Greif International Holding BV	100%
Greif Nederland BV2	Netherlands	Greif International Holding BV	100%
Greif Vastgoed BV	Netherlands	Greif International Holding BV	100%
Greif Brazil Holding B.V.	Netherlands	Greif Bros. Canada Inc.	100%
Greif Finance BV	Netherlands	Greif International Holding BV	100%
Greif International Holding BV	Netherlands	Greif Spain Holdings, SL	100%
Greif New Zealand Ltd.	New Zealand	Greif International Holding BV	100%
Greif Nigeria Plc.	Nigeria	Greif International Holding BV	51%
Greif Philippines, Inc.	Philippines	Greif Bros. Canada Inc.	100%
Greif Poland Sp. Z.o.o.	Poland	Greif International Holding BV	99.1%
Greif AquaPack Sp. Z.o.o.	Poland	Greif International Holding BV	99.8%
Greif Portugal, Lda.	Portugal	Greif International Holding BV	66.7%
Greif Angarsk, LLC	Russia	Greif International Holding BV	99%
Greif Trade House LLC	Russia	Greif Vologda LLC	14%
Greif Kazan LLC	Russia	Greif International Holding BV	99%
Greif Omsk LLC	Russia	Greif International Holding BV	99%
Bipol Co. Ltd.	Russia	Greif International Holding BV	55%
Bipol Sib Co. Ltd.	Russia	Greif International Holding BV	67.5%

[2]	Material Subsidiary

			Percentage
Foreign Subsidiaries	Country	Directly Owned	Owned
Greif Perm LLC	Russia	Greif International Holding BV	99%
Greif Volga-Don LLC	Russia	Greif International Holding BV	99%
Greif Vologda LLC	Russia	Greif International Holding BV	99%
Greif Upakovka CJSC	Russia	Greif International Holding BV	99%
Van Leer Ural	Russia	Greif International Holding BV	90%
Greif Netherland B. V. Rep Office	Russia	Greif Nederland BV	100%
Greif Saudi Arabia Ltd.	Saudi Arabia	Greif International Holding BV	51%
Blagden Packaging Singapore Pte.Ltd.	Singapore	Greif Bros. Canada Inc.	100%
Greif Singapore Pte Ltd	Singapore	Greif Bros. Canada Inc.	100%
Neptune Plastics (Pty) Ltd	South Africa	Greif International Holding BV	100%
Van Leer AP Plastics S.A. (Pty) Ltd.	South Africa	Neptune Plastics (Pty) Ltd	100%
Metal Containers South Africa (Pty) Ltd	South Africa	Neptune Plastics (Pty) Ltd	100%
Greif South Africa Pty Ltd	South Africa	Greif International Holding BV	70%
Greif Spain Holdings, SL	Spain	Greif U.S. Holdings, Inc.	100%
Greif Packaging Spain SA	Spain	Greif Packaging Spain Holdings SL	100%
Greif Investments S.A.	Spain	Greif International Holding BV	99.4%
Greif Packaging Spain Holdings SL	Spain	Greif International Holding BV	100%
Greif Sweden AB	Sweden	Greif Sweden Holding AB	100%
Greif Sweden Holding AB	Sweden	Greif International Holding BV	100%
Greif International CH	Switzerland	Greif Spain Holdings, SL	100%
Greif Mimaysan Ambalaj Sanayi SA	Turkey	Greif International Holding BV	75%
Greif Ukraine, LLC	Ukraine	Greif Nederland BV	99%
Greif UK Holding Ltd.	United Kingdom	Greif International Holding BV	100%
Metal Containers Ltd.	United Kingdom	Greif International Holding BV	100%
Greif UK Ltd.	United Kingdom	Greif UK Holding Ltd	100%
Ecocontainer (UK) Ltd.	United Kingdom	Greif International Holding BV	50%
Greif Uruguay SA	Uruguay	Greif International Holding BV	100%
Greif Punto Fijo, C.A.	Venezuela	Greif Bros. Canada Inc.	100%
Greif Venezuela Holding, C.A.	Venezuela	Greif International Holding BV	100%
Greif Venezuela, C.A.	Venezuela	Greif Bros. Canada Inc.	100%
Greif Vietnam Limited	Vietnam	Greif International Holding BV	100%

Part III. Equity Investments

[***]	India	Greif International Holding BV	[***]
[***]	India	Balmer Lawrie-Van Leer Ltd	[***]
[***]	U.S.	Greif Packaging LLC	[***]
[***]	U.S.	Greif Packaging LLC	[***]
[***]	U.S.	Greif Packaging LLC	[***]
[***]	Zimbabwe	Greif International Holding BV	[***]
[***]	Belgium	Other Greif Entities	[***]

[3]	Current voting trust provides for 50-50 voting.

[4]	Non-voting equity.

Schedule 5.19
Environmental Matters
None

Schedule 6.08
Insurance
Attached

FACTORY MUTUAL INSURANCE COMPANY	Preston Ridge III
3460 Preston Ridge Road, Suite 100
Alpharetta, GA 30005
770-777-3600
CERTIFICATE OF INSURANCE
We hereby certify that insurance coverage is now in force with our Company as outlined below. This certificate does not amend, extend or alter the coverage afforded by the policy. Ohio Insurance Fraud Warning Statues — Any person who, with the intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.
TITLE OF INSURED:
GREIF, INC.

Policy No: [***]	Effective: [***]

Account No: [***]	Expires: [***]

Description & Location of Property Covered:	Index No: 000000.00
Real and Personal Property	Inc. Loc: ALL
ALL LOCATIONS
All Insured Locations
DELAWARE, OH 13015
COVERAGE IN FORCE: [Subject to limits of liability, deductibles and all conditions in the policy]

Insurance Provided:	Peril:	Limit of Liability:
PROPERTY DAMAGE	ALL RISK	[***]
ADDITIONAL INTERESTS:
Additional interests under the policy, consisting of, but not limited to mortgagess, lenders loss payees, Loss payees, and additional named insureds, are covered in accordance with Certificates of Insurance issued to such interests and on file with this Company. Loss, if any, shall be payable to such additional interests, as their interests any appart, and in accordance with loss payment provisions of the policy.

Type	—	Lenders Less payable in accordance with the Additional Interests clause stated above.

Name	—	NAME OF AMERICA N.A.
AS ADMINISTRATIVE AGENT
AGENCY MANAGEMENT

Address	—	901 MAIN STREET, 14TH FLOOR
MAIL CODE TX1-492-14-11
DALLAS, TX 75202
Real and Personal Property consisting of. All Insured Locations including those listed on the attached Schedule of Locations. Bank of America N.A., as Administrative Agent, is Loss payee as their interest any appear.
Mailing:

ATTN: MAURICE WASHINGTON, AGENCY [ILLEGIBLE],	Certificate: [***]
BANK OF AMERICA N.A.	Effective Date: [***]
901 MAIN STREET, 14TH FLOOR
MAIL CODE TX1-492-14-11	BY:	/s/ [ILLEGIBLE]

DALLAS, TX 75202		Authorized Signature/Date
TODD A [ILLEGIBLE] 10-Feb-2009

Account No. 1-06300
Policy No. JC935
SCHEDULE OF LOCATIONS, APPENDIX A

Location No.	Index No.	Location Description

1	045329.30	Greif Packaging LLC Riverville Mill and Chip Yard VA Secondary Road 600 State Route 823 (Riverville) Gladstone, Virginia 24553

1A	045329.30	Greif Packaging LLC Riverville Mill — Pumps and Transformers at the River VA Secondary Road 600 State Route 823 (Riverville) Gladstone, Virginia 24553

3	050601.01	Massillon Mill 9420 Warmington Street, SW Massillon, Ohio 44646

102	081724.32	900 Westinghouse Boulevard Charlotte, North Carolina 28273

103	047783.32	2423 Lower Virginia Avenue Culloden, West Virginia 25510

104	032194.25	200 Rike Drive Englishtown, New Jersey 07726

106	083817.77	Fibre Drum 2000 Lithonia Industrial Boulevard Lithonia, Georgia 30058

109	066020.01	220 Frontenac Road Naperville, Illinois 60536

203	040165.30	5 Grable Road Washington, Pennsylvania 15301

204	058502.16	4301 Lilley Road Canton, Michigan 48188

211	047801.49	401 Buffington Street Huntington, West Virginia 25702

Account No. 1-06300
Policy No. JC935
SCHEDULE OF LOCATIONS, APPENDIX A

Location No.	Index No.	Location Description

213	067150.00	Decatur Container Corporation Route 48 Oreana, Illinois 62554

214	058398.11	Aero Box Company 20101 Cornillie Drive Roseville, Michigan 48066

217	055221.34	235 Scenic Drive Ferdinand, Indiana 47532

219	050159.16	Great Lakes Corrugated 1240 Matzinger Road Toledo, Ohio 43612

223	000017.51	5201 Interchange Way Louisville, Kentucky 40229

301	052216.60	425 Winter Road Delaware, Ohio 43015

303	052216.55	Marycrest Farms 5123 Chapman Road Delaware, Ohio 43015

403	089787.97	8250 Almeria Avenue Fontana, California 92335

404	061294.54	2750 145th Street West and Ash Street South Rosemount, Minnesota 55068

410	071665.15	3109 Strother Field Arkansas City, Kansas 67005

412	074293.68	3800 Beach Street North Haltom City, Texas 76137

413	071093.50	3327 and 3341 7th Street North Kansas City, Kansas 66115

415	070127.55	4340 North 140th Street

Account No. 1-06300
Policy No. JC935
SCHEDULE OF LOCATIONS, APPENDIX A

Location No.	Index No.	Location Description

		Omaha, Nebraska 68164

417	076816.09	5701 Fresca Drive La Palma, California 90623

418	076585.53	Railroad Avenue and San Pedro Avenue Morgan Hill, California 95037

419	076595.20	2400 Cooper Avenue Merced, California 95348

508	085842.50	Fibre Drum Plant 1200 Radcliff Road Creola, Alabama 36525

522	032188.12	192 Summerhill Road Spotswood, New Jersey 08884

523	038107.45	105 Kraemer Avenue Stroudsburg, Pennsylvania 18360

528	037309.51	3033 Market Street Ashton, Pennsylvania 19014

605	003093.11	Greif Containers, Inc. 370-380 Millen Road Stoney Creek, Ontario Canada L8E 2H5

608	001819.06	Greif Containers, Inc. 7000 Allard Avenue Ville La Salle, Quebec Canada H8N 1Y7

609	003018.16	Greif Containers, Inc. 725 Arvin Avenue and Sunnyburst Fruitland, Ontario Canada L0R 1L0

611	002488.61	Greif Containers, Inc. 300 University Avenue Belleville, Ontario Canada K8N 5T6

Account No. 1-06300
Policy No. JC935
SCHEDULE OF LOCATIONS, APPENDIX A

Location No.	Index No.	Location Description

614	002978.03	Greif Containers, Inc. 165 Wyecroft Road Oakville, Ontario Canada L6K 3S3

701	076551.55	Greif Creative Packaging 3901 North Navone Road Stockton, California 95215

702	0743242.05	7201 Imperial Drive Waco, Texas 76712

703	038293.14	450 Jaycee Drive West Hazleton, Pennsylvania 18202

708	084264.06	900 Joe Tamplin Industrial Macon, Georgia 31217

709	000315.56	701 West Scott Avenue Woodland, Washington 98674

801	074425.92	9230 & 9280 Baythorne Road Houston, Texas 77041

803	066005.32	1225 Davies Street Lockport, Illinois 60441

804	054819.37	Plastic Drum 215 Midland Trail Industrial Park Mount Sterling, Kentucky 40353

805	038289.50	95 Jaycee Drive West Hazleton, Pennsylvania 18202

901	083765.23	Plastic Drum 160 Alex Street Lavonia, Georgia 30553

1013	027939.50	Fibre Drum 2122 Colvin Road Tonawanda, New York 14150

Account No. 1-06300
Policy No. JC935
SCHEDULE OF LOCATIONS, APPENDIX A

Location No.	Index No.	Location Description

1014	050213.00	975 Glenn Street Van Wert, Ohio 45891

1015	017871.20	491 North Street Windsor Locks, Connecticut 06096

1016	069430.74	401 West Service Road South Wright City, Missouri 63390

1026	074456.15	10700 Strang Road LaPorte, Texas 77571-9731

1027	000220.85	10850 Strang Road LaPorte, Texas 77571-9733

1028	001070.22	366 Greif Parkway Delaware, Ohio 43015-8260

1030	065949.29	Posen 14153 Western Avenue Posen, Illinois 60469

1041	087705.62	6000 Jefferson Highway Harahan, Louisiana 70123-5119

1042	001692.73	Large Drums Chicago (Trilla) 2959 West 47th Street Chicago, Illinois 60632-1949

1043	069230.76	Fenton Steel Drum (Trilla) 2391 Cassens Drive Fenton, Missouri 63026-2502

1044	037152.59	Warminster Steel 693 Louis Drive Warminster, Pennsylvania 18974

1045	066580.19	Bradley Plant 150 East North Street Bradley, Illinois 60915-1246

Account No. 1-06300
Policy No. JC935
SCHEDULE OF LOCATIONS, APPENDIX A

Location No.	Index No.	Location Description

1046	054245.19	Florence Steel & Fibre 7425 Industrial Road Florence Kentucky 41042-5741

1047	052374.01	Greenville Pails 526 Markwith Avenue Greenville, Ohio 54331-1621

1048	065737.26	Alsip Steel 4300 West 130th Street Alsip, Illinois 60803-2003

1049	06621.55	American Flange 290 Fullerton Avenue Carol Stream, Illinois 60188-1826

EVIDENCE OF PROPERTY INSURANCE	OP ID KS	DATE (MM/DD/YY) 02/06/09
THIS IS EVIDENCE THAT INSURANCE AS IDENTIFIED BELOW HAS BEEN ISSUED, IS IN FORCE, AND CONVEYS ALL THE RIGHTS AND PRIVILEGES AFFORDED UNDER THE POLICY.

PRODUCER	PHONE/FAX (A/C, No. Ext):	504-834-2424 / 504-834-2995	COMPANY

HUB Int’l Gulf South Limited			National Union Fire Ins. Co.
P.O. Box 6650			70 Pine Street, 22 Floor
Metairie LA 70009-6650			New York NY 10270
Rowland Stalter

CODE:		SUB CODE:
AGENCY
CUSTOMER ID #: [***]

INSURED			LOAN NUMBER	POLICY NUMBER
Delta Petroleum Company 10352 River Road St. Rose LA 70087				[***]
			EFFECTIVE DATE	EXPIRATION DATE
			[***]	[***]	☐ CONTINUED UNTIL TERMINATED IF CHECKED
THIS REPLACES PRIOR EVIDENCE DATED:
PROPERTY INFORMATION

LOCATION/DESCRIPTION
001
See Attached Location Schedule
COVERAGE INFORMATION

COVERAGE/PERILS/FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

Blanket Limit of Insurance	[***]	[***]
REMARKS (Including Special Conditions)
See Attached Terms and Conditions
Complete Certificate Holder Address:
Bank of America, N.A. as Administrative Agent
Agency Management
901 Main Street, 14th Floor, Mail Code TX1-492-14-11
Dallas, TX 75202
Attn: Maurice Washington
CANCELLATION
THE POLICY IS SUBJECT TO THE PREMIUMS, FORMS, AND RULES IN EFFECT FOR EACH POLICY PERIOD. SHOULD THE POLICY BE TERMINATED, THE COMPANY WILL GIVE THE ADDITIONAL INTEREST IDENTIFIED BELOW                      DAYS WRITTEN NOTICE, AND WILL SEND NOTIFICATION OF ANY CHANGES TO THE POLICY THAT WOULD AFFECT THAT INTEREST, IN ACCORDANCE WITH THE POLICY PROVISIONS OR AS REQUIRED BY LAW.
ADDITIONAL INTEREST

NAME AND ADDRESS	☑	MORTGAGEE	☐	ADDITIONAL INSURED
	☐	LOSS PAYEE	☐
Bank of America, N.A. as	LOAN #
Administrative Agent
901 Main St., 14th Flr	AUTHORIZED REPRESENTATIVE
Dallas TX 75202

ACORD 27 (3/93)	© ACORD CORPORATION 1998

Delta Petroleum Company and CorrChoice Property Values
August 14, 2008 to November 1, 2009

					FFM&E	Average Stock,
Street	City	State	Zip	Building Values	(contents)Values	incl CCC	2008 TIV
CorrChoice
7741 School Rd	Cincinnati	OH	45249	[***]	[***]		[***]
7803 School Rd	Cincinnati	OH	45249	[***]	[***]		[***]
2200 Mulberry Rd	Concord	NC	28025	[***]	[***]		[***]
2200 Mulberry Rd	Concord	NC	28025	[***]	[***]		[***]
700 Eaton Road	Mason	MI	48854	[***]	[***]		[***]
5800 Cane Run Rd	Louisville	KY	40258	[***]	[***]		[***]
772 & 777 3rd Street & State Avenue	Massillon	OH	44646	[***]	[***]		[***]
7205 Cessna Drive	Greensboro	NC	27409	[***]	[***]		[***]
							[***]
							[***]
							[***]

Delta Petroleum
3000 Airline Hwy	Metairle	LA	70001	[***]	[***]	[***]	[***]
9155 Boston St.	Henderson	CO	80640	[***]	[***]	[***]	[***]
334 Tidal Rd	Deer Park	TX	77536	[***]	[***]	[***]	[***]
1251 Clay Court	Deer Park	TX	77536	[***]	[***]	[***]	[***]
5000 West 41st St.	Stickney	IL	60804	[***]	[***]	[***]	[***]
5100 West 70th Place	Bedford Park	IL	60638	[***]
35 Regan Road	Brampton	Ontario	L7A 1B2	[***]	[***]	[***]	[***]
10352 River Rd	St. Rose	LA	70087	[***]	[***]	[***]	[***]
250 E. 22nd Street	Bayonne	NJ	7002	[***]	[***]	[***]	[***]
2902 E 13th Street	Deer Park	TX	77263	[***]	[***]	[***]	[***]
3710 Cedar Bivd., Ste 300	Baytown	TX	77520	[***]	[***]	[***]	[***]
1255 Peters Road	Harvey	LA	70058	[***]	[***]	[***]	[***]
2800 Peters Road	Harvey	LA	70058	[***]	[***]	[***]	[***]
3950 Hwy 30	St Gabriel	LA	70776	[***]	[***]	[***]	[***]
10621 Sheldon Road	Houston	TX	77044	[***]	[***]	[***]	[***]
5051 Estecreek Drive	Cincinnati	OH	45040	[***]	[***]	[***]	[***]
Other undesignated locations							[***]
							[***]

							[***]

AIG Global Marine & Energy — Property
DECLARATIONS

POLICY NUMBER:	[***]

NAMED INSURED:	DELTA PETROLEUM COMPANY

MAILING ADDRESS:	13052 RIVER ROAD ST. ROSE, LA 70087

LOSS PAYABLE CLAUSE:	LOSS, IF ANY, TO BE ADJUSTED WITH AND PAYABLE TO INSURED, WHOSE RECEIPT SHALL CONSTITUTE A RELEASE IN FULL OF ALL LIABILITY UNDER THIS POLICY AS REGARDS SUCH LOSS.

TERM OF INSURANCE:	FROM AUGUST 14, 2008 AT 12:01 A.M. TO NOVEMBER 1, 2009 AT 12:01 A.M. STANDARD TIME AT THE ABOVE MAILING ADDRESS

PREMIUM (100%):	[***] FOR USA BEING 100% PART OF [***] EXCLUDING ACTS OF TERRORISM AS DEFINED BY THE TERRORISM RISK INSURANCE ACT OF 2002 AS AMENDED BY TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION ACT OF 2007.

LIMIT OF LIABILITY:	THE LIMIT OF LIABILITY UNDER THIS POLICY SHALL IN NO EVENT EXCEED THE AMOUNT SHOWN BELOW FOR ANY ONE ACCIDENT OR DISASTER OR ANY ONE SERIES OF ACCIDENTS OR DISASTERS ARISING OUT OF ANY ONE OCCURRENCE.

POLICY LIMIT OF LIABILITY:	[***] PER OCCURRENCE SUBJECT TO THE TERMS AND CONDITIONS OF ENDORSEMENT NO. 4

59803(2/94)	AIG GE 100 DECLARATIONS

SUBLIMITS:
THE FOLLOWING SUBLIMITS ARE PART OF AND NOT IN ADDITION TO THE POLICY LIMIT OF LIABILITY (all are per Occurrence unless otherwise stated)

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

59803(2/94)	AIG GE 100 DECLARATIONS

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]
DEDUCTIBLES:

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	2% OF THE PROPERTY DAMAGE TOTAL INSURABLE VALUE OF THE LOCATION(S) INVOLVED IN THE OCCURRENCE SUBJECT TO A MINIMUM $250,000	[***]

59803(2/94)	AIG GE 100 DECLARATIONS

[***]	[***]% OF THE PROPERTY DAMAGE TOTAL INSURABLE VALUE OF THE LOCATION(S) INVOLVED IN THE OCCURRENCE SUBJECT TO A MINIMUM $250,000	[***]

[***]	[***]% OF THE PROPERTY DAMAGE TOTAL INSURABLE VALUE OF THE LOCATION(S) INVOLVED IN THE OCCURRENCE SUBJECT TO A MINIMUM $250,000	[***]

[***]	[***] TIMES ADV FOR ALL LOSSES EXCEPT FLOOD AND NAMED WINDSTORM.	[***]

[***] DAY DEDUCTIBLE, FLOOD FOR ALL DELTA PETROLEUM LOCATIONS;

[***] DAY DEDUCTIBLE, FLOOD FOR ALL CORRCHOICE LOCATIONS;

[***] DAY DEDUCTIBLE, FOR NAMED WINDSTORM AND ENSUING FLOOD.

[***]	[***]-HOUR QUALIFIER THEN ABOVE PROPERTY DAMAGE AND TIME ELEMENT DEDUCTIBLES APPLY.	[***]

**	TIME ELEMENT SHALL INCLUDE BUSINESS INTERRUPTION, EXTRA EXPENSE, SERVICE INTERRUPTION, AND ALL OTHER TIME ELEMENT EXTENSIONS PROVIDED.
AS RESPECTS REAL AND PERSONAL PROPERTY, ALL CLAIMS FOR LOSS, DAMAGE OR EXPENSE ARISING OUT OF ANY ONE OCCURRENCE, OTHER THAN CLAIMS ARISING FROM LOSS, DAMAGE OR EXPENSE CAUSED BY EARTHQUAKE SHOCK OR VOLCANIC ACTION, AND/OR FLOOD, SHALL BE ADJUSTED AS ONE CLAIM AND FROM THE AMOUNT OF EACH SUCH ADJUSTED CLAIM THERE SHALL BE DEDUCTED THE SUM STATED ON THE DECLARATIONS PAGE. APPLIED SEPARATELY FOR PROPERTY DAMAGE & TIME ELEMENT.
BUSINESS INTERRUPTION AVERAGE DAILY VALUE (ADV) DEDUCTIBLE:

[***]

59803(2/94)	AIG GE 100 DECLARATIONS

[***]
COINSURANCE:

PROPERTY:	[***]% waived by Agreed Amount
BUSINESS INTERRUPTION:	[***]% waived by Agreed Amount

LOCATIONS COVERED:	PER ENDORSEMENT NO. 4

TERRITORY LIMIT:	UNITED STATES OF AMERICA AND CANADA
(EXCEPT)
PAYMENT OF LOSS UNDER THIS POLICY SHALL ONLY BE MADE IN FULL COMPLIANCE WITH ALL UNITED STATES OF AMERICA ECONOMIC OR TRADE SANCTION LAWS OR REGULATIONS, INCLUDING, BUT NOT LIMITED TO, SANCTIONS, LAWS AND REGULATIONS ADMINISTERED AND ENFORCED BY THE U.S. TREASURY DEPARTMENT’S OFFICE OF FOREIGN ASSESTS CONTROL (“OFAC”).

INSURANCE COMPANY:	NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA (HEREINAFTER THIS COMPANY)

ISSUED AT:	AIG GLOBAL MARINE & ENERGY — HOUSTON 2929 Allen Parkway, Suite 1300 Houston, TX 77019-2128

/s/ [ILLEGIBLE]
FOR THE COMPANY

59803(2/94)	AIG GE 100 DECLARATIONS

CERTIFICATE OF LIABILITY INSURANCE	OP ID HT GREIF-2	DATE (MM/DD/YYYY) 02/05/09

PRODUCER Hylant Group — Cincinnati 50 E-Business Way, Suite 200 Cincinnati OH 45241	THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

Phone: 513-985-2400 Fax: 513-985-2404	INSURERS AFFORDING COVERAGE	NAIC #

INSURED
	INSURER A: Travelers Property Casualty Co	[***]
Greif Inc.	INSURER B: St Paul Fire & Marine Ins Co	[***]
Greif Packaging, LLC	INSURER C:
425 Winter Road	INSURER D:
Delaware OH 43015	INSURER E:
COVERAGES
THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR	ADD’L			POLICY EFFECTIVE	POLICY EXPIRATION
LTR	INSRD	TYPE OF INSURANCE	POLICY NUMBER	DATE (MM/DD/YY)	DATE (MM/DD/YY)	LIMITS
		[***]				[***]	[***]
A		[***]	[***]	11/01/08	11/01/09	[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
[***]
A		[***]	[***]	11/01/08	11/01/09	[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
[***]
[***]

		[***]				[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
		[***]				[***]	[***]
B		[***]	[***]	11/01/08	11/01/09	[***]	[***]
[***]
		[***]					[***]
		[***]					[***]
	[***]					[***]
A	[***]		[***]	11/01/08	11/01/09	[***]	[***]
A	[***]		[***]	11/01/08	11/01/09	[***]	[***]
						[***]	[***]

OTHER
[***]
A	Excess Worker’s Compensation - OH		[***]	11/01/08	11/01/09	[***]	[***]
DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS

Attn. Maurice E. Washington

CERTIFICATE HOLDER	CANCELLATION
BKAMERI	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.
Bank of America, N.A., as Administrative Agent 901 Main Street, 14th Floor Mail Code TX1-492-14-11 Dallas TX 75202
AUTHORIZED REPRESENTATIVE

ACORD 25 (2001/08)	© ACORD CORPORATION 1988

IMPORTANT
If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).
If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).
DISCLAIMER
The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.
ACORD 25 (2001/08)

Schedule 7.02

Existing Indebtedness
I. External Debt Lines — International
Situation: 31 January 2009

Outstanding
(USD-equivalent)
Entity Name	Bank Name	Total line limit Currency	on 01/31/09
EUROPE
[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

APAC

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Outstanding
(USD-equivalent)
Entity Name	Bank Name	Total line limit Currency	on 01/31/09
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Latin America
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

Africa
[***]	[***]	[***]	[***]

*	This Indebtedness is owing to a Lender or an Affiliate of a Lender and is secured by a guaranty from Greif, Inc. or a Subsidiary thereof
II. Indebtedness of Greif Packaging LLC
Greif Packaging LLC executed and delivered the following promissory notes as payment of a portion of the approximately [***] million purchase price upon the closing of the acquisition by Greif Packaging LLC of all of the stock of [***] on February 9, 2009:
1. Promissory Note, dated February 9, 2009, by Greif Packaging LLC (as Maker) to [***] (as Payee) in the original principal amount of [***]. Interest = one month LIBOR plus 0.75% (currently 0.44875%). Principal and accrued interest is due and payable on March 2, 2009.
2. Promissory Note, dated February 9, 2009, by Greif Packaging LLC (as Maker) to [***] (as Payee) in the original principal amount of [***]. Interest = one month LIBOR plus 0.75% (currently 0.44875%). Principal and accrued interest is due and payable on March 2, 2009.

3. Promissory Note, dated February 9, 2009, by Greif Packaging LLC (as Maker) to [***] (as Payee) in the original principal amount of [***]. Interest = one month LIBOR plus 0.75% (currently 0.44875%). Principal and accrued interest is due and payable on March 2, 2009.
The Promissory Notes are secured by a pledge of all ([***]) of the outstanding common shares of [***] pursuant to the terms of a Stock Pledge Agreement, dated February 9, 2009, by Greif Packaging LLC in favor of [***], as Shareholders’ Representative.

Schedule 7.04
Certain Scheduled Asset Dispositions Sales
The following is a list of locations where the Company or one of its Subsidiaries owns manufacturing facilities (comprised of both real and personal property) that have been closed or real estate held for sale, which the Company or one of its Subsidiaries, as the case may be, intends to sell. No Company has valuations for the facilities.

Real Property	Former use:
Location	Production of:

Creola, AL	Fibre Drums
Cullman, AL	Steel Drums
Louisville, KY	Boxes
Alpine, MI	Former Paper business office building currently leased
Canton, MI	Former Paper business building and land
Roseville, MI	Boxes
Greensboro, NC	Corrugated Sheets
Spotswood, NJ	Fibre Drums
Delaware, OH	Vacant Land
Greenville, OH	Steel Pails
Lordstown, OH	Former Paper business building and land currently leased
Massillon, OH	Warehouse and surplus acres
Toledo, OH	Boxes
Zanesville, OH	Boxes
Aston, PA	Fibre Drums
Angleton, TX	Steel Drums

Beloyarsk, Russia	Steel Drums
Irkutsk, Russia	Steel Drums
Milton, Canada	Fibre Drums
Val de Reuil, France	IBCs
Grand Quevilly, France	IBCs
Reus, Spain	Facility Assets
Paauw Holding BV	Drum Line
As of January 31, 2009, Greif Bros. Canada Inc. owned approximately 27,450 acres of timber lands in Canada that is being held for sale.

Schedule 7.07
Existing Investments
All of the joint venture investments set forth on Schedule 5.15 in Part III.
Promissory Note payable to Greif, Inc., dated as of October 1, 2004, from [***], in the principal amount of [***] and from [***] in the principal amount of [***].
Subordinated Term Note, dated October 11, 2007, in the principal amount of [***] from [***] and [***]

Schedule 7.08
Affiliated Transactions
None

Schedule 7.13
Certain Encumbrances
None

Schedule 10.02
Addresses for Notices
Notice to any Administrative-Agent, L/C Issuer or any Swing-Line Lender:
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Street Address: One Independence Center 101 N Tryon St.
Mail Code: NC1-001-04-39
City, State ZIP Code Charlotte, NC 28255
Attention: Renee Daniels-Morings
Telephone: 980-387-9468
Telecopier: 617-310-3288
Electronic Mail: renee.d.daniels-morings@bankofamerica.com
Account No. (for Dollars): 1366212250600
Ref: Greif, Inc., Attn: Credit Services
ABA# 026009593
Account No. (for Euro): 65280019
Ref: Greif, Inc., Attn: Credit Services
Swift Address: BOFAGB22
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Street Address 901 Main Street 14th Floor
Mail Code: TX1-492-14-11
City, State ZIP Code Dallas, Texas 75202
Attention: Maurice E. Washington
Telephone: 214-209-4128
Telecopier: 214-290-9544
Electronic Mail: Maurice.washington@bankofamerica.com

L/C ISSUER:
Bank of America, N.A.
Trade Operations
Street Address 100 W. Temple St.
Mail Code: CA9-705-07-05
City, State ZIP Code Los Angeles, CA 90012
Attention: Teela P. Yung
Telephone: 213-580-8363
Telecopier: 213-457-8841
Electronic Mail: teela.p.yung@bankofamerica.com
SWING LINE LENDER:
Bank of America, N.A.
Street Address One Independence Center 101 N. Tryon St
Mail Code: NC1-001-04-39
City, State ZIP Code Charlotte, NC 28255
Attention: Renee Daniels-Morings
Telephone: 980-387-9468
Telecopier: 617-310-3288
Electronic Mail: renee.d.daniels-morings@bankofamerica.com
Account No.: [***]
Ref: [***]
ABA[***]
COMPANY
and DESIGNATED BORROWERS:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Telephone: 740 549-6053
Facsimile: 740 549-6102
Attention: Treasurer
US Taxpayer ID [***]
Company’s website address: www.greif.com
With a copy of any notices sent to:
Greif, Inc.
425 Winter Road
Delaware, OH 43015

Attention: General Counsel
Phone: 740 549-6188
Fax: 740 549-6101
AND
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
PO Box 1008
Columbus, OH 43216
Attention: Travis Wahl
Facsimile: 614-719-5025
Telephone: 614-464-6282

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:                     , ____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 19, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The [Company/Designated Borrower] hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):
☐	A Borrowing of [[Global][U.S.] Revolving Credit] [Term] Loans

☐	A conversion or continuation of [[Global][U.S.] Revolving Credit] [Term] Loans

1.	On (a Business Day).

2.	In the principal amount of $ .

3.	Comprised of . [Type of Loans requested]

4.	In the following currency:

5.	For Eurodollar Rate Loans: with an Interest Period of months.

6.	On behalf of [insert name of applicable Designated Borrower].

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]1

[GREIF, INC./DESIGNATED BORROWER]
By:
Name:
Title:

[1]	Include this sentence in the case of a Revolving Credit Borrowing.

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:                     , ___

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 19, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The [Company/Designated Borrower], on behalf of itself or, if applicable, the Designated Borrower referenced in item 3 below (the “Applicable Designated Borrower”), hereby requests a Swing Line Loan:
1.	On (a Business Day).

2.	In the principal amount of $ in the following currency .

3.	On behalf of [insert name of Applicable Designated Borrower].
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[GREIF, INC./DESIGNATED BORROWER]
By:
Name:
Title:

EXHIBIT C-1
FORM OF TERM NOTE
February 19, 2009
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 19, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral, to the extent and in the manner provided in the Agreement and the other Loan Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

GREIF, INC.
By:
Name:
Title:

TERM LOAN AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

EXHIBIT C-2
FORM OF [U.S.] [GLOBAL] REVOLVING CREDIT NOTE
February 19, 2009
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each [U.S.] [Global] Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 19, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of each [U.S.] [Global] Revolving Credit Loan made by the Lender to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This [U.S.] [Global] Revolving Credit Note is one of the [U.S.] [Global] Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This [U.S.] [Global] Revolving Credit Note is also entitled to the benefits of the Company Guaranty, the Subsidiary Guaranty and, to the extent provided under the Loan Documents, the Foreign Subsidiary Guaranty, and is secured by the Collateral, to the extent and in the manner provided in the Agreement and the other Loan Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this [U.S.] [Global] Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. [U.S.] [Global] Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this [U.S.] [Global] Revolving Credit Note and endorse thereon the date, amount, currency and maturity of its [U.S.] [Global] Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this [U.S.] [Global] Revolving Credit Note.

THIS [U.S.] [GLOBAL] REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[COMPANY] OR [APPLICABLE DESIGNATED BORROWER]
By:
Name:
Title:

[U.S.] [GLOBAL] REVOLVING CREDIT
LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 19, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Year of the Company and its Subsidiaries ended as of the above date, together with the reports of independent certified public accountants of recognized national standing required by such section. To the best knowledge of the undersigned, such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries for the Fiscal Year referred to therein.]
[Use following paragraph 1 for fiscal quarter-end financial statements]
[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(a) of the Agreement for the Fiscal Quarter of the Company and its Subsidiaries ended as of the above date. To the best knowledge of the undersigned, such financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP, subject only to normal recurring adjustments and the absence of footnotes.]
2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.
3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The representations, warranties and certifications of (i) the Borrowers contained in Article V of the Agreement, and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations, warranties and certifications specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in clause (a) of Section 5.05 of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the financial statements in connection with which this Compliance Certificate is delivered.
5. The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Company as of                     ,                     .

GREIF, INC.
By:
Name:
Title:

For the Quarter/Year ended                      (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.15(a) — Leverage Ratio.

	A.	Consolidated Debt at Statement Date	$

	B.	Consolidated EBITDA for the applicable Measurement Period (see Schedule 3 below):	$

	C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B):		to 1

Maximum permitted: 3.50: 1.00

II.	Section 7.15(b) — Consolidated Fixed Charge Coverage Ratio

	A.	Consolidated EBITDA for the applicable Measurement Period (see Schedule 3 below):	$

	B.	Cash Capital Expenditures for the applicable Measurement Period (excluding any Capital Expenditures financed entirely (A) by capital contributions to the Company by its shareholders or from any proceeds from the issuance or sale of Equity Interests of the Company or any Subsidiaries, (B) through the incurrence of Indebtedness by the Company or any Subsidiary (other than the Loans) or (C) from the proceeds of any Asset Sale or Recovery Event):	$

	C.	Income taxes paid in cash for the applicable Measurement Period (other than taxes related to Asset Sales not in the ordinary course of business):	$

	D.	Consolidated Interest Expense paid or payable in cash for the applicable Measurement Period:	$

	E.	Scheduled principal payments, etc. for the applicable Measurement Period, excluding any such payments refinanced through incurrence of permitted Indebtedness:	$

	F.	Consolidated Fixed Charge Coverage Ratio ((Line II.A - Line II.B - Line II.C) ÷ (Line II.D + Line II.E)):		to 1

Minimum permitted: 1.50:1.00

For the Quarter/Year ended                      (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Twelve
Consolidated	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended
Consolidated Net Income

+ Consolidated Interest Expense
+ income taxes
+ depreciation and depletion expense
+ amortization
- gain from sale of assets outside ordinary course
- gain from sale of Timber Lands in excess of $40,000,000
- extraordinary or non-cash nonrecurring gains
- gain from write-up of assets
+ non-cash charge from write-down of assets
+ non-cash restructuring charges
+ cash restructuring charges (FY 08/09)
= Consolidated EBITDA

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][and][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Swing Line Loans included in such facilities)6 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[2]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[4]	Select as appropriate.

[5]	Include all applicable facilities.

[6]	Include all applicable subfacilities.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.
Borrowers: Greif, Inc., a Delaware corporation, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party to the Credit Agreement.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement, dated as of February 19, 2009, among Greif, Inc., a Delaware corporation, as Borrower, Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

6.	Assigned Interest[s]:

			Aggregate	Amount of	Percentage
			Amount of	Commitment	Assigned of
		Facility	Commitment/Loans	/Loans	Commitment/	CUSIP
Assignor[s][7]	Assignee[s][8]	Assigned[9]	for all Lenders[10]	Assigned	Loans[11]	Number

			$	$	%
			$	$	%
			$	$	%
7.	[Trade Date: ][12]
Effective Date:                     , 20___  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[7]	List each Assignor, as appropriate.

[8]	List each Assignee, as appropriate.

[9]
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Global Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[10]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]l3 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:
[Consented to:]l4

BANK OF AMERICA, N.A., as [[L/C Issuer] [and as] [Swing Line Lender]]
By:
Title:

GREIF, INC., as the Company
By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender or L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York, including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York

EXHIBIT E-2
ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:	Angela Damazyn
FAX #	704.208.2838

I. Borrower Name:	Greif Inc.

	$650,000,000	Type of Credit Facility Revolver / Term Loan
II. Legal Name of Lender of Record for Signature Page:
•	Signing Credit Agreement YES NO

•	Coming in via Assignment YES NO
III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?       YES       NO

1	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY

CONFIDENTIAL

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)
VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

2	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY

CONFIDENTIAL
IX. Organizational Structure and Tax Status
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:
Lender Taxpayer Identification Number (TIN):         -
Tax Withholding Form Delivered to Bank of America*:
                     W-9
                     W-8BEN
                     W-8ECI
                     W-8EXP
                     W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON-U.S. LENDER INSTITUTIONS
1. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

3	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY

CONFIDENTIAL
2. Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:
X. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A. Charlotte, NC ABA [***] Acct. [***] Attn: Credit Services — Charlotte, NC Ref: [***]

4	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:	Angela Damazyn
FAX #	704.208.2838

I. Borrower Name:	Greif Inc.

	$650,000,000	Type of Credit Facility Revolver / Term Loan
II. Legal Name of Lender of Record for Signature Page:
•	Signing Credit Agreement YES NO

•	Coming in via Assignment YES NO
III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?        YES        NO

1	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

US DOLLAR

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)
VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)

2	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL
VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)
VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

	(SWIFT)	(Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)
VIII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)
IX. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA #)	(City/State)

	(Account #)	(Account Name)

(Attention)

3	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL
X. Organizational Structure and Tax Status
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:
Lender Taxpayer Identification Number (TIN):         -
Tax Withholding Form Delivered to Bank of America*:
                     W-9
                     W-8BEN
                     W-8ECI
                     W-8EXP
                     W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON-U.S. LENDER INSTITUTIONS

1. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

4	12/2007

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL
2. Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:
XI. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A. Charlotte, NC [***] [***] Attn: Credit Services — Charlotte, NC Ref.: [***]

5	12/2007

EXHIBIT F-1
FORM OF COMPANY GUARANTY
[PAGE LEFT INTENTIONALLY BLANK]

EXECUTION COPY
COMPANY GUARANTY
This COMPANY GUARANTY, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), is made by GREIF, INC., a Delaware corporation (the “Company”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.
WITNESSETH:
WHEREAS, pursuant to that certain Credit Agreement, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company and certain Subsidiaries of the Company from time to time party thereto (collectively, the “Borrowers”), the various financial institutions and other Persons from time to time party thereto and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrowers; and
WHEREAS, as a condition precedent to the making of the Loans under the Credit Agreement, the Company is required to execute and deliver this Guaranty;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the L/C Issuer to make Credit Extensions to the Borrowers and to induce the Secured Parties to enter into Secured Hedge Agreements and Secured Cash Management Agreements, the Company agrees, for the benefit of each Secured Party, as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1. Certain Terms. The following terms when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
“Administrative Agent” is defined in the preamble.
“Borrowers” is defined in the first recital.
“Company” is defined in the preamble.
“Credit Agreement” is defined in the first recital.
“Guaranty” is defined in the preamble.
“Termination Date” means the date on which all Obligations (including any then due and owing indemnity obligations under the Credit Agreement but excluding Ancillary Obligations)
Company Guaranty

have been indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Aggregate Commitments under the Credit Agreement shall have been terminated (all of which shall occur in accordance with the terms of the Loan Documents and whether or not any Ancillary Obligations remain Outstanding).
SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.
ARTICLE II
GUARANTY PROVISIONS
SECTION 2.1. Guaranty. The Company hereby absolutely, unconditionally and irrevocably:
(a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the occurrence of any Default set forth in Section 8.01(e) or (f) of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable Law following the institution of a proceeding under any Debtor Relief Law), fees, reimbursement obligations with respect to letters of credit or otherwise, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and
(b) indemnifies and holds harmless each Secured Party for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Secured Party in enforcing any rights under this Guaranty;
provided that the Company shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to the Company, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and the Company specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any other Loan Party or any other Person before or as a condition to the obligations of the Company hereunder.
SECTION 2.2. Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender or any other Secured Party, or the Administrative Agent or any Lender or any other Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated,

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declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender or such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
SECTION 2.3. Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date has occurred. The Company guarantees that the Obligations of each other Loan Party will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Company under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:
(a) any lack of validity, legality or enforceability of any Loan Document;
(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any Subsidiary Guarantor) of, or Collateral securing, any Obligations;
(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;
(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;
(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;
(f) any addition, exchange or release of any Collateral or of any Person that is (or will become) a guarantor (including a Subsidiary Guarantor) of the Obligations, or any surrender or non-perfection of any Collateral, or any amendment to or waiver or release of or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

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(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Loan Party, any surety or the Company.
SECTION 2.4. Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Guaranty or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 2.5. Waiver, etc. The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Loan Party or any other Person (including any other guarantor) or entity or any Collateral securing the Obligations, as the case may be.
SECTION 2.6. Postponement of Subrogation, etc. The Company agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty or any other Loan Document to which it is a party, nor shall the Company seek or be entitled to seek any contribution or reimbursement from any other Loan Party, in respect of any payment made, under any Loan Document or otherwise, until following the Termination Date. Any amount paid to the Company on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by the Company (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 2.7; provided that if the Company has made payment to the Secured Parties of all or any part of the Obligations and the Termination Date has occurred, then at the Company’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of the Company, execute and deliver to the Company appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Company of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, the Company shall refrain from taking any action or commencing any proceeding against any other Loan Party (or its successors or assigns,

4

whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Secured Party.
SECTION 2.7. Payments; Application. The Company hereby agrees with each Secured Party as follows:
(a) The Company agrees that all payments made by the Company hereunder will be made in the currency of the applicable Obligation to the Administrative Agent, without setoff, counterclaim or other defense and in accordance with Sections 3.01 and 8.02 of the Credit Agreement, free and clear of and without deduction for any Taxes (subject to the provisions and limitations of Section 3.01 of the Credit Agreement), the Company hereby agreeing to comply with and be bound by the provisions of Sections 3.01 and 8.02 of the Credit Agreement in respect of all payments made by it hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Guaranty by this reference as if set forth herein; provided that references to “this Agreement” in such Sections shall be deemed to be references to this Guaranty.
(b) All payments made hereunder shall be applied upon receipt as set forth in Section 8.02 of the Credit Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.1. Representations. In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder and to induce the Secured Parties to enter into Secured Hedge Agreements and Secured Cash Management Agreements, the Company represents and warrants to each Secured Party as set forth below.
(a) The representations and warranties contained in Article V of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to the Company and its properties, are true and correct in all material respects, each such representation and warranty set forth in such Article (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by reference as though specifically set forth in this Article.
(b) The Company has knowledge of each other Loan Party’s financial condition and affairs and has adequate means to obtain from the Borrowers and each such other Loan Party on an ongoing basis information relating thereto and to such Loan Party’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. The Company acknowledges and agrees that the Secured Parties shall have no obligation to investigate the financial condition or affairs of any Loan Party for the benefit of the Company nor to advise the Company of any fact respecting, or any change in, the financial condition or affairs of any other Loan Party that might become known to

5

any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to the Company, or might (or does) materially increase the risk of the Company as guarantor, or might (or would) affect the willingness of the Company to continue as a guarantor of the Obligations.
ARTICLE IV
MISCELLANEOUS PROVISIONS
SECTION 4.1. Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof. To the extent of any conflict between the terms contained in this Guaranty and the terms contained in the Credit Agreement, the terms of the Credit Agreement shall control.
SECTION 4.2. Binding on Successors, Transferees and Assigns; Assignment. This Guaranty shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Company and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its respective successors, transferees and assigns; provided that the Company may not (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.
SECTION 4.3. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Company from its obligations under this Guaranty, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.01 of the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 4.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.
SECTION 4.5. Release of the Company. Upon the occurrence of the Termination Date, this Guaranty and all obligations of the Company hereunder shall terminate automatically, without delivery of any instrument or performance of any act by any party, it being further understood that on such date any benefits obtained by any Existing Guaranty Bank, Cash Management Bank or Hedge Bank pursuant to this Guaranty shall then terminate, regardless of whether any Ancillary Obligations remain outstanding.

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SECTION 4.6. No Waiver; Remedies. In addition to, and not in limitation of, Sections 2.3 and 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.
SECTION 4.7. Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.
SECTION 4.8. Severability. If any provision of this Guaranty or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 4.9. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR

7

ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT.
SECTION 4.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 4.11. Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Guaranty.
SECTION 4.12. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or

8

the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Company in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).
SECTION 4.13. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the Company has caused this Guaranty to be duly executed and delivered by its Responsible Officer as of the date first above written.

GREIF, INC.
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Treasurer

Company Guaranty

ACCEPTED AND AGREED FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES: BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Maurice Washington
	Name:	Maurice Washington
	Title:	Vice President

Company Guaranty

EXHIBIT F-2
FORM OF SUBSIDIARY GUARANTY
[PAGE LEFT INTENTIONALLY BLANK]

EXECUTION COPY
U.S. SUBSIDIARY GUARANTY
This U.S. SUBSIDIARY GUARANTY, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), is made by each Domestic Subsidiary (such capitalized term and other terms used in this Guaranty to have the meanings set forth in Article I) of GREIF, INC., a Delaware corporation (the “Company”), from time to time party hereto (each individually, a “Guarantor” and, collectively, the “Guarantors”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.
WITNESSETH:
WHEREAS, pursuant to a Credit Agreement, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company and certain Subsidiaries of the Company from time to time party thereto (collectively, the “Borrowers”), the various financial institutions and other Persons from time to time party thereto and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrowers; and
WHEREAS, as a condition precedent to the making of the Loans under the Credit Agreement, each Guarantor is required to execute and deliver this Guaranty;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the L/C Issuer to make Credit Extensions to the Borrowers and to induce the Secured Parties to enter into Secured Hedge Agreements and Secured Cash Management Agreements, each Guarantor agrees, for the benefit of each Secured Party, as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1. Certain Terms. The following terms when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
“Administrative Agent” is defined in the preamble.
“Borrowers” is defined in the first recital.
“Company” is defined in the preamble.
“Credit Agreement” is defined in the first recital.
“Guarantor” and “Guarantors” are defined in the preamble.
Subsidiary Guaranty

“Guaranty” is defined in the preamble.
“Termination Date” means the date on which all Obligations (including any then due and owing indemnity obligations under the Credit Agreement but excluding Ancillary Obligations) have been indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Aggregate Commitments under the Credit Agreement shall have been terminated (all of which shall occur in accordance with the terms of the Loan Documents and whether or not any Ancillary Obligations remain Outstanding).
SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.
ARTICLE II
GUARANTY PROVISIONS
SECTION 2.1. Guaranty. Each Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably:
(a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the occurrence of any Default set forth in Section 8.01(e) or (f) of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable Law following the institution of a proceeding under any Debtor Relief Law), fees, reimbursement obligations with respect to letters of credit or otherwise, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and
(b) indemnifies and holds harmless each Secured Party for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Secured Party in enforcing any rights under this Guaranty;
provided that each Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Loan Party or any other Person before or as a condition to the obligations of such Guarantor hereunder.
SECTION 2.2. Payments Set Aside. To the extent that any payment by or on behalf of any Guarantor is made to the Administrative Agent or any Lender or any other Secured Party, or the Administrative Agent or any Lender or any other Secured Party exercises its right of setoff,
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and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender or such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
SECTION 2.3. Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date has occurred. Each Guarantor jointly and severally guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of each Guarantor under this Guaranty shall be joint and several, absolute, unconditional and irrevocable irrespective of:
(a) any lack of validity, legality or enforceability of any Loan Document;
(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any Subsidiary Guarantor) of, or Collateral securing, any Obligations;
(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;
(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;
(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;
(f) any addition, exchange or release of any Collateral or of any Person that is (or will become) a guarantor (including a Subsidiary Guarantor) of the Obligations, or any surrender or non-perfection of any Collateral, or any amendment to or waiver or release of or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or
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(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, any surety or any guarantor.
SECTION 2.4. Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 2.5. Waiver, etc. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Loan Party or any other Person (including any other guarantor) or entity or any Collateral securing the Obligations, as the case may be.
SECTION 2.6. Postponement of Subrogation, etc. Each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty or any other Loan Document to which it is a party, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Loan Party, in respect of any payment made, under any Loan Document or otherwise, until following the Termination Date. Any amount paid to any Guarantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by such Guarantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 2.7; provided that if any Guarantor has made payment to the Secured Parties of all or any part of the Obligations and the Termination Date has occurred, then at such Guarantor’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of such Guarantor, execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, each Guarantor shall refrain from taking any action or commencing any proceeding against any Loan Party (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Secured Party.
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SECTION 2.7. Payments; Application. Each Guarantor hereby agrees with each Secured Party as follows:
(a) Each Guarantor agrees that all payments made by such Guarantor hereunder will be made in Dollars to the Administrative Agent, without setoff, counterclaim or other defense and in accordance with Sections 3.01 and 8.02 of the Credit Agreement, free and clear of and without deduction for any Taxes (subject to the provisions and limitations of Section 3.01 of the Credit Agreement), each Guarantor hereby agreeing to comply with and be bound by the provisions of Sections 3.01 and 8.02 of the Credit Agreement in respect of all payments made by it hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Guaranty by this reference as if set forth herein; provided that references to the “Borrower” or “Borrowers” in such Sections shall be deemed to be references to each Guarantor, and references to “this Agreement” in such Sections shall be deemed to be references to this Guaranty.
(b) All payments made hereunder shall be applied upon receipt as set forth in Section 8.02 of the Credit Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.1. Representations. In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder and to induce the Secured Parties to enter into Secured Hedge Agreements and Secured Cash Management Agreements, each Guarantor represents and warrants to each Secured Party as set forth below.
(a) The representations and warranties contained in Article V of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to any Guarantor and its properties, are true and correct in all material respects, each such representation and warranty set forth in such Article (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by reference as though specifically set forth in this Article.
(b) Each Guarantor has knowledge of each other Loan Party’s financial condition and affairs and has adequate means to obtain from the Borrowers and each such Loan Party on an ongoing basis information relating thereto and to such Loan Party’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that the Secured Parties shall have no obligation to investigate the financial condition or affairs of any Loan Party for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of any Loan Party that might become known to any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or
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does) materially increase the risk of such Guarantor as guarantor, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Obligations.
(c) It is in the best interests of each Guarantor to execute this Guaranty inasmuch as such Guarantor will, as a result of being a Subsidiary of the Company, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrowers by the Lenders pursuant to the Credit Agreement and the execution and delivery of Secured Hedge Agreements among any Borrower, other Loan Parties and certain Secured Parties, and each Guarantor agrees that the Secured Parties are relying on this representation in agreeing to make such Loans to, and to enter into such Secured Hedge Agreements with, the Borrowers.
ARTICLE IV
COVENANTS, ETC.
SECTION 4.1. Covenants. Each Guarantor covenants and agrees that, at all times prior to the Termination Date, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement (including Articles VI and VII and Sections 8.01(e) and (f) of the Credit Agreement) which are applicable to such Guarantor or its properties, each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Article, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Article.
ARTICLE V
MISCELLANEOUS PROVISIONS
SECTION 5.1. Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof. To the extent of any conflict between the terms contained in this Guaranty and the terms contained in the Credit Agreement, the terms of the Credit Agreement shall control.
SECTION 5.2. Binding on Successors, Transferees and Assigns; Assignment. This Guaranty shall remain in full force and effect until the Termination Date has occurred, shall be jointly and severally binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that no Guarantor may (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.
SECTION 5.3. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor from its obligations under this Guaranty, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.01 of the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
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SECTION 5.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party (in the case of any Guarantor, in care of the Company) specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.
SECTION 5.5. Additional Guarantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Guarantor” hereunder with the same force and effect as if it were originally a party to this Guaranty and named as a “Guarantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Guarantor hereunder, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.
SECTION 5.6. Termination of Agreement; Release of Guarantor. Upon the occurrence of the Termination Date, this Guaranty and all obligations of each Guarantor hereunder shall terminate automatically, without delivery of any instrument or performance of any act by any party, it being further understood that on such date any benefits obtained by any Existing Guaranty Bank, Cash Management Bank or Hedge Bank pursuant to this Guaranty shall then terminate, regardless of whether any Ancillary Obligations remain outstanding. A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of any of the Company and any of its Subsidiaries.
SECTION 5.7. No Waiver; Remedies. In addition to, and not in limitation of, Sections 2.3 and 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.
SECTION 5.8. Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.
SECTION 5.9. Severability. If any provision of this Guaranty or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 5.10. Governing Law, Jurisdiction: Etc.
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(a) GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. EACH GUARANTOR HEREBY IRREVOCABLY APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT AND CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY SUCH COURTS BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO
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SUCH AGENT AT SUCH ADDRESS, AND AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW: (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (II) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT. IF ANY AGENT APPOINTED BY ANY PERSON PARTY HERETO REFUSES TO ACCEPT SERVICE, SUCH PERSON HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL UPON RECEIPT CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY OTHER PERSON PARTY HERETO TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
SECTION 5.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 5.12. Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Guaranty.
SECTION 5.13. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the
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Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable law).
SECTION 5.14. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its Responsible Officer as of the date first above written.

ALLEGHENY INDUSTRIAL ASSOCIATES, INC.
AMERICAN FLANGE & MANUFACTURING CO. INC.
DELTA PETROLEUM COMPANY, INC.
GREIF CV-MANAGEMENT LLC
GREIF NEVADA HOLDINGS, INC.
GREIF U.S. HOLDINGS, INC.
GREIF USA LLC
GREIF PACKAGING LLC
OLYMPIC OIL, LTD.
RECORR REALTY CORP.
SOTERRA LLC
TAINER TRANSPORT, INC.
TOTALLY IN DEMAND ENTERPRISES, LLC
TRILLA-ST. LOUIS CORPORATION
TRILLA STEEL DRUM CORPORATION

By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Treasurer

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ACCEPTED AND AGREED FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES: BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Maurice Washington
	Name:	Maurice Washington
	Title:	Vice President

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EXHIBIT G
FORM OF U.S. SECURITY AGREEMENT
[PAGE LEFT INTENTIONALLY BLANK]

ANNEX I to
the U.S. Subsidiary Guaranty
THIS SUPPLEMENT, dated as of                                  , 20___  (this “Supplement”), is to the U.S. Subsidiary Guaranty, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”), among the Guarantors (such capitalized term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Guaranty) from time to time party thereto, in favor of BANK OF AMERICA, N.A., as administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.
WITNESSETH:
WHEREAS, pursuant to the provisions of Section 5.5 of the Guaranty, each of the undersigned is becoming a Guarantor under the Guaranty; and
WHEREAS, each of the undersigned desires to become a “Guarantor” under the Guaranty in order to induce the Secured Parties to continue to extend Credit Extensions under the Credit Agreement;
NOW, THEREFORE, in consideration of the premises, and for other consideration (the receipt and sufficiency of which is hereby acknowledged), each of the undersigned agrees, for the benefit of each Secured Party, as follows.
SECTION 1. Party to Guaranty, etc. In accordance with the terms of the Guaranty, by its signature below, each of the undersigned hereby irrevocably agrees to become a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Guaranty applicable to it as a Guarantor and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct as of the date hereof. In furtherance of the foregoing, each reference to a “Guarantor” and/or “Guarantors” in the Guaranty shall be deemed to include each of the undersigned.
SECTION 2. Waiver, Agreements, etc. Each of the undersigned hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, this Supplement and the Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Loan Party or any other Person (including any other Guarantor) or entity or any Collateral securing the Obligations, as the case may be. As provided below, this Supplement shall be governed by, and construed in accordance with, the Law of the State of New York.
SECTION 3. Representations. Each of the undersigned hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Guaranty constitute the legal, valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms.

SECTION 4. Full Force of Guaranty. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.
SECTION 5. Severability. If any provision of this Supplement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 6. Indemnity; Fees and Expenses, etc. Without limiting the provisions of any other Loan Document, each of the undersigned agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses incurred in connection with this Supplement, including reasonable attorney’s fees and expenses of the Administrative Agent’s counsel.
SECTION 7. GOVERNING LAW. THIS SUPPLEMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK
SECTION 8. Counterparts. This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Guaranty.
SECTION 9. ENTIRE AGREEMENT. THIS SUPPLEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be duly executed and delivered by its Responsible Officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]
By:
Name:
Title:

ACCEPTED AND AGREED FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXECUTION COPY
U.S. PLEDGE AND SECURITY AGREEMENT
This U.S. PLEDGE AND SECURITY AGREEMENT, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by GREIF, INC., a Delaware corporation (the “Company”), and each Domestic Subsidiary (terms used in the preamble and the recitals have the definitions set forth in or incorporated by reference in Article I) from time to time party to this Security Agreement (each individually, a “Grantor” and collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.
WITNESSETH:
WHEREAS, pursuant to a Credit Agreement, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company and certain Subsidiaries of the Company from time to time party thereto (collectively, the “Borrowers”), the various financial institutions and other Persons from time to time party thereto and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrowers; and
WHEREAS, as a condition precedent to the making of the Loans under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the L/C Issuer to make Credit Extensions to the Borrowers and to induce the Secured Parties to enter into Secured Cash Management Agreements and Secured Hedge Agreements, each Grantor agrees, for the benefit of each Secured Party, as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
“Administrative Agent” is defined in the preamble.
“Allegheny” means Allegheny Industrial Associates, Inc., a Pennsylvania corporation.
“Allegheny Notes” means the promissory notes described on Schedule III.
“Borrower” is defined in the preamble.
“Collateral” is defined in Section 2.1.
U.S. Pledge and Security Agreement

“Collateral Account” is defined in clause (b) of Section 4.3.
“Computer Hardware and Software Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:
(a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form;
(b) all software programs (including source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above;
(c) all firmware associated therewith;
(d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and
(e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.
“Control Collateral” means any Collateral consisting of cash or Cash Equivalents, Deposit Accounts or Copyright Collateral, or any other Collateral with respect to which perfection by means of filing UCC-1 financing statements is not permitted pursuant to the UCC.
“Copyright” is defined in paragraph (a) of the definition of “Copyright Collateral”.
“Copyright Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:
(a) all copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force including copyrights registered in the United States Copyright Office and corresponding offices in other countries of the world, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation and all extensions and renewals of the foregoing (“Copyrights”);
(b) all express or implied Copyright licenses and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Copyright License”);

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(c) the right to sue for past, present and future infringements of any of the Copyrights owned by such Grantor, and for breach or enforcement of any Copyright License; and
(d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).
“Copyright License” is defined in the paragraph (b) of the definition of “Copyright Collateral”
“Credit Agreement” is defined in the first recital.
“Distributions” means all dividends paid on Equity Interests, liquidating dividends paid on Equity Interests, shares (or other designations) of Equity Interests resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Equity Interests constituting Collateral.
“Filing Statements” is defined in clause (b) of Section 3.6.
“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).
“Grantor” and “Grantors” are defined in the preamble.
“Greif Packaging” means Greif Packaging LLC, a Delaware limited liability company.
“Greif Spain” means Greif Spain Holdings, S.L., sociedad unipersonal, a private limited liability company (sociedad de responsabilidad limitada), organized under the laws of Spain.
“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and all other similar types of intellectual property under any Law, statutory provision or common Law doctrine in the United States or anywhere else in the world.
“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.
“Owned Intellectual Property Collateral” means all Intellectual Property that is necessary for or used in the business of each Grantor that is (a) not licensed to a Grantor pursuant to a Trademark License, Patent License or Copyright License; and (b) not in the public domain.
“Patent” is defined in paragraph (a) of the definition of “Patent Collateral”.

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“Patent Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:
(a) inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing, including all reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing (“Patents”);
(b) all Patent licenses, and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each a “Patent License”);
(c) the right to sue third parties for past, present and future infringements of any Patent or Patent application, and for breach or enforcement of any Patent License; and
(d) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).
“Patent License” is defined in paragraph (b) of the definition of “Patent Collateral”.
“Pledged Equity” is defined in clause (a) of Section 4.1.2.
“Securities Act” is defined in clause (a) of Section 6.2.
“Security Agreement” is defined in the preamble.
“Specified Default” means (a) an Event of Default or (b) a Default under clause (e) or (f) of Section 8.01 of the Credit Agreement.
“Termination Date” means the date on which all Obligations (including any then due and owing indemnity obligations under the Credit Agreement but excluding Ancillary Obligations) have been indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Aggregate Commitments under the Credit Agreement shall have been terminated (all of which shall occur in accordance with the terms of the Loan Documents and whether or not any Ancillary Obligations remain Outstanding).
“Trade Secrets” is defined in paragraph (a) of the definition of “Trade Secret Collateral”.
“Trade Secrets Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:
(a) all common Law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how (collectively referred to as “Trade Secrets”) obtained by or used in or contemplated at any time for use in the business of a Grantor, whether or not such Trade Secret has been reduced to a writing or other tangible

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form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret;
(b) all Trade Secret licenses and other agreements for the grant by or to such Grantor of any right to use any Trade Secret, enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license; and
(c) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).
“Trademark” is defined in paragraph (a) of the definition of “Trademark Collateral”.
“Trademark Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:
(a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office and corresponding offices in other countries of the world, and all common-Law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as “Trademarks”);
(b) all Trademark licenses and other agreements for the grant by or to such Grantor of any right to use any Trademark (each a “Trademark License”);
(c) all of the goodwill of the business connected with the use of, and symbolized by the Trademarks described in clause (a) and, to the extent applicable, clause (b);
(d) the right to sue third parties for past, present and future infringements or dilution of the Trademarks described in clause (a) and, to the extent applicable, clause (b) or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark License; and
(e) all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).
Notwithstanding the foregoing, nothing in this Security Agreement is intended to be, or may be construed to be, an assignment of any application to register any trademark or service mark based on any intent to use filed by, or on behalf of, any Grantor (“Intent to

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Use Applications”), and any Intent to Use Applications are specifically excluded from Trademark Collateral for purposes of this Security Agreement.
“Trademark License” is defined in paragraph (b) of the definition of “Trademark Collateral”.
SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.
SECTION 1.3. UCC Definitions. To the extent used herein, the terms Account, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Document, Electronic Chattel Paper, Equipment, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Promissory Notes, Securities Account, Security Entitlement, Supporting Obligations and Uncertificated Securities have the meaning provided in Article 8 or Article 9, as applicable, of the UCC. Letters of Credit has the meaning provided in Section 5-102 of the UCC.
ARTICLE II
SECURITY INTEREST
SECTION 2.1. Grant of Security Interest. Each Grantor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in the following property, whether now or hereafter existing, owned or acquired by such Grantor, and wherever located, (collectively, the “Collateral”):
(a) Accounts;
(b) Chattel Paper;
(c) Commercial Tort Claims listed on Item I of Schedule II (as such schedule may be amended or supplemented from time to time);
(d) Documents;
(e) General Intangibles;
(f) Goods;
(g) Instruments;
(h) Investment Property;
(i) Intellectual Property Collateral;
(j) Supporting Obligations;

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(k) all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section;
(1) all Proceeds of the foregoing and, to the extent not otherwise included, (i) all payments under insurance (whether or not the Administrative Agent is the loss payee thereof) and (ii) all tort claims; and
(m) all other property and rights of every kind and description and interests therein.
Notwithstanding the foregoing, the term “Collateral” shall not include, and the grant of a security interest as provided hereunder shall not extend to:
(i) such Grantor’s real property interests (other than fixtures);
(ii) any General Intangibles or other rights arising under any contracts, instruments, licenses or other documents to the extent the grant of a security interest would (A) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained or (B) give any other party to such contract, instrument, license or other document a valid and enforceable right to terminate its obligations thereunder;
(iii) Investment Property held directly by such Grantor consisting of Equity Interests of any Subsidiary that is a CFC, in excess of 66% of each class of the voting Equity Interests of each such Subsidiary, except that such 66% limitation shall not apply to any such Subsidiary that is disregarded as a separate entity from such Grantor for U.S. tax purposes;
(iv) any asset, the granting of a security interest in which would be void or illegal under any applicable governmental Law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset;
(v) any asset subject to a Permitted Lien (other than Liens in favor of the Administrative Agent) to the extent that the grant of other Liens on such asset (A) would result in a breach or violation of, or constitute a default under, the agreement or instrument governing such Permitted Lien, (B) would result in the loss of use of such asset or (C) would permit the holder of such Permitted Lien to terminate such Grantor’s use of such asset;
(vi) subject to Section 7.0l(g) of the Credit Agreement, any Receivables Facility Assets; and
(vii) any Equity Interests of Greif Insurance Company Limited, a Bermuda company.

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SECTION 2.2. Security for Obligations. This Security Agreement and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder secures the payment and performance of all of the Obligations.
SECTION 2.3. Grantors Remain Liable. Anything herein to the contrary notwithstanding:
(a) the Grantors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of their duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;
(b) the exercise by the Administrative Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and
(c) no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
SECTION 2.4. Distributions on Pledged Shares. In the event that any Distribution with respect to any Equity Interests pledged hereunder is permitted to be paid (in accordance with Section 7.05 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor, as applicable. If any Distribution is made in contravention of Section 7.05 of the Credit Agreement, such Grantor, shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1.4.
SECTION 2.5. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of the Grantors hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:
(a) any lack of validity, legality or enforceability of any Loan Document;
(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Person (including any other Grantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any other Grantor) of, or collateral securing, any Obligations;
(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligations;

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(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;
(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;
(f) any addition, exchange or release of any collateral or of any Person that is (or will become) a grantor (including the Grantors hereunder) of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or
(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, any surety or any guarantor.
SECTION 2.6. Postponement of Subrogation. Each Grantor agrees that it will not exercise any rights against another Grantor which it may acquire by way of rights of subrogation under any Loan Document to which it is a party until the Termination Date. No Grantor shall seek or be entitled to seek any contribution or reimbursement from any Loan Party, in respect of any payment made under any Loan Document or otherwise, until following the Termination Date. Any amount paid to such Grantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by such Grantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 6.1; provided that if such Grantor has made payment to the Secured Parties of all or any part of the Obligations and the Termination Date has occurred, then at such Grantor’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of such Grantor, execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, such Grantor shall refrain from taking any action or commencing any proceeding against any Loan Party (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to any Secured Party.
ARTICLE III
REPRESENTATIONS AND WARRANTIES

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In order to induce the Secured Parties to enter into the Credit Agreement and make Loans thereunder, and to induce the Secured Parties to enter into Lender Hedging Agreements, the Grantors represent and warrant to each Secured Party as set forth below.
SECTION 3.1. As to Equity Interests of the Subsidiaries, Investment Property.
(a) With respect to any direct Subsidiary of any Grantor that is
(i) a corporation, business trust, joint stock company or similar Person, all Equity Interests issued by such Subsidiary are duly authorized and validly issued, fully paid and non-assessable (or equivalent thereof to the extent applicable in the jurisdiction in which Equity Interests are issued), and represented by a certificate; and
(ii) a limited liability company organized under the laws of any State of the U.S., no Equity Interest issued by such Subsidiary, nor any Organizational Documents of such Subsidiary, expressly provides that such Equity Interest is a security governed by Article 8 of the UCC;
(iii) a partnership or limited liability company, no Equity Interests issued by such Subsidiary (A) is dealt in or traded on securities exchanges or in securities markets, or (B) is held in a Securities Account, except, with respect to this clause (iii), Equity Interests for which the Administrative Agent is the registered owner.
(b) Each Grantor has delivered all Pledged Equity (except for, in the case of Greif Packaging, its Pledged Equity of Allegheny, which shall be delivered in accordance with Section 4.1.5(a)) owned or held by such Grantor on the Closing Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.
(c) The percentage of the issued and outstanding Equity Interests of each Subsidiary pledged by each Grantor hereunder is as set forth on Schedule I.
SECTION 3.2. Grantor Name, Location, etc. As of the date hereof,
(a) The jurisdiction in which each Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A of Schedule II.
(b) Each location a secured party would have filed a UCC financing statement in the five years prior to the date hereof to perfect a security interest in Equipment, Inventory and General Intangibles owned by such Grantor is set forth in Item B of Schedule II.
(c) The Grantors do not have any trade names other than those set forth in Item C of Schedule II hereto.

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(d) During the four months preceding the date hereof, no Grantor has been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item D of Schedule II hereto.
(e) Each Grantor’s federal taxpayer identification number is (and, during the four months preceding the date hereof, such Grantor has not had a federal taxpayer identification number different from that) set forth in Item E of Schedule II hereto.
(f) No Grantor maintains any Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item F of Schedule II.
(g) No Grantor has Commercial Tort Claims (x) in which a suit has been filed by such Grantor and (y) where the amount of damages reasonably expected to be claimed exceeds $10,000,000, except as set forth on Item G of Schedule II.
(h) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of each Grantor.
SECTION 3.3. Ownership, No Liens, etc. Each Grantor has rights in or the power to transfer the Collateral, and each Grantor owns its Collateral free and clear of any Lien, except for (a) in the case of Greif Packaging, its Pledged Equity of Allegheny, but only until satisfaction of the requirements set forth in Section 4.1.5(a); and (b) any security interest in Collateral (other than the Equity Interests of each Subsidiary pledged hereunder) that is a Permitted Lien. No effective financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed (i) in favor of the holders of the Allegheny Notes with respect to the Pledged Equity of Allegheny, if applicable; and (ii) in favor of the Administrative Agent relating to this Security Agreement, Permitted Liens (but only in the case of Collateral other than the Equity Interests of each Subsidiary pledged hereunder) or as to which a duly authorized termination statement relating to such financing statement or other instrument has been delivered to the Administrative Agent on the Closing Date.
SECTION 3.4. Possession of Inventory, Control; etc.
(a) Each Grantor has, and agrees that it will maintain, exclusive possession of its Documents, Instruments, Promissory Notes, Goods, Equipment and Inventory, other than (i) Equipment and Inventory in transit in the ordinary course of business, (ii) Equipment and Inventory that is in the possession or control of a warehouseman, bailee agent or other Person (other than a Person controlled by or under common control with the applicable Grantor) and (iii) Inventory on consignment in the ordinary course of business. In the case of Equipment or Inventory described in clause (ii) above, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has any Lien on any such Equipment or Inventory (other than Permitted Liens).
(b) Each Grantor is the sole entitlement holder of its Securities Accounts and Commodities Accounts and no other Person (other than the Administrative Agent pursuant to this Security Agreement or any other Person with respect to Permitted Liens)

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has control or possession of, or any other interest in, any of such accounts or any other securities or property credited thereto.
SECTION 3.5. Intellectual Property Collateral. As of the date hereof, in respect of each Grantor:
(a) all material Owned Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part;
(b) such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property Collateral (except for the Permitted Liens), and no claim has been made that such Grantor is or may be, in conflict with, infringing, misappropriating, diluting, misusing or otherwise violating any of the rights of any third party or that challenges the ownership, use, protectability, registerability, validity, enforceability of any Owned Intellectual Property Collateral or, to such Grantor’s knowledge, any other Intellectual Property Collateral and, to such Grantor’s knowledge, there is no valid basis for any such claims, where in each case such claim would reasonably be expected to have a Material Adverse Effect;
(c) such Grantor has made all necessary filings and recordations to protect its interest in any Owned Intellectual Property Collateral that is material to the business of such Grantor, including recordations of all of its interests in the Patent Collateral, the Trademark Collateral and the Copyright Collateral in the United States Patent and Trademark Office, the United States Copyright Office and corresponding offices in other countries of the world, as appropriate, and has used proper statutory notice, as applicable, in connection with its use of any Patent, Trademark or Copyright, except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect;
(d) such Grantor has taken all reasonable steps to safeguard its Trade Secrets and to its knowledge (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral, except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect;
(e) no action by such Grantor is currently pending or threatened in writing which asserts that any third party is infringing, misappropriating, diluting, misusing or voiding any Owned Intellectual Property Collateral and, to such Grantor’s knowledge, no third party is infringing upon, misappropriating, diluting, misusing or voiding any

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Intellectual Property owned or used by such Grantor in any material respect, or any of its respective licensees, where in each case such claim would reasonably be expected to have a Material Adverse Effect;
(f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects in any material respect its rights to own or use any Intellectual Property Collateral;
(g) except for the Permitted Liens, such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property Collateral for purposes of granting a security interest or as collateral that has not been terminated or released;
(h) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any of the Intellectual Property Collateral; and
(i) such Grantor owns directly or is entitled to use by license or otherwise, all Intellectual Property used in, necessary for or of importance to the conduct of such Grantor’s business, except to the extent that failure to own or be so entitled would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.6. Validity, etc.
(a) This Security Agreement creates a valid security interest in the Collateral securing the payment of the Obligations.
(b) Each Grantor has filed or caused to be filed all UCC-1 financing statements in the filing office for each Grantor’s jurisdiction of organization listed in Item A of Schedule II (collectively, the “Filing Statements”) (or has authenticated and delivered to the Administrative Agent the Filing Statements suitable for filing in such offices) and has taken all other actions necessary to perfect the Administrative Agent’s security interest in all Pledged Equity.
(c) Upon the filing of the Filing Statements with the appropriate agencies therefor the security interests created under this Security Agreement shall constitute a perfected security interest in the Collateral described on such Filing Statements in favor of the Administrative Agent on behalf of the Secured Parties to the extent that a security interest therein may be perfected by filing pursuant to the relevant UCC, prior to all other Liens, except for Permitted Liens (in which case such security interest shall be second in priority of right only to the Permitted Liens until the obligations secured by such Permitted Liens have been satisfied).
SECTION 3.7. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either:

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(a) for the grant by the Grantors of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by the Grantors;
(b) except (i) for delivery of the Pledged Equity of Allegheny (but only until satisfaction of the requirements of Section 4.1.5(a)) and (ii) with respect to the Control Collateral, for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens (in which case such security interest shall be second in priority of right only to the Permitted Liens until the obligations secured by such Permitted Liens have been satisfied)) nature of such security interest (except with respect to the Filing Statements) or the exercise by the Administrative Agent of its rights and remedies hereunder; or
(c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except (i) with respect to any securities issued by a Subsidiary of the Grantors, as may be required in connection with a disposition of such securities by Laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement; (ii) for any “change of control” or similar filings required by state licensing agencies; and (iii) for delivery of the Pledged Equity of Allegheny (but only until satisfaction of the requirements of Section 4.1.5(a)).
SECTION 3.8. Best Interests. It is in the best interests of each Grantor (other than the Borrowers) to execute this Security Agreement inasmuch as such Grantor will, as a result of being a Subsidiary of certain of the Borrowers, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrowers by the Lenders pursuant to the Credit Agreement and the execution and delivery of Secured Hedge Agreements between the Borrowers, other Loan Parties and certain Secured Parties, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Loans and other extensions of credit pursuant to the Credit Agreement to the Borrowers.
ARTICLE IV
COVENANTS
Each Grantor covenants and agrees that, until the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.
SECTION 4.1. As to Investment Property.
SECTION 4.1.1. Equity Interests of Subsidiaries. No Grantor will allow any of its Subsidiaries:
(a) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities;
(b) that is a partnership or limited liability company, to (i) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, or (ii) expressly provide in its Organizational Documents that its Equity Interests are securities governed by Article 8 of the UCC, or (iii) place such Subsidiary’s Equity

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Interests in a Securities Account, except, with respect to this clause (b), Equity Interests for which the Administrative Agent is the registered owner; and
(c) to issue Equity Interests in substitution for the Equity Interests pledged hereunder, except to such Grantor (and such Equity Interests are immediately pledged and delivered to the Administrative Agent pursuant to the terms of this Security Agreement).
SECTION 4.1.2. Certificated Securities. Subject to the requirements of Section 4.1.5(a), such Grantor will deliver all Certificated Securities that constitute Collateral with respect to any direct Subsidiary of such Grantor (such Certificated Securities, the “Pledged Equity”) owned or held by such Grantor to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.
SECTION 4.1.3. [INTENTIONALLY DELETED].
SECTION 4.1.4. Distributions; Voting Rights; etc. Each Grantor agrees promptly upon receipt of notice of the occurrence of a Specified Default from the Administrative Agent and without any request therefor by the Administrative Agent, but only for so long as such Specified Default shall continue:
(a) except with respect to the Pledged Equity of Allegheny (but only until satisfaction of the requirements of Section 4.1.5(a), to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property that is Collateral, all interest, principal, other cash payments on Payment Intangibles, and all Proceeds of the Collateral, in each case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and
(b) with respect to Collateral consisting of general partner interests or limited liability company interests,
(i) to promptly cause the issuer thereof to modify its Organization Documents to admit the Administrative Agent as a general partner or member, as applicable
(ii) so long as the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this clause, that the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Investment Property constituting Collateral and such Grantor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote such Investment Property; and
(iii) to promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

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All dividends, Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by such Grantor, but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless a Specified Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in this Section 4.1. such Grantor will have the exclusive right to receive all dividends, Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds with respect to any Investment Property and exclusive voting power with respect to any Investment Property constituting Collateral and the Administrative Agent will, upon the written request of such Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would impair any such Collateral or be inconsistent with or violate any provision of any Loan Document.
SECTION 4.1.5. Post-Closing Covenants. Notwithstanding any contrary provision herein:
(a) within sixty (60) days following the Closing Date, Greif Packaging shall have taken all actions necessary and reasonable to deliver to the Administrative Agent all Certificated Securities with respect to the Pledged Equity of Allegheny, free and clear of all Liens (including any Liens granted pursuant to the Allegheny Notes); and
(b) within a commercially reasonable period of time following the Closing Date, the Company shall have taken all actions necessary and reasonable to cause the Administrative Agent to be listed in the corporate register of Greif Spain as pledgee of the outstanding Equity Interests of Greif Spain, to the extent that such Equity Interests constitute Collateral, until the earlier to occur of (i) the Termination Date and (ii) the liquidation of Greif Spain in connection with the Foreign Tax Restructuring.
SECTION 4.2. Change of Name, etc. No Grantor will change its name or place of incorporation or organization or federal taxpayer identification number except upon ten (10) days’ prior written notice to the Administrative Agent.
SECTION 4.3. As to Accounts.
(a) Each Grantor shall have the right to collect all Accounts so long as no Specified Default shall have occurred and be continuing.
(b) Upon (i) the occurrence and continuance of a Specified Default and (ii) the delivery of notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor maintained with the Administrative Agent (together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other

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property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.
(c) Following the delivery of notice pursuant to clause (b)(ii) and during the continuance of a Specified Default, the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Obligations which are due and payable.
(d) Following the delivery of notice pursuant to clause (b)(ii) and during the continuance of a Specified Default, with respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account shall be subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.
(e) The Administrative Agent will make available to the applicable Grantor all amounts in any Collateral Account upon the request of such Grantor, so long as no Specified Default has occurred and is then continuing (as certified by the Company to the Administrative Agent).
SECTION 4.4. As to Grantors’ Use of Collateral.
(a) Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) will, at its own expense, use commercially reasonable efforts to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request following the occurrence and during the continuance of a Specified Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business or otherwise, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.
(b) At any time following the occurrence and during the continuance of a Specified Default, whether before or after the maturity of any of the Obligations, the Administrative Agent may (i) revoke any or all of the rights of each Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

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(c) Upon request of the Administrative Agent following the occurrence and during the continuance of a Specified Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.
(d) At any time following the occurrence and during the continuation of a Specified Default, the Administrative Agent may endorse, in the name of such Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.
SECTION 4.5. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor, to the extent that failure to comply with any such provisions would reasonably be expected to have a Material Adverse Effect:
(a) such Grantor shall not (i) do or fail to perform any act whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) itself or permit any of its licensees to (A) fail to continue to use any of the Trademark Collateral in order to maintain the Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under the Trademark Collateral, (C) fail to employ the Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral, unless rights in such Trademark Collateral inure solely to Grantor and do not infringe or weaken the validity or enforceability of any of the Intellectual Property Collateral or (E) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof;
(b) such Grantor shall promptly notify the Administrative Agent if it knows, or reasonably suspects, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same; and
(c) such Grantor shall take all necessary and reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office and corresponding offices in other countries of the world, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to,

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and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b)).
SECTION 4.6. As to Letter-of-Credit Rights. Upon the occurrence and during the continuance of a Specified Default, such Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the letters of credit issued in favor of such Grantor that the Proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of such letter of credit.
SECTION 4.7. As to Commercial Tort Claims. Each Grantor covenants and agrees that, until the Termination Date, with respect to any Commercial Tort Claim in excess of $10,000,000 individually or in the aggregate hereafter arising, it shall deliver to the Administrative Agent a supplement in form and substance satisfactory to the Administrative Agent, together with all supplements to schedules thereto identifying such new Commercial Tort Claims and take all such action reasonably requested by the Administrative Agent to grant to the Administrative Agent and perfect a security interest in such commercial tort claim.
SECTION 4.8. Further Assurances, etc. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, understanding that, for purposes of the Collateral, the Administrative Agent shall only perfect its security interest therein, (a) with respect to the Pledged Equity, by taking possession thereof from the applicable Grantor and (b) with respect to all other Collateral, by filing Financing Statements with respect thereto. Without limiting the generality of the foregoing, such Grantor will
(a) subject to the provisions of Section 4.1.5(a), from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to the Pledged Equity as the Administrative Agent may request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Specified Default, promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent;
(b) file (and hereby authorize the Administrative Agent to file) such Filing Statements or continuation statements, or amendments thereto, as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security

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interests and other rights granted or purported to be granted to the Administrative Agent hereby; and
(c) furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may request, all in reasonable detail.
With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by Law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.
ARTICLE V
THE ADMINISTRATIVE AGENT
SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of a Specified Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:
(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above;
(c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and
(d) to perform the affirmative obligations of such Grantor hereunder.
Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.
SECTION 5.2. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured

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Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for
(a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or
(b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
SECTION 5.3. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as each Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Specified Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.
ARTICLE VI
REMEDIES
SECTION 6.1. Certain Remedies. If any Specified Default shall have occurred and be continuing:
(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Secured Party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may
(i) take possession of any Collateral not already in its possession without demand and without legal process;
(ii) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties,
(iii) enter onto the property where any Collateral is located and take possession thereof without demand and without legal process;
(iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees

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that, to the extent notice of sale shall be required by Law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
(b) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Obligations as set forth in Section 8.02 of the Credit Agreement.
(c) The Administrative Agent may
(i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder,
(ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,
(iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account;
(iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,
(v) endorse any checks, drafts, or other writings in any Grantor’s name to allow collection of the Collateral,
(vi) take control of any Proceeds of the Collateral, and
(vii) execute (in the name, place and stead of any Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.
(d) Without limiting the foregoing, in respect of the Intellectual Property Collateral:
(i) upon the request of the Administrative Agent, each Grantor shall execute and deliver to the Administrative Agent an assignment or assignments of the Intellectual Property Collateral, subject (in the case of any licenses thereunder) to any valid and enforceable requirements to obtain consents from

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any third parties, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof;
(ii) each Grantor agrees that the Administrative Agent may file applications and maintain registrations for the protection of the Intellectual Property Collateral and/or bring suit in the name of such Grantor, the Administrative Agent or any Secured Party to enforce the Intellectual Property Collateral and any licenses thereunder and, upon the request of the Administrative Agent, each Grantor shall use all commercially reasonable efforts to assist with such filing or enforcement (including the execution of relevant documents); and
(iii) in the event that the Administrative Agent elects not to make any filing or bring any suit as set forth in clause (ii). each Grantor shall, upon the request of Administrative Agent, use all commercially reasonable efforts, whether through making appropriate filings or bringing suit or otherwise, to protect, enforce and prevent the infringement, misappropriation, dilution, unauthorized use or other violation of the Intellectual Property Collateral.
SECTION 6.2. Securities Laws. If the Administrative Agent shall determine to exercise its right to sell all or any of the Collateral that are Equity Interests pursuant to Section 6.1. each Grantor agrees that, upon request of the Administrative Agent, each Grantor will, at its own expense during the existence of a Specified Default:
(a) execute and deliver, and cause (or, with respect to any issuer which is not a Subsidiary of such Grantor, use its best efforts to cause) each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”). and cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by Law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;
(b) use its best efforts to exempt the Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Administrative Agent;
(c) cause (or, with respect to any issuer that is not a Subsidiary of such Grantor, use its best efforts to cause) each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11 (a) of the Securities Act; and

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(d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law.
(e) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Administrative Agent or the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in this Section and consequently agrees that, if such Grantor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value (as determined by the Administrative Agent) of such Collateral on the date the Administrative Agent shall demand compliance with this Section.
SECTION 6.3. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever a Specified Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
SECTION 6.4. Protection of Collateral. The Administrative Agent may from time to time, at its option, (a) perform any act which any Grantor fails to perform within thirty (30) days after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of a Specified Default) and (b) subject at all times other than during the continuance of a Specified Default to the understanding set forth in Section 4.8, take any other action which the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and, in each case, the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 10.04 of the Credit Agreement.
ARTICLE VII
MISCELLANEOUS PROVISIONS
SECTION 7.1. Loan Document. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

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SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantors and their successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that no Grantor may (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.
SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.01 of the Credit Agreement) and the Grantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 7.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.
SECTION 7.5. Release of Liens. Upon (a) the Disposition of Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party. Upon the occurrence of the Termination Date, this Agreement and all obligations of each Grantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party, it being further understood that on such date any benefits obtained by any Existing Guaranty Bank, Cash Management Bank or Hedge Bank pursuant to this Security Agreement shall then terminate, regardless of whether any Ancillary Obligations remain outstanding. A Grantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of any of the Company and any of its Subsidiaries. Upon any such Disposition, other permitted transaction or termination, the Administrative Agent will, at the Grantors’ sole expense, deliver to the Grantors, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Administrative Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.
SECTION 7.6. Additional Grantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Grantor” hereunder with the same force and effect as if it were originally a party to this Security Agreement and named as a “Grantor” hereunder. The execution and delivery of such

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supplement shall not require the consent of any other Grantor hereunder, and the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
SECTION 7.7. No Waiver; Remedies. In addition to, and not in limitation of Section 2.3, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.
SECTION 7.8. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.
SECTION 7.9. Severability. If any provision of this Security Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Security Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 7.10. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C

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ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. EACH GRANTOR HEREBY IRREVOCABLY APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT AND CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY SUCH COURTS BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO SUCH AGENT AT SUCH ADDRESS, AND AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW: (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (II) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT. IF ANY AGENT APPOINTED BY ANY PERSON PARTY HERETO REFUSES TO ACCEPT SERVICE, SUCH PERSON HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL UPON RECEIPT CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY OTHER PERSON PARTY HERETO TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
SECTION 7.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

27

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 7.12. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Security Agreement.
SECTION 7.13. Security Agreements. Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Administrative Agent for its benefit and the ratable benefit of the other Secured Parties, each Grantor and the Administrative Agent hereby agree that the terms and provisions of this Security Agreement in respect of any Collateral subject to the pledge or other Lien of any other Security Agreement (as defined in the Credit Agreement) are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Administrative Agent and the other Secured Parties under such other Security Agreement (as defined in the Credit Agreement) and under applicable Law to the extent consistent with applicable Law; provided that, in the event that the terms of this Security Agreement conflict or are inconsistent with the applicable other Security Agreement (as defined in the Credit Agreement) or applicable Law governing such other Security Agreement (as defined in the Credit Agreement), (a) to the extent that the provisions of such other Security Agreement (as defined in the Credit Agreement) or applicable foreign Law are, under applicable foreign Law, necessary for the creation, perfection or priority of the security interests in the Collateral subject to such Foreign Pledge Agreement, the terms of such other Security Agreement (as defined in the Credit Agreement) or such applicable Law shall be controlling and (b) otherwise, the terms hereof shall be controlling.
SECTION 7.14. ENTIRE AGREEMENT. THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

28

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GREIF, INC.
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Treasurer

ALLEGHENY INDUSTRIAL ASSOCIATES, INC.
AMERICAN FLANGE & MANUFACTURING CO. INC.
DELTA PETROLEUM COMPANY, INC.
GREIF CV-MANAGEMENT LLC
GREIF NEVADA HOLDINGS, INC.
GREIF U.S. HOLDINGS, INC.
GREIF USA LLC
GREIF PACKAGING LLC
OLYMPIC OIL, LTD.
RECORR REALTY CORP.
SOTERRA LLC
TAINER TRANSPORT, INC.
TOTALLY IN DEMAND ENTERPRISES, LLC
TRILLA-ST. LOUIS CORPORATION
TRILLA STEEL DRUM CORPORATION

By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Treasurer

U.S. Security Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Maurice Washington
	Name:	Maurice Washington
	Title:	Vice President

U.S. Security Agreement

SCHEDULE I
to Security Agreement

Loan Party
Owner	Owned Entity	Description of Equity Interests	%
Greif, Inc.	American Flange & Manufacturing Co. Inc.	3,000 authorized 651 issued	100
Greif, Inc.	Greif Packaging LLC	Sole Member	100
Greif, Inc.	Soterra LLC	Sole Member	100
Greif, Inc.	Delta Petroleum Company, Inc.	15,000,000 authorized 483,676 issued	100
Greif, Inc.	Greif Nevada Holdings,Inc.	10,000 authorized 1,000 issued	100
Greif, Inc.	Greif U.S. Holdings, Inc.	10,000 authorized 1,000 issued	100
Greif Packaging LLC	Greif Receivables Funding LLC	Sole Member	100
Greif, Inc.	Tainer Transport, Inc.	1,000 authorized 1,000 issued	100
Greif Packaging LLC	Allegheny Industrial Associates, Inc.	1,000 authorized 88 shares issued	100
Greif Packaging LLC	Recorr Realty Corp.	750 authorized 500 issued	100
Greif Packaging LLC	Greif USA LLC	Sole Member	100
Greif Packaging LLC	Trilla Steel Drum Corporation	1,800 authorized 1,320 issued	100
Soterra LLC	STA Timber LLC	Sole Member	100

Loan Party
Owner	Owned Entity	Description of Equity Interests	%
Delta Petroleum Company, Inc.	Olympic Oil, Ltd.	1,000,000 authorized 250,000 issued	100
Trilla Steel Drum Corporation	Trilla-St. Louis Corporation	10,000 authorized 1,320 issued	100
Allegheny Industrial Associates, Inc.	Totally In Demand Enterprises, LLC	Sole Member	100
Greif U.S. Holdings, Inc.	Greif CV-Management LLC	Sole Member	100
Greif U.S. Holdings, Inc.	Greif Spain Holdings, SL	Sole Owner Quotas	100

SCHEDULE II
to Security Agreement
Item A. Location of each Grantor.

Loan Party	State of Incorporation/Formation	Organizational ID #
1. Greif, Inc.	Delaware	0195525
2. American Flange & Manufacturing Co. Inc.	Delaware	0440509
3. Greif Packaging LLC	Delaware	2023645
4. Soterra LLC	Delaware	3095025
5. Delta Petroleum Company, Inc.	Louisiana	19500720D
6. Greif Nevada Holdings, Inc.	Nevada	C26010-2002
7. Greif U.S. Holdings, Inc.	Nevada	C1812-2001
8. Tainer Transport, Inc.	Delaware	2228881
9. Allegheny Industrial Associates, Inc.	Pennsylvania	2027934
10. Recorr Realty Corp.	Ohio	784855
11. Greif USA LLC	Delaware	4042878
12. Trilla Steel Drum Corporation	Illinois	40392611
13. Olympic Oil, Ltd.	Illinois	53046177
14. Trilla-St. Louis Corporation	Illinois	62716304
15. Totally In Demand Enterprises, LLC	Pennsylvania	3037035
16. Greif CV-Management LLC	Delaware	4654056

Item B. Filing locations last five years.
State of organization as set forth on Schedule II, Item A

Loan Party	Other States

1. Greif, Inc.	OH

2. American Flange & Manufacturing Co. Inc.	IL

3. Greif Packaging LLC	OH

4. Soterra LLC	MS

5. Delta Petroleum Company, Inc.	CO, NJ, OH & TX

6. Allegheny Industrial Associates, Inc.	TN

7. Greif USA LLC	LA & TX

8. Trilla-St. Louis Corporation	MO

9. Totally In Demand Enterprises, LLC	TN
Item C. Trade names.
Greif, Inc. has a fictitious name filing in Pennsylvania for Greif Creative Packaging; however, it is believed that that name has not actually been used during the last five years. Greif, Inc. had corporate name registrations for the following names that expired in 2008: Independent Container and KYOWVA Corrugated Container; however, it is believed that these names were not used during the last five years. Greif, Inc. and Greif Packaging also had a name registration for, Aero Box Company; however, the facility that used this name was sold in October, 2008.

Greif Packaging LLC uses the following trade names: Combined Containerboard, CorrChoice, GCC Drum, General Cooperage Company, Heritage Packaging, Michael’s Cooperage Company, Michigan Packaging, Multicorr, Ohio Packaging and Southeastern Packaging.
Delta Petroleum Company, Inc. uses the following trade names: Delta Atlantic, Delta Blending Inc., Delta Chemical Services, Delta Chemical Services North Channel, Delta Chemical Services St. Gabriel, Delta Companies Group, Delta Deluxe, Delta Rocky Mountain Petroleum and Delta Rocky Mountain Petroleum, Inc.
Trilla Steel Drum Corporation uses the trade name, Trilla.
Trilla-St. Louis Corporation uses the trade name, Trilla-St. Louis.
Item D. Merger or other corporate reorganization.
NONE

Item E. Taxpayer ID numbers.

Loan Party	Tax Identification Number

1. Greif, Inc.	[***]

2. American Flange & Manufacturing Co. Inc.	[***]

3. Greif Packaging LLC	[***]

4. Soterra LLC	[***]

5. Delta Petroleum Company, Inc.	[***]

6. Greif Nevada Holdings, Inc.	[***]

7. Greif U.S. Holdings, Inc.	[***]

8. Tainer Transport, Inc.	[***]

9. Allegheny Industrial Associates, Inc.	[***]

10. Recorr Realty Corp.	[***]

11. Greif USA LLC	[***]

12. Trilla Steel Drum Corporation	[***]

13. Olympic Oil, Ltd.	[***]

14. Trilla-St. Louis Corporation	[***]

15. Totally In Demand Enterprises, LLC	[***]

16. Greif CV-Management LLC	[***]

Item F. Securities Accounts and Commodities Accounts
NONE
Item G. Commercial Tort Claims.
NONE

SCHEDULE III
to Security Agreement
Greif Packaging LLC executed and delivered the following promissory notes as payment of a portion of the purchase price upon the closing of the acquisition by Greif Packaging LLC of all of the stock of Allegheny Industrial Associates, Inc. on February 9, 2009:
1. Promissory Note, dated February 9, 2009, by Greif Packaging LLC (as Maker) to [***] (as Payee) in the original principal amount of [***]. Interest = [***]. Principal and accrued interest is due and payable on March 2, 2009.
2. Promissory Note, dated February 9, 2009, by Greif Packaging LLC (as Maker) to [***] (as Payee) in the original principal amount of [***]. Interest = [***]. Principal and accrued interest is due and payable on March 2, 2009.
3. Promissory Note, dated February 9, 2009, by Greif Packaging LLC (as Maker) to [***] (as Payee) in the original principal amount of [***]. Interest = [***]. Principal and accrued interest is due and payable on March 2, 2009.
The Promissory Notes are secured by a pledge of all [***] of the outstanding common shares of Allegheny Industrial Associates, Inc. pursuant to the terms of a Stock Pledge Agreement, dated February 9, 2009, by Greif Packaging LLC in favor of Marc S. Johnson, as Shareholders’ Representative.
Greif Packaging LLC will pay the above promissory notes in full on or before the maturity date and will deliver the stock certificate evidencing all outstanding shares of Allegheny Industrial Associates, Inc. promptly when received from the Shareholders’ Representative.

ANNEX I
to Security Agreement
SUPPLEMENT TO
U.S. PLEDGE AND SECURITY AGREEMENT
This SUPPLEMENT, dated as of                                    ,          (this “Supplement”), is to the U.S. Pledge and Security Agreement, dated as of February 19, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”), among the Grantors (such term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Security Agreement) from time to time party thereto, in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.
WITNESSETH:
WHEREAS, pursuant to a Credit Agreement, dated as of February 19, 2009, as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowers party thereto, the Lenders and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrowers; and
WHEREAS, pursuant to the provisions of Section 7.6 of the Security Agreement, each of the undersigned is becoming a Grantor under the Security Agreement; and
WHEREAS, each of the undersigned desires to become a “Grantor” under the Security Agreement in order to induce the Lenders to continue to make Loans under the Credit Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of each Secured Party, as follows.
SECTION 1. Party to Security Agreement, etc. In accordance with the terms of the Security Agreement, by its signature below each of the undersigned hereby irrevocably agrees to become a Grantor under the Security Agreement with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) creates and grants to the Administrative Agent, its successors and assigns, a security interest in all of the undersigned’s right, title and interest in and to the Collateral), (b) agrees to be bound by and comply with all of the terms and provisions of the Security Agreement applicable to it as a Grantor and (c) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct as of the date hereof, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date. In furtherance of the foregoing, each reference to a “Grantor” and/or “Grantors” in the Security Agreement shall be deemed to include each of the undersigned.
Annex I

SECTION 2. Representations. Each of the undersigned Grantor hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Security Agreement constitute the legal, valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms.
SECTION 3. Full Force of Security Agreement. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect in accordance with its terms.
SECTION 4. Severabilitv. If any provision of this Supplement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 5. Governing Law, Entire Agreement, etc. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 6. Counterparts. This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Supplement.
SECTION 7. ENTIRE AGREEMENT. THIS SUPPLEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
* * * * *
Annex I-2

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]
By:
Name:
Title:

[NAME OF ADDITIONAL SUBSIDIARY]
By:
Name:
Title:

ACCEPTED AND AGREED FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Annex I-3

[COPY SCHEDULES FROM SECURITY AGREEMENT]
Annex I-4

EXHIBIT H-1
OPINION MATTERS — COUNSEL TO LOAN PARTIES
[PAGE LEFT INTENTIONALLY BLANK]

52 East Gay St. PO Box 1008 Columbus, OH 43216-1008

614.464.6400 | www.vorys.com Founded 1909
February 19, 2009
Bank of America, N.A.
901Main Street, 14th Floor
Mail Code TX1-492-14-11
Dallas, Texas 75202
Ladies and Gentlemen:
We have acted as special counsel to Greif, Inc., a Delaware corporation (“Greif), and certain Domestic Subsidiaries of Greif listed in Annex A attached hereto, in connection with the transactions contemplated by the Credit Agreement of even date herewith (the “Credit Agreement”) executed by and among Greif, Greif International Holding B.V., a private limited liability company incorporated and existing under the laws of The Netherlands and a wholly-owned subsidiary of Greif (the “Subsidiary Borrower”, and collectively with Greif, the “Borrowers”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swingline Lender and L/C Issuer, the other parties lender thereto (collectively, the “Lenders”), Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Managers, JPMorgan Chase Bank, N.A., as Syndication Agent and KeyBank, National Association, as Documentation Agent.
The opinions expressed below are being furnished to you pursuant to Section 4.01(a)(vi) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Uncapitalized terms used herein that are defined in Articles 8 and 9 (and other Articles made applicable thereby) of the Uniform Commercial Code (the “Code”) as enacted in the State of Ohio (the “Ohio UCC), Chapters 1308 and 1309 of the Revised Code of Ohio (“R.C.”) have the meanings specified in the Ohio UCC, unless otherwise defined herein.
I. Documents Reviewed
In arriving at the opinions expressed below, we have examined an original or certified, conformed or reproduction copy form identified to our satisfaction, and have relied upon the accuracy of, without independent verification or investigation, the following:
A. The Credit Agreement;
B. The Notes of even date herewith made by the Borrowers payable to the order of respective the Lenders named therein as payee (collectively, the “Notes”);
Columbus | Washington | Cleveland | Cincinnati | Alexandria | Akron | Houston

February 19, 2009

C. the Company Guaranty of even date herewith made by Greif as guarantor to the Administrative Agent as beneficiary for the benefit of the Lenders (the “Company Guaranty”);
D. the U.S. Subsidiary Guaranty of even date herewith made by the Domestic Subsidiaries party thereto as guarantors to the Administrative Agent as beneficiary for the benefit of the Lenders (the “Subsidiary Guaranty”, and collectively with the Company Guaranty, the “Guaranties”);
E. the U.S. Pledge and Security Agreement of even date herewith made by Greif and the Domestic Subsidiaries party thereto as debtors to the Administrative Agent as secured party for the benefit of the Lenders (the “Security Agreement”, and Greif and each such Domestic Subsidiary party thereto, a “Grantor”);
F. unfiled copies of the financing statements listed on Annex B attached hereto (collectively, the “Financing Statements”), naming the respective Grantors indicated on Annex B as debtors and the Administrative Agent as secured party; we understand that such Financing Statements will be filed in the filing offices listed on Annex B (collectively, the “Filing Offices”); and
G. a certificate of an officer or officers of Greif and the Domestic Subsidiaries (collectively, the “Loan Parties”) which was delivered to us in connection with this opinion letter, and statements of other representatives of the Loan Parties as to certain factual matters.
The Credit Agreement, the Notes, the Guaranties and the Security Agreement are hereinafter collectively referred to as the “Transaction Documents.” In rendering the opinions set forth herein, we have also examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, (ii) representations of officers and representatives of the Loan Parties, and (iii) other writings and records, and we have made such inquiries of officers and representatives of the Loan Parties as we have deemed relevant or necessary as the basis for such opinions.
II. Opinions Rendered
Based upon the foregoing, and subject to the assumptions set forth in this part or in Part III hereof and the limitations, qualifications and exceptions set forth in this part or in Part IV hereof, we are of the opinion that:

February 19, 2009

A. Each of the Credit Agreement, the Notes and the Company Guaranty constitutes the legal, valid and binding obligation of Greif, enforceable against Greif in accordance with its terms. The Subsidiary Guaranty constitutes the legal, valid and binding obligation of each of the Domestic Subsidiaries party thereto, enforceable against each such Domestic Subsidiary in accordance with its terms. The Security Agreement constitutes the legal, valid and binding obligation of each of the Grantors, enforceable against each such Grantor in accordance with its terms.
B. If the Security Agreement were stated to be governed by and construed in accordance with the laws of the State of Ohio, (i) it would be effective to attach a security interest in favor of the Administrative Agent, for its benefit and the ratable benefit of each Secured Party (as defined therein), under the Ohio UCC to the Collateral (as defined therein), and (ii) the perfection of the Administrative Agent’s security interest in the Collateral (a) would, as a general matter, and except as otherwise provided in Sections 1309.301 through 1309.307 of the Ohio UCC, be governed by the local law of the jurisdiction in which the applicable Grantor is located (which in the case of a registered organization, is the state under the laws of which such registered organization is organized), and (b) which constitute certificated securities would be governed by the local law of the jurisdiction in which the certificated securities are located (except as to perfection by filing, which is governed by the laws referred to in clause (ii)(a) of this paragraph B), as specified in Section 1309.305(A)(1) of the Ohio UCC.
C. Under the principles described in paragraph B(ii)(a) above, the perfection of the Administrative Agent’s security interest in the Collateral (except as to perfection by possession of certificated securities as described in paragraph D below) is governed by the laws of the states of organization of each Grantor, as set forth on Annex C attached hereto. We are licensed to practice law only in the State of Ohio, and do not practice law in any of such other jurisdictions, and express no opinions as to such laws. However, we have reviewed the text of the relevant provisions of Articles 8 and 9 of the Uniform Commercial Code, as enacted in such states (each a “Jurisdiction of Organization Code”) as displayed on Westlaw on February 16, 2009, but without regard to the filing rules or the decisional or other law of such states. We confirm that, upon communication of the Financing Statements and tender of the applicable filing fee or acceptance of the Financing Statements in or by the Filing Offices in accordance with the provisions of each applicable Jurisdiction of Organization Code, the security interest created by the Security Agreement in such Collateral described in each such Financing Statement will be perfected to the extent a security interest can be perfected in such Collateral by the filing of a financing statement in that office.
D. We understand that the stock or share certificates listed on Annex D attached hereto and evidencing the shares of capital stock of each of the Subsidiaries listed

February 19, 2009

therein, which we understand reflect those Subsidiaries the ownership interests of which are certificated (collectively, the “Stock Certificates”), are to be held by the Administrative Agent in the State of North Carolina. We have reviewed the text of the relevant provisions of Articles 8 and 9 of the Uniform Commercial Code, as enacted in the State of North Carolina (the “North Carolina Code”) as displayed on Westlaw on February 16, 2009, but without regard to the decisional or other law of the State of North Carolina. We confirm that, assuming that the Administrative Agent has taken and retained possession of the Stock Certificates in the State of North Carolina, duly indorsed to the Administrative Agent or in blank, any security interest of the Administrative Agent in the Stock Certificates which has attached is a perfected security interest in the capital stock evidenced thereby under the North Carolina Code.
E. None of the Loan Parties is now, and immediately following the consummation of the transactions contemplated to occur under the Transaction Documents will be, required to be registered under the Investment Company Act of 1940, as amended.
III. Assumptions
In rendering the opinions set forth herein, we have relied upon and assumed the following:
A. We have assumed, as to all parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, forms or drafts, the authenticity of such originals of such latter documents, and the legal capacity of all natural persons.
B. We have assumed the due completion, execution, and acknowledgment as indicated thereon and delivery of all Transaction Documents by all parties thereto, and that, except to the extent set forth in opinion paragraph A in Part I of this opinion, the Transaction Documents constitute the legal, valid and binding obligations of such parties thereto, enforceable against each of such parties in accordance with their respective terms.
C. We have assumed that the respective terms and provisions of each of the Transaction Documents do not, and the execution, delivery and performance of its obligations thereunder by each of such parties thereto will not, violate the constitutive or organizational documents of any such party or violate or require any approvals under any law, order or decree of any court, administrative agency or other governmental authority binding on any such party, or result in a breach of or cause a default under any contract or indenture to which it is a party or by which it is bound.

February 19, 2009

D. We have relied, without any independent due diligence or other investigation, upon the truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to in Part I of this opinion, and of the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein.
E. We have assumed that each of the parties to the Transaction Documents is validly existing and in good standing under the laws of its respective jurisdiction of organization or formation, and has the requisite power and authority to execute and deliver all of the Transaction Documents to which it is a party, and all other documents and instruments contemplated thereby, and to perform its obligations thereunder, and that all such actions have been duly and validly authorized by all necessary proceedings on the part of each such party.
F. We have assumed that each Grantor has, or has the power to transfer, rights in that portion of the Collateral for which it is granting a security interest consistent with and sufficient for the purposes of R.C. Section 1309.203, and that the description of such Collateral and in any identifiable proceeds thereof in the Transaction Documents reasonably and accurately identifies and describes the personal property subject to the security interest granted therein and intended to be conveyed thereby.
G. We have assumed that each of the Transaction Documents is supported by adequate consideration.
H. We have assumed that the laws of any jurisdiction other than the United States or the State of Ohio that may govern any of the Transaction Documents are not inconsistent with the laws of the State of Ohio in any manner material to this opinion.
I. We have assumed that each of the Financing Statements contains the correct name and mailing address of the Administrative Agent or a representative of the Administrative Agent, that the exact legal name of each Grantor is as set forth in the articles of incorporation or articles of organization, as applicable, for such Grantor certified to us by the Secretary of State of each such Grantor’s state of organization, and that the mailing addresses and organizational identification numbers for each of the Grantors are correctly set forth in each of the Financing Statements.
J. We have assumed that none of the Collateral (as defined in the Security Agreement) is (i) timber to be cut, minerals or the like or as-extracted collateral, (ii) consumer goods or (iii) agricultural products as defined in R.C. §1311.55.

February 19, 2009

K. We have assumed that each Grantor’s jurisdiction of organization is as set forth on Annex D attached hereto, and that each such Grantor is a registered organization organized under the laws of such state., and that the Financing Statement naming such Grantor as debtor states the exact legal name of such Grantor.
L. We have assumed that the negotiation, execution, delivery and performance of the Transaction Documents have been and will be free from any fraud, misrepresentation, duress or criminal activity on the part of any party.
M. We have assumed compliance by all parties with all applicable laws, statues, rules and regulations of all jurisdictions outside of the United States with respect to pledges by any Grantors thereunder of Collateral consisting of Pledged Equity or Uncertificated Securities (as defined in the Security Agreement) of a Foreign Subsidiary.
IV. Limitations and Qualifications
The opinions expressed herein are subject to the following qualifications, exceptions and limitations:
A. Our opinions are subject to the limitations, if any, of Title 11, U.S.C., as amended, and of any applicable insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by principles of equity. In addition, certain remedial and other provisions of the Transaction Documents may be limited by (i) implied covenants of good faith, fair dealing and commercially reasonable conduct; (ii) judicial discretion, in the instance of multiple or equitable remedies; and (iii) by the public policies and laws of the State of Ohio, to the extent, if any, applicable. Subject to the qualification that we have no knowledge of the extent to which the Administrative Agent and the Lenders consider any of the provisions of the Transaction Documents that may be limited by the foregoing to be critical or essential, none of the foregoing limitations will make, in our view, the remedies provided for in the Transaction Documents, taken as a whole, inadequate for the practical realization of the benefits of the rights provided or purported to be provided by the Transaction Documents. We note that Section 552 of the Federal Bankruptcy Code (11 U.S.C. §101 et. seq.) limits the extent to which property acquired by a “debtor” (as such term is defined in the Federal Bankruptcy Code) after the commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by such debtor before the commencement of the case.
B. We have made no examination of, and express no opinion as to, title to any of the real or personal property interests described in or affected by the Transaction

February 19, 2009

Documents. Accordingly, we express no opinion as to (a) the completeness, factual accuracy or sufficiency of the descriptions of any property described in the Transaction Documents or the Financing Statements; (b) the priority of any lien, security interest or other encumbrance created or granted pursuant to the Transaction Documents; (c) except to the extent of our opinions expressed in paragraphs B, C and D of Part II of this opinion, the attachment or perfection of any such lien or security interest; (d) any situation or transaction (i) excluded from the Ohio Code by virtue of R. C. §1309.109, (ii) with respect to the perfection of any Collateral, (A) except to the extent set forth in opinions B, C and D of Part I hereof, to which the filing of a financing statement does not apply, or (B) as to which compliance with both the perfection provisions of the Ohio Code and provisions of federal notice or filing laws may be necessary or permissible; (e) the perfection of any security interest of any person or entity in accounts that are due from the United States, any political subdivision or any governmental agency or department thereof; or
(f) any property which constitutes property of a type as to which any federal laws of the United States have preempted the applicable UCC.
C. We express no opinion as to the enforceability against any Grantor of any provisions of the Security Agreement relating to, or any security interest or liens thereunder relating to, the capital stock or other ownership interests of non-U.S. subsidiaries owned by such Grantor. We express no opinion as to perfection of a security interest in proceeds, except to the extent such proceeds are identifiable cash proceeds within the meaning of the applicable UCC; and we call to your attention that the perfection of any security interest in proceeds is limited to the extent set forth in Sections 9-315 and 9-322 of the applicable UCC.
D. We express no opinion as to any actions that may be required to be taken periodically or as the result of any changes in facts or circumstances under any applicable law, including without limitation the UCC as in effect in any applicable jurisdiction, in order for the effectiveness of the Financing Statements, or the validity, perfection or priority of any security interest, to be maintained. In the case of Collateral described in the Financing Statements as to which the perfection rules of the Ohio Code apply, (a) perfection as to proceeds is subject to the provisions of R.C. §1309.315, (b) R.C. §1309.515 requires, with certain exceptions, the filing of continuation statements within the six month period immediately preceding the fifth anniversary of (i) the date of the original filing of such financing statement, or (ii) the effective date of each continuation of such financing statement, and (c) additional filings may be necessary with respect to the Collateral if the respective Grantor changes its name, identity or corporate structure (including its status as a registered organization).
E. We have not conducted any factual or legal examinations, and accordingly we express no opinion as to (i) federal and state securities laws; (ii) the effect or application, if any, of any laws or regulations (a) concerning or promulgated by environmental agencies or

February 19, 2009

authorities, or (b) industries the operations, financial affairs or profits of which are regulated by the United States of America or the State of Ohio; for example, banks and thrift institutions, (iii) fraudulent dispositions or obligations; (iv) racketeer influenced and corrupt organizations (RICO) statutes; (v) taxes or tax effects; (vi) qualification, registration or filing requirements of the State of Ohio; or (vii) any order of any court or other authority, of which we do not have knowledge, directed specifically to any party to any of the Transaction Documents.
F. We express no opinion as to the effect of, and the enforceability of the Transaction Documents is subject to the effect of, general principles of equity, including, without limitation, the discretionary nature of specific performance and other equitable remedies, judicial limitations that may be imposed on the availability of equitable remedies, including court decisions and federal and state laws and interpretations thereof. We note that certain other remedial, waiver and other provisions of the Transaction Documents may also be limited or rendered invalid by applicable federal or state laws, rules, regulations, court decisions and constitutional requirements in and of the State of Ohio and the United States of America; however, in such cases, there exist adequate remedial provisions for the practical realization of the benefits intended to be conferred thereby. The provisions of the Transaction Documents regarding the remedies available to the Administrative Agent and the other Lenders upon default are subject to procedural requirements under applicable laws and regulations.
G. We express no opinion as to the enforceability or validity of (a) waivers of rights of debtors or others which may not be waived or which may be waived only under certain circumstances under applicable law, including without limitation the right to assert a counterclaim, appraisement rights, valuation rights, notice requirements, redemption rights or rights relating to the marshaling of assets or liens; (b) provisions of the Transaction Documents to the extent held or which purport to (i) require the payment of interest on interest, (ii) compensate any party for loss or expense in excess of actual loss or reasonable expenses or constitute a penalty, (iii) require reimbursement for or indemnity against actions (or inaction) by any party taken in violation of applicable law or public policy; (c) any provision for the award of attorneys’ fees to an opposing party; or (iv) require indemnity or reimbursement by a Person for additional costs or expenses where the party reimbursed has incurred such expense by reason in part of the effect of activities with others not party to the Transaction Documents and has assigned or allocated the burden of reimbursement unreasonably or arbitrarily; (c) provisions which purport to effect the alteration or termination of rights held by third parties without their consent; (e) provisions which purport to establish evidentiary standards; (f) provisions which purport to authorize execution of various documents on behalf of another; (g) any remedies for (i) immaterial breaches or (ii) material breaches which are the proximate result of actions taken by any party which actions such party is not entitled to take pursuant to the relevant agreements or instruments or applicable law or which otherwise violate applicable laws; (h) any waivers of

February 19, 2009

the benefits of any statutes of limitations or repose; (i) provisions which purport to allow a party to obtain ex parte relief; (j) any waivers of venue or rights to jury trial; (k) consent to jurisdiction provisions; (l) purported assignments of any governmental or other right or agreement which may be subject to restrictions on transfer in the disposition of the same as collateral; (m) provisions which are held to include an acceleration clause and prepayment penalty exercised with respect to the same obligation; (n) provisions which purport to choose the governing law; (o) releases of legal or equitable rights; (p) powers of attorney; (q) purport to waive or negate in favor of any party the effect of notice of a default or event of default, if any, which such party may have at the time of closing; (r) provisions, if any, that are ambiguous or inconsistent within a Transaction Document or among the Transaction Documents; or (s) any documents or provisions which are incorporated by reference into any Transaction Documents.
H. To the extent that the Administrative Agent elects to proceed under the Ohio Code, the security interests created by the Security Agreement are subject to such limitations, exceptions and rights of purchasers and creditors as are provided for under the provisions of Sections 1309.601 to 1309.628 of the Ohio Code.
I. With respect to matters concerning the opinions set forth herein under the UCC as in effect in any states other than the State of Ohio, we draw your attention to the fact that we are not admitted to the Bar of any of those states and are not experts in the laws of such jurisdictions, and that any such opinions are based solely upon our review of the statutory language of such article(s) of the UCC for such states as is displayed on Westlaw on February 16, 2009, and not on any legislative history or judicial decisions or any rules, regulations, guidelines, releases or interpretations concerning such UCC. We assume that such publication accurately sets forth the provisions of the applicable UCC as in effect in such states on the date hereof.
J. Whenever any matter is indicated to be based on our knowledge, we are referring to the actual knowledge of the Vorys, Sater, Seymour and Pease LLP attorneys who have represented Greif and the Subsidiaries in connection with the transactions contemplated by the Transaction Documents. We have relied solely upon the examinations and inquiries recited herein and we have not undertaken any other independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn. Without limiting the generality of the foregoing, we have made no examination of the character, organization, activities, or authority of the Administrative Agent or any of the Lenders which might have any effect upon our opinions as expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

February 19, 2009

Members of our firm are members only of the State Bar of Ohio. We express no opinion as to the laws of any jurisdiction other than the UCC as enacted and in effect in the State of Ohio. This opinion is limited to the federal laws of the United States of America, the laws of the State of Ohio having effect on the date hereof. Accordingly, we express no opinion as to the laws of any other jurisdiction or as to any time after the date hereof. This opinion is furnished to you solely in connection with the transactions described herein. This opinion may not be used or relied upon by you for any other purpose and may not be relied upon for any purpose by any other Person without our prior written consent; provided, however, that this opinion may be delivered to your regulators, accountants, attorneys and other professional advisers and may be used in connection with any legal or regulatory proceeding relating to the subject matter of this opinion for the purpose of proving this opinion’s existence. This opinion is based on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

VORYS, SATER, SEYMOUR AND PEASE LLP

Annex A
List of Domestic Subsidiaries
American Flange & Manufacturing Co. Inc.
Greif Packaging LLC
Soterra LLC
Delta Petroleum Company, Inc.
Greif Nevada Holdings, Inc.
Greif U.S. Holdings, Inc.
Tainer Transport, Inc.
Allegheny Industrial Associates, Inc.
Recorr Realty Corp.
Greif USA LLC
Trilla Steel Drum Corporation
Olympic Oil, Ltd.
Trilla-St. Louis Corporation
Totally In Demand Enterprises, LLC
Greif CV-Management LLC

Annex B
List of Financing Statements and Applicable Filing Offices

DEBTOR	FILING OFFICE

Greif, Inc.	Delaware Secretary of State
American Flange & Manufacturing Co. Inc.	Delaware Secretary of State
Greif Packaging LLC	Delaware Secretary of State
Soterra LLC	Delaware Secretary of State
Delta Petroleum Company, Inc.	Orleans Parrish
Greif Nevada Holdings, Inc.	Nevada Secretary of State
Greif U.S. Holdings, Inc.	Nevada Secretary of State
Tainer Transport, Inc.	Delaware Secretary of State
Allegheny Industrial Associates, Inc.	Pennsylvania Secretary of State
Recorr Realty Corp.	Ohio Secretary of State
Greif USA LLC	Delaware Secretary of State
Trilla Steel Drum Corporation	Illinois Secretary of State
Olympic Oil, Ltd.	Illinois Secretary of State
Trilla-St. Louis Corporation	Illinois Secretary of State
Totally In Demand Enterprises, LLC	Pennsylvania Secretary of State
Greif CV-Management LLC	Delaware Secretary of State

Annex C
List of Grantors’ States of Organization

GRANTOR	STATE OF ORGANIZATION

Greif, Inc.	Delaware
American Flange & Manufacturing Co. Inc.	Delaware
Greif Packaging LLC	Delaware
Soterra LLC	Delaware
Delta Petroleum Company, Inc.	Louisiana
Greif Nevada Holdings, Inc.	Nevada
Greif U.S. Holdings, Inc.	Nevada
Tainer Transport, Inc.	Delaware
Allegheny Industrial Associates, Inc.	Pennsylvania
Recorr Realty Corp.	Ohio
Greif USA LLC	Delaware
Trilla Steel Drum Corporation	Illinois
Olympic Oil, Ltd.	Illinois
Trilla-St. Louis Corporation	Illinois
Totally In Demand Enterprises, LLC	Pennsylvania
Greif CV-Management LLC	Delaware

Annex D
List of Pledged Stock or Share Certificates

Loan Party	Owned Entity	Description of Equity Interests	% Owned

Greif, Inc.	American Flange & Manufacturing Co. Inc.	3,000 authorized 651 issued	100

Greif, Inc.	Delta Petroleum Company, Inc.	15,000,000 authorized 483,676 issued	100

Greif, Inc.	Greif Nevada Holdings, Inc.	10,000 authorized 1,000 issued	100

Greif, Inc.	Greif U.S. Holdings, Inc.	10,000 authorized 1,000 issued	100

Greif, Inc.	Tainer Transport, Inc.	1,000 authorized 1,000 issued	100

Greif Packaging LLC	Recorr Realty Corp.	750 authorized 500 issued	100

Greif Packaging LLC	Trilla Steel Drum Corporation	1,800 authorized 1,320 issued	100

Delta Petroleum Company, Inc.	Olympic Oil, Ltd.	1,000,000 authorized 290,000 issued	100

Trilla Steel Drum Corporation	Trilla-St. Louis Corporation	10,000 authorized 1,320 issued	100

EXHIBIT H-2
OPINION MATTERS — GENERAL COUNSEL OF COMPANY
[PAGE LEFT INTENTIONALLY BLANK]

Gary R. Mortz Senior Vice President and General Counsel gary.martz@greif.com
425 Winter Road
Delaware, OH 43015
Office: 740-549-6188
Fax: 740-549-6101
www.greif.com
February 19, 2009
Bank of America, N.A.,
     as Administrative Agent for the Lenders party to
     the Credit Agreement referred to below
The Lenders party to the Credit Agreement referred
to below

Re:	Greif, Inc.
Ladies and Gentlemen:
I am the General Counsel of Greif, Inc., a Delaware corporation (“Greif”), and in that capacity, I represent Greif, Greif U.S. Holdings, Inc., a Nevada corporation (“Greif Holdings”), Tainer Transport, Inc., a Delaware corporation (“Tainer”), Greif CV-Management LLC, a Delaware limited liability company (“Greif CV”), Greif Nevada Holdings, Inc., a Nevada corporation (“Greif Nevada”), Soterra LLC, a Delaware limited liability company (“Soterra”), STA Timber LLC, a Delaware limited liability company (“STA Timber”), Greif Packaging LLC, a Delaware limited liability company (“Greif Packaging”), Greif USA LLC, a Delaware limited liability company (“Greif USA”), Greif Receivables Funding LLC, a Delaware limited liability company (“Greif Receivables”), American Flange & Manufacturing Co. Inc., a Delaware corporation (“American Flange”), Trilla Steel Drum Corporation, an Illinois corporation (“Trilla Steel”), Trilla-St. Louis Corporation, an Illinois corporation (“Trilla-St. Louis”), Olympic Oil Ltd., an Illinois corporation (“Olympic”), Delta Petroleum Company, Inc., a Louisiana corporation (“Delta”), Recorr Realty Corp., an Ohio corporation (“Recorr”), Allegheny Industrial Associates, Inc., a Pennsylvania corporation (“AIA”), and Totally In Demand Enterprises, LLC, a Pennsylvania limited liability company (“TIDE”), in connection with the execution and delivery of the Credit Agreement, dated as of February 19, 2009 (the “Credit Agreement”), by and among Greif, Greif International Holding B.V. and the Lenders party to the Credit Agreement, including Bank of America N.A. and J.P. Morgan Securities, Inc. in their capacities as Lenders thereunder, and Bank of America N.A., as administrative agent (“Administrative Agent”) for the Lenders.
Unless otherwise indicated, capitalized terms used herein, but not otherwise defined herein, shall have the respective meanings set forth in the Credit Agreement. This opinion letter is being furnished pursuant to Section 4.01(a) of the Credit Agreement.

In rendering this opinion, I have examined only the following: (a) executed counterparts, originals or copies, as the case may be, of the documents identified on Exhibit A attached hereto (collectively, the “Transactions Documents”); (b) the Material Contracts (as hereinafter defined); (c) the corporate and limited liability company documents, as the case may be, of Greif, Greif Holdings, Tainer, Greif CV, Greif Nevada, Soterra, STA Timber, Greif Packaging, Greif USA, Greif Receivables, American Flange, Trilla Steel, Trilla-St. Louis, Olympic, Delta, Recorr, AIA and TIDE (collectively, the “Greif Entities” and individually, a “Greif Entity”) that are identified on Exhibit B attached hereto; and (d) such matters of law as I have deemed necessary for purposes of this opinion. Except as referred to in Exhibit B, I have neither examined nor requested an examination of the indices or records of any governmental or other agency, authority, instrumentality or entity for purposes of this opinion. I have, with your consent, relied as to matters of fact upon the representations and warranties contained in the Transaction Documents. As used herein, “Material Contracts” mean any agreement or instrument that is required to be filed by any of the Greif Entities with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.
In rendering this opinion, I have assumed, with your consent, without independent verification or investigation, the legal capacity of natural persons, the absence of fraud, misrepresentation, duress and mistake, the genuineness of all signatures on documents submitted to me (except signatures on behalf of the Greif Entities on the Transaction Documents), the conformity to originals of all documents submitted to me as copies (including facsimile copies), and the authenticity of such documents.
In connection with these opinions, I do not purport to be qualified to express legal conclusions based on the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (collectively, “Delaware Law”), Chapter 78 of the Nevada Revised Statutes (“Nevada Law”), Chapter 805 of the Illinois Business Corporation Act of 1983 (“Illinois Law”), Title 12 of the Louisiana Revised Statutes (“Louisiana Law”), Title 15 of the Pennsylvania Consolidated Statutes (“Pennsylvania Law”) and the laws of the State of Ohio and the United States of America, and accordingly, I express no opinion as to the laws of any other state or jurisdiction.
Based solely upon the foregoing and subject to the qualifications, assumptions and limitations contained in this opinion letter, I am of the opinion that:
1. Each of Greif, Tainer and American Flange is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Soterra, Greif Packaging, Greif USA, and Greif CV (collectively the “Greif LLC Entities”) is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Each of Greif Holdings and Greif Nevada is a corporation duly organized and existing under the laws of the State of Nevada and is in good standing in the State of Nevada. Recorr is a corporation validly existing and in good standing upon the records of the Office of the Secretary of State of the State of Ohio. Each of Trilla Steel, Trilla-St. Louis and Olympic is incorporated under the laws of the State of Illinois and Trilla Steel and Olympic are in good standing in the State of Illinois. Delta is a corporation qualified to do business in the State of Louisiana and is in good standing and authorized to do business in the State of Louisiana. AIA is incorporated under the laws of the Commonwealth of Pennsylvania and remains a subsisting corporation. TIDE is organized as a limited liability company under the laws of the Commonwealth of Pennsylvania and remains subsisting.

2

2. Each of Greif, Tainer, American Flange, Recorr, Greif Holdings, Trilla Steel, Trilla-St. Louis, Olympic, Delta, AIA and Greif Nevada (the “Greif Corporate Entities”) has all requisite corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of the Greif LLC Entities and TIDE has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.
3. The execution and delivery by each of the Greif Corporate Entities of the Transaction Documents to which it is a party, and the performance of its obligations thereunder, have been duly and validly authorized by all necessary corporate action on its part. The execution and delivery by each of the Greif LLC Entities and TIDE of the Transaction Documents to which it is a party, and the performance of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company action on its part. The Transaction Documents to which each Greif Entity is a party have been duly executed and delivered by that Greif Entity.
4. The execution and delivery by each of the Greif Corporate Entities of the Transaction Documents to which it is a party, and the performance of its obligations thereunder, do not (a) contravene Delaware Law, Nevada Law, Illinois Law, Louisiana Law, Pennsylvania Law or any existing laws or regulations of the State of Ohio or the United States of America that I have in the exercise of customary professional diligence recognized as applicable to it or to transactions of the type contemplated by the Transaction Documents, or (b) violate any provision of (i) its Charter Documents (as defined in Exhibit B); (ii) any order, writ, injunction, decree or demand of any court or governmental authority binding upon it and known to me or (iii) any Material Contract to which it is a party (provided that no opinion is rendered with respect to compliance with financial covenants), or (c) result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to any such Material Contract (except as contemplated by the Transaction Documents).
5. The execution and delivery by each of the Greif LLC Entities and TIDE of the Transaction Documents to which it is a party, and the performance of its obligations thereunder, do not (a) contravene Delaware Law, Pennsylvania Law or any existing law or regulation of the State of Ohio or the United States of America that I have in the exercise of customary professional diligence recognized as applicable to it or to transactions of the type contemplated by the Transaction Documents, or (b) violate any provision of (i) its Charter Documents, (ii) any order, writ, injunction, decree or demand of any court or governmental authority binding upon it and known to me or (iii) any Material Contract to which it is a party (provided that no opinion is rendered with respect to compliance with financial covenants), or (c) result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to any such Material Contract (except as contemplated by the Transaction Documents).

3

6. All the outstanding shares of capital stock of the Greif Corporate Entities have been duly and validly authorized and issued and are fully paid and nonassessable, and all outstanding shares of capital stock of the Greif Corporate Entities and the limited liability company interests of the Greif LLC Entities and TIDE are owned by Greif either directly or indirectly through wholly owned subsidiaries free and clear of any security interests, claims, liens or encumbrances.
7. To my knowledge, there are no actions, suits or proceedings pending or threatened against any of the Greif Entities (i) that challenges the validity or enforceability of any material provision of any Transaction Document, or (ii) that would reasonably be expected to have a Material Adverse Effect.
This opinion letter is being furnished only to the addressees and is solely for their benefit and the benefit of their respective assigns and successors in interest in connection with the transactions contemplated by the Transaction Documents and may be relied upon by Vorys, Sater, Seymour and Pease LLP in connection with its legal opinion to the addressees relating to the Greif Entities and the Transaction Documents. This opinion letter may not otherwise be disclosed or be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without my prior written consent. The opinions expressed in this letter are made only as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter. The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated. The opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agencies or any person without my prior written consent, except as may be required by applicable law or by order of any governmental authority.
Respectfully submitted,
Gary R. Martz
General Counsel

4

EXHIBIT A
Transaction Documents
The documents identified in items 1 through 4 are collectively referred to as the “Transaction Documents.”
1.	The Credit Agreement and Notes

2.	The Company Guaranty

3.	The U.S. Subsidiary Guaranty

4.	The Security Agreement

EXHIBIT B
Charter Documents
The following documents are collectively referred to as the Charter Documents:
Greif
The Amended and Restated Certificate of Incorporation, as amended and the Bylaws of Greif.
A certificate of the Secretary of State of the State of Delaware, dated as of February 5, 2009 evidencing that on that date, Greif was in good standing under the laws of the State of Delaware.
Resolutions of the Board of Directors adopted at a special meeting on January 8, 2009.
Greif Holdings
The Articles of Incorporation of Greif Holdings, and the Bylaws of Greif Holdings.
A certificate of the Secretary of State of the State of Nevada dated as of February 5, 2009 evidencing that on that date, Greif Holdings was in good standing under the law of the State of Nevada.
Resolutions of the Board of Directors of Greif Holdings adopted on February 16, 2009.
Tainer
The Certificate of Incorporation, as amended, and the Bylaws of Tainer.
A certificate of the Secretary of State of the State of Delaware, dated as of February 5, 2009, evidencing that on that date, Tainer was in good standing under the laws of the State of Delaware.
Resolutions of the Board of Directors of Tainer adopted by unanimous written action as of February 16, 2009.
Greif Nevada
The Articles of Incorporation of Greif Nevada and the Bylaws of Greif Nevada.
A certificate of the Secretary of State of the State of Delaware, dated as of February 5, 2009, evidencing that on that date, Greif Nevada was in good standing under the laws of the State of Nevada.

Resolutions of the Board of Directors of Greif Nevada adopted by unanimous written action as of February 16, 2009.
Soterra
The Certificate of Formation and Certificate of Merger of Soterra and the Limited Liability Company Agreement of Soterra.
A certificate of the Secretary of State of the State of Delaware, dated as of February 5, 2009, evidencing that on that date, Soterra was in good standing under the laws of the State of Delaware.
Resolutions of the Sole Member of Soterra adopted by written action as of February 16, 2009.
Greif Packaging
The Certificate of Incorporation, as amended, Certificate of Merger, Certificate of Conversion, and Certificate of Formation of Greif Packaging (formerly known as Greif Industrial Packaging & Services LLC) and the Certificate of Merger evidencing the name change and the Limited Liability Company Agreement of Greif Packaging.
A certificate of the Secretary of State of the State of Delaware, dated as of February 5, 2009, evidencing that on that date, Greif Packaging was in good standing under the laws of the State of Delaware.
Resolutions of the Sole Member of Greif Packaging adopted by written action as of February 16, 2009.
Greif USA
The Certificate of Formation of Greif USA and the Limited Liability Company Agreement of Greif USA.
A certificate of the Secretary of State of the State of Delaware, dated as of February 5, 2009, evidencing that on that date, Greif USA was in good standing under the laws of the State of Delaware.
Resolutions of the Sole Member of Greif USA adopted by written action as of February 16, 2009.
Greif CV
The Certificate of Formation of Greif CV and the Limited Liability Company Agreement of Greif CV.

A certificate of the Secretary of State of the State of Delaware, dated as of February 10, 2009, evidencing that on that date, Greif CV was in good standing under the laws of the State of Delaware.
Resolutions of the Sole Member of Greif CV adopted by written action as of February 16, 2009.
American Flange
The Certificate of Incorporation, as amended and restated, and the Certificate of Renewal of American Flange, and the Bylaws of American Flange.
A certificate of the Secretary of State of the State of Delaware dated as of February 5, 2009, evidencing that on that date, American Flange was in good standing under the laws of the State of Delaware.
Resolutions of the Board of Directors of American Flange adopted by unanimous written action as of February 16, 2009.
Trilla Steel
The Certificate of Incorporation, as amended and the Bylaws of Trilla Steel.
A certificate of the Secretary of State of the State of Illinois dated as of February 5, 2009, evidencing that on that date, Trilla Steel was in good standing in the State of Illinois.
Resolutions of the Board of Directors of Trilla Steel adopted by unanimous written action as of February 16, 2009.
Trilla-St. Louis
The Certificate of Incorporation, as amended and the Bylaws of Trilla- St. Louis, formerly known as Trilla-Nesco Corporation.
Resolutions of the Board of Directors of Trilla- St. Louis adopted by unanimous written action as of February 16,2009.
Olympic
The Certificate of Incorporation and the Bylaws of Olympic.
A certificate of the Secretary of State of the State of Illinois dated as of February 5, 2009, evidencing that on that date, Olympic was in good standing in the State of Illinois.

Resolutions of the Board of Directors of Olympic adopted by unanimous written action as of February 16, 2009.
Delta
The Certificate of Incorporation, as amended and restated and the Bylaws of Delta.
A certificate of the Secretary of State of the State of Louisiana dated as of February 5, 2009, evidencing that on that date, Delta was in good standing in the State of Louisiana.
Resolutions of the Board of Directors of Delta adopted by unanimous written action as of February 16, 2009.
Recorr
The Articles of Incorporation of Recorr and the Bylaws of Recorr.
A certificate of the Secretary of State of the State of Ohio, dated as of February 5, 2009, evidencing that on that date, Recorr was in good standing upon the records of the Office of the Secretary of State of the State of Ohio.
Resolutions of the Board of Directors of Recorr adopted by unanimous written action as of February 16, 2009.
AIA
The Certificate of Incorporation, as amended, of AIA and the Bylaws of AIA.
A certificate of the Secretary of the Commonwealth of the Commonwealth of Pennsylvania dated as of January 30, 2009, evidencing that on that date, AIA remains a subsisting corporation.
Resolutions of the Board of Directors of AIA adopted by unanimous written action as of February 16, 2009.
TIDE
The Certificate of Organization of TIDE and the Limited Liability Company Agreement of TIDE.
A certificate of the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, dated as of January 30, 2009, evidencing that on that date, TIDE remains subsisting.
Resolutions of the Sole Member of TIDE adopted by written action as of February 16, 2009.

EXHIBIT H-3
OPINION MATTERS — LOCAL COUNSEL TO LOAN PARTIES
[PAGE LEFT INTENTIONALLY BLANK]

To: Bank of America, N.A. as Administrative Agent for each of the Lenders named in the Credit Agreement (defined below).	Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands Tel +31 20 674 1000 Fax +31 20 674 1111

Amsterdam,	20 February, 2009
Subject	Greif Credit Agreement
Our ref	41836-00114 AMBA:1574555.5
Dear Sirs, Madam,
1.
We have acted as legal advisers in the Netherlands to Greif International Holding B. V. (the Dutch Company) in connection with a USD 700,000,000 credit agreement, governed by the laws of the State of New York, dated 19 February 2009, among Greif Inc. and the Dutch Company as Borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and The Other Lenders Party Hereto (the Credit Agreement).

Capitalised terms defined in the Credit Agreement have the same meaning when used in this opinion unless the context requires otherwise.

2.	We have examined:
(a)	a pdf copy of the Credit Agreement, as executed by the Dutch Company;

(b)
a pdf copy of an excerpt of the registration of the Dutch Company in the relevant Trade Register (the Trade Register) dated 10 February, 2009 and confirmed by telephone by the Trade Register to be correct on the date hereof (the Excerpt);

(c)
a pdf copy of the articles of association (statuten) of the Dutch Company dated 19 March, 2003 as, according to the Excerpt, deposited with the Trade Register as being in force on the date hereof (the Articles);

(d)	a pdf copy of the deed of incorporation (akte van oprichting) of the Dutch Company dated 14 December, 1946 (the Deed of Incorporation);
Allen & Ovary LLP is a limited liability partnership registered in England and Wales with registered number OC306763. A list of the members of Allan & Overy LLP and their professional qualifications is open to Inspection at our London office. One New Change, London EC4M 9QQ, and at our Amsterdam office. Any reference to a partner or compagnon in connection with Allen & Overy LLP should be regarded as a reference to a member, consultant or employee of Allen & Overy LLP.
Allen & Overy LLP or an affiliated undertaking has an office In each of; Amsterdam, Antwerp, Bangkok, Beijing, Bratislava. Brussels, Budapest Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin and Warsaw.

(e)
a pdf copy of a written resolution of the management board (bestuur) of the Dutch Company dated 19 February 2009, including the confirmation that none of the managing directors has a personal conflict of interest within the meaning of section 2:256 of the Dutch Civil Code (the Board Resolution); and

(f)
a pdf copy of a written resolution of the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Dutch Company dated 19 February 2009, including the designation of each member of the management board as authorized representatives of the Dutch Company if a conflict of interests would be held to exist.

We have not examined any other agreement, deed or document entered into by or affecting the Dutch Company or any other corporate records of the Dutch Company and have not made any other inquiry concerning it.

3.	We assume:
(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies;

(c)	that the documents referred to in paragraph 2 above (other than the Credit Agreement) were at their date, and have through the date hereof remained accurate and in full force and effect;

(d)
that the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents thereof were correct and complete as of the date thereof and there were no defects in the incorporation of the Dutch Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Dutch Company or deem it never to have existed;

(e)
that the centre of main interests (within the meaning of the EU Insolvency Council Regulation (EC) No. 1346/2000 of 29 May, 2000 (the Regulation)) of the Dutch Company is situated within the Netherlands and that the Dutch Company has not been subjected to any one or more of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Regulation (as amended by Council Regulation (EC) No. 603/2005 of 12 April, 2005) in any EU Member State other than the Netherlands;

(f)
that the Dutch Company has not been dissolved (ontbonden), granted a moratorium (surseance verleend) or declared bankrupt (faittiet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt; (b) an online search in the central insolvency register; (c) information obtained by telephone today from the insolvency office (afdeling insolventie) of the court in Amsterdam, the Netherlands); and (d) the contents of the Board Resolution;

(g)
that the resolutions contained in the documents referred to in paragraph 2, sub-paragraphs (e) and (f) above have been made with due observance of the provisions of the Articles relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof);

(h)	that the Dutch Company does not have a works council (although not constituting conclusive evidence thereof, this assumption is supported by the Board Resolution);

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(i)	that the Credit Agreement has been executed and delivered on behalf of the Dutch Company by any one or more of M.J. Gasser, A.W.M. Kooyman, W.H. van Engelen, I. Signorelli and G.R. Martz; and

(j)	that any law, other than Dutch law, which may apply to the Credit Agreement (or the transactions contemplated thereby) would not be such as to affect any conclusion stated in this opinion.
4.
This opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included), excluding tax law (except as specifically referred to herein), the laws of the EU (insofar as not implemented in Dutch law or directly applicable in the Netherlands) and competition or procurement laws.

We express no opinion as to matters of fact. We assume that there are no facts not disclosed to us which would affect the conclusions in this opinion.

This opinion is limited to the Credit Agreement and does not relate to any other agreement or matter. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the Credit Agreement.

5.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:
(a)	Status

The Dutch Company has been duly incorporated and is validly existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law and possesses the capacity to sue and to be sued in its own name.

(b)	Powers and authority

The Dutch Company has the corporate power and authority to enter into, and perform the obligations expressed to be assumed by it under the Credit Agreement and has taken all necessary corporate action to authorise the execution and delivery of the Credit Agreement.

(c)	Due execution

The Credit Agreement has been duly executed and delivered by the Dutch Company.

(d)	Consents

No authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations or other requirements of governmental, judicial or public bodies or authorities of or in the Netherlands are required in connection with the Dutch Company’s entry into the Credit Agreement.

(e)	Non-conflicts with law

The execution by the Dutch Company of the Credit Agreement does not conflict with or result in a violation of (i) any provision of the Articles or (ii) the provisions of published law, rule or regulation of general application of the Netherlands.

6.	This opinion is subject to the following qualifications:

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(a)	This opinion is limited by all bankruptcy (faillissement), moratorium (surseance van betaling), fraudulent conveyance (Actio Pauliana) or similar laws affecting creditors’ rights generally.

(b)
Under Dutch law, there is uncertainty as to whether the issuance of a guarantee by a company in order to secure the fulfilment, of obligations of a third party that is not a direct or indirect wholly-owned subsidiary of that company, is or can be regarded to be in furtherance of the objects of that company and, consequently, whether such guarantee may be voidable on the basis of section 2:7 of the Dutch Civil Code. In determining whether the issuance of the guarantee is in furtherance of the objects of the company, it is important to take into account (a) the wording of the objects clause in the articles of association of the company and (b) whether the company derives or has derived certain commercial benefit from the third party’s obligations for which the guarantee was issued.

With regard to (a), we note that the objects clause contained in the Articles include a reference to the issuance of guarantees to secure the obligations of group companies (or other third parties). With, regard to (b), we note that, if and to the extent that it is determined that there is an imbalance, to the disadvantage of the Dutch Company, between the value of the commercial benefit and the amount for which the guarantee is enforced, then irrespective of the wording of the relevant objects clause in the Articles, the Dutch Company may contest the validity or enforceability of the guarantee and it is possible that such contestation will be honoured by the Dutch courts.

7.
In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, the Netherlands.

8.
This opinion is given exclusively in connection with the Credit Agreement and for no other purpose. This opinion is given for the sole benefit of the Administrative Agent and the Lenders which are the original parties to the Credit Agreement and may not be relied upon by any other person without our prior written consent. This opinion may also be disclosed to other persons who, pursuant to Section 10.06 of the Credit Agreement, become a participant in or assignee of the interest of a Lender which is an original party to the Credit Agreement, provided that such other persons agree to keep this opinion confidential and provided further that they are not entitled to rely on this opinion and we do not accept any duty of care to them.

Yours faithfully,
/s/ Allen & Overy LLP
Allen & Overy LLP

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EXHIBIT I
FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date:                      , ________
To:       Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.17 of that certain Credit Agreement, dated as of February 19, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Greif, Inc., a Delaware corporation (the “Company”). Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Each of                                          (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.
The documents required to be delivered to the Administrative Agent under Section 2.17 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Subsidiary is                    .
Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization
The parties hereto hereby confirm that, with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. The

Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.17 of the Credit Agreement.
This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]
By:
Title:

GREIF, INC.
By:
Title:

EXHIBIT J
FORM OF DESIGNATED BORROWER NOTICE
Date:                      , _________

To:	Greif, Inc. 425 Winter Road Delaware, OH 43015
The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:
This Designated Borrower Notice is made and delivered pursuant to Section 2.17 of that certain Credit Agreement, dated as of February 19, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Greif, Inc., a Delaware corporation (the “Company”), Greif International Holding B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) organized under the laws of the Netherlands with statutory seat in Amstelveen, The Netherlands, and the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and the Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                                        ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.
This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title: